Exhibit 10.2

SHARE AND ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SELLERS

AND

ILLUMINATE BUYER, LLC

Dated as of January 21, 2020

2

3

EXHIBITS

Exhibit A	Bidding Procedures
Exhibit B	Bidding Procedures Order
Exhibit C	Deposit Escrow Agreements
Exhibit D	Pre-Closing Reorganization
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Assignment and Conveyance Agreement
Exhibit G	Form of Assignment and Assumption Agreement and Bill of Sale
Exhibit H	Form of Strategic Agreement
Exhibit I	Shareholders Agreement Term Sheet
Exhibit J	Form of Dutch Deed of Transfer
Exhibit K	Seller Disclosure Schedules and Purchaser Disclosure Schedules
Exhibit L	R&W Insurance Policy
Exhibit M	EBITDA Calculation Principles
Exhibit N	Dutch Notary Instructions
Exhibit O	Bidding Procedures Motion
Exhibit P	Pre-Closing Restructuring
Exhibit Q	Sale Order

4

SHARE AND ASSET PURCHASE AGREEMENT

This SHARE AND ASSET PURCHASE AGREEMENT, dated as of January 21, 2020 (this “Agreement”), is by and among Sellers (as defined in Section 1.1) and Illuminate Buyer, LLC, a Delaware limited liability company (“Purchaser”). Each Seller and Purchaser are referred to as a “Party” and, collectively, as the “Parties.”

WHEREAS, Sellers and certain of their Subsidiaries are engaged in, among other things, the Business, including through their ownership of interests and participation in the Target Entities;

WHEREAS, on or shortly following the date of this Agreement, MII and certain Sellers intend to file a voluntary petition and commence a case (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and subject to the approval of the Bankruptcy Court, Sellers shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Sellers, all of their right, title and interest in and to the Purchased Assets, and Purchaser shall assume the Assumed Liabilities (the “Transaction”);

WHEREAS, on the terms and conditions set forth in this Agreement, prior to or following the Closing, Sellers shall have the option to retain or purchase, as applicable, a ten percent (10%) common equity ownership interest in Purchaser (the “Retained Stake Interest”, and the option described herein relating thereto, the “Retained Stake Option”); and

WHEREAS, simultaneously with the Closing under this Agreement, Sellers, Purchaser and certain of their respective Subsidiaries desire to enter into certain other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (i) is for a term of no less than one (1) year, unless the confidentiality obligation applies to confidential information that is retained, in which case the term of such restriction shall be no less than five (5) years, (ii) contains provisions that are no less restrictive than those contained in the Confidentiality Agreement in any material respect, (iii) contains an employee non-solicit and no-hire and business relationship non-solicitation covenant that is for a term of no less than one (1) year and is otherwise no less restrictive than that contained in the Confidentiality Agreement in any material respect,

(iv) contains appropriate provisions respecting customary obligations to establish “clean teams” for any potential bidder that is a competitor of the Business and (v) does not prohibit MII or any of its Affiliates from providing information to Purchaser in accordance with Section 5.20. An Acceptable Confidentiality Agreement may not include any provisions granting exclusivity to any Person other than any Party or prohibiting Sellers from satisfying their obligations hereunder.

“Accounts Payable” means, of any Person, any and all trade and other accounts payable of such Person outstanding as of immediately prior to the Measurement Time, including all trade and other accounts payable under any Assumed Business Contract.

“Accounts Receivable” means, of any Person, any and all trade and other accounts receivable of such Person outstanding as of immediately prior to the Measurement Time, including all trade and other accounts receivable under any Assumed Business Contract and any claim, remedy or other right of such Person relating thereto.

“Adjustment Amount” means an amount (which may only be a negative amount or zero) equal to (a) the Closing Working Capital minus (b) the Reference Working Capital.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement: (i) no Seller shall be deemed an Affiliate of Purchaser, nor, from and after the Closing, of the Business or the Target Entities; (ii) neither Purchaser nor any of Purchaser’s Affiliates shall be deemed Affiliates of any Seller, nor, prior to Closing, of the Business or the Target Entities; (iii) the Purchased Ventures shall not be deemed to be Affiliates of any Seller unless such Seller otherwise controls such Purchased Venture and in any event shall not be deemed an Affiliate after Closing; and (iv) following the Closing, the Target Entities shall be Affiliates of Purchaser.

“Alternative Transaction” means any (i) merger, consolidation, share exchange or other similar transaction to which Sellers or any of their respective Affiliates is a party, (ii) issuance, sale or transfer of equity interests in, Sellers, the Target Entities, the Purchased Assets or the Business, (iii) direct or indirect sale of assets of, or any issuance, sale or transfer of equity interests in, Sellers, the Target Entities, the Purchased Assets or the Business, or (iv) other transaction, including a plan of liquidation or reorganization (in any jurisdiction, whether domestic, foreign, international or otherwise), in the case of each of the preceding clauses (i) - (iv), (A) that transfers or vests ownership of, economic rights to, or benefits in any of the Purchased Assets (other than de minimis assets) or the Business to any party other than Purchaser and (B) whether or not such transactions are entered into in connection with any bankruptcy, insolvency or similar Proceedings; provided, however, that notwithstanding the foregoing, the Pre-Closing Reorganization shall not in and of itself constitute an “Alternative Transaction”.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, the UK Bribery Act of 2010 and all other similar Laws of any jurisdiction.

“AP Delayed Payments” means, as of any time of determination, an amount equal to the total Accounts Payable of the Business owing to third-parties, less the amount of such Accounts Payable that, as of such time, is classified as current in accordance with HFM; provided that such amount shall be no less than $9,524,000.

“Assumed Business Contracts” means all Contracts primarily relating to the Business or the Purchased Assets or to which the Target Entities are party, as well as any portion of a any other Contract to which the Sellers or any of their Affiliates (other than the Target Entities) are party that primarily relates to the Business, the Purchased Assets or the Target Entities.

“Auction” means an auction undertaken with respect to the Purchased Assets as set forth in the Bidding Procedures Order.

“Back-Up Termination Date” means the earlier to occur of: (i) consummation of the transaction resulting from the Auction with the Successful Bidder; (ii) Purchaser’s receipt of notice from Seller Representative of the release by Sellers of Purchaser’s obligations under Section 5.20(b); and (iii) thirty (30) calendar days following the conclusion of the Auction and the designation of Purchaser as the Back-Up Bidder in accordance with Section 5.20 (so long as Purchaser has not otherwise terminated this Agreement pursuant to Article VIII); provided that in no event shall the Back-Up Termination Date extend beyond the Outside Date.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas (Houston division).

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local and chambers rules of the Bankruptcy Court.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) or any employment, retention, change in control, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity or equity-based, incentive, deferred compensation (including any pension, old age retirement, disability, early retirement or similar plan), severance, termination or other benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by Sellers or any of their respective Subsidiaries or any of their respective ERISA Affiliates for the benefit of any Business Employee or Former Business Employee, other than any Multiemployer Plan or any schemes or arrangements maintained by a Governmental Entity for Business Employees or Former Business Employees.

“Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, (i) in the form attached hereto as Exhibit A and, in any case, (ii) in form and substance satisfactory to Purchaser; it being understood that (A) Bidding Procedures in substantially the form of Exhibit A will be deemed satisfactory to Purchaser and (B) Purchaser shall consider in good faith any amendments to such form reasonably requested by the Bankruptcy Court prior to objecting to any such amendments so requested.

“Bidding Procedures Motion” means the motion filed by Sellers seeking entry of the Bidding Procedures Order and entry of the Sale Order, which motion shall be in form and substance satisfactory to Purchaser; it being understood that (A) the Bidding Procedures Motion in substantially the form attached as Exhibit O will be deemed satisfactory to Purchaser and (B) Purchaser any amendments to such form reasonably requested by the Bankruptcy Court prior to objecting to any such amendments so requested.

“Bidding Procedures Order” means an order of the Bankruptcy Court approving the Bidding Procedures in form and substance satisfactory to Purchaser, which order must (i) provide for approval of the Break-Up Fee and the Expense Reimbursement pursuant to Section 8.2(c); (ii) set forth the Bidding Procedures; and (iii) schedules the Auction and a hearing to approve the Sale Order, it being understood that (A) the Bidding Procedures Order in substantially the form attached hereto as Exhibit B will be deemed satisfactory to Purchaser and (B) Purchaser shall consider in good faith any amendments to such form reasonably requested by the Bankruptcy Court prior to objecting to any such amendments so requested.

“Break-Up Fee” means $81,750,000.

“Business” means the process technology business (consisting of the offering of proprietary gas processing, refining, petrochemical and coal gasification technologies and the supply of proprietary catalysts, equipment and engineering services related to such technologies), the engineered products business (consisting of the offering of equipment modularization, related proprietary and specialized equipment and related engineering services in the fields of gas processing and heat transfer), taken as a whole, in each case, as conducted by the Target Entities and the Sellers as of the date hereof and, subject to Section 5.1, as of the Closing; provided that, notwithstanding the foregoing, the “Business” shall not include (x) the Excluded Business, (y) the Excluded Assets or (z) the Retained Liabilities.

“Business Affiliated Person” shall mean: (a) any current or former director, manager, trustee, officer or employee of any Seller or Target Entity; (b) Sellers and any Affiliate of Sellers; and (c) any equityholder of any Seller that is an individual.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in (i) Houston, Texas or New York, New York, or (ii) Mumbai, India or Amsterdam, the Netherlands; provided, that, for purposes of the definition of “Marketing Period,” Section 2.4, Section 5.2 and Section 8.2, “Business Day” shall include only those days described in the preceding clause (i).

“Business Employee” means the individuals listed in Section 1.1(a) of the Seller Disclosure Schedules. Notwithstanding the foregoing, subject to Purchaser’s prior written approval (not to be unreasonably withheld, conditioned or delayed), Sellers shall be permitted to update, not later than fourteen (14) days following the date of this Agreement, the list of Business Employees by adding, not more than thirty (30) employees of Sellers or any of their Subsidiaries whom Sellers reasonably demonstrate are considered “shared services” employees who provide substantial support for the Business.

“Business Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used or held for use in the operation of the Business.

“Business Material Adverse Effect” means any event, change, development or effect that, individually or in the aggregate, (i) has, or would reasonably be expected to have, a material adverse effect on the business, financial condition, operations, assets or Liabilities of the Business, the Target Entities and the Purchased Assets, taken as a whole; or (ii) would reasonably be expected to impair or materially delay the ability of Sellers or the Target Entities to consummate the Transaction and the other transactions contemplated hereby; provided, however, that, for purposes of clause (i), no such event, change, development, or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a “Business Material Adverse Effect”: (a) changes or developments in the general conditions in the industries in which the Business operates, occurring after the date of this Agreement; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (c) changes or developments in global or national political, economic, business, monetary, financial or capital or credit market conditions or trends, occurring after the date of this Agreement; (d) any act of civil unrest, war or terrorism, including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (e) any conditions resulting from natural disasters, acts of God or other similar force majeure events after the date of this Agreement; (f) the failure of the financial or operating performance of any Seller, any Target Entity or the Business to meet internal, Purchaser or analyst or other external projections, forecasts or budgets for any period (it being understood that the underlying cause of, or the effect of, failure by the Business to meet such projections and forecasts may be taken into account in determining whether a Business Material Adverse Effect has occurred); (g) any action taken or omitted to be taken after the date hereof by or at the written request of Purchaser (other than actions that Sellers are required to take or omit to take in accordance with this Agreement), or in compliance with applicable Law or the express covenants and agreements contained in this Agreement (other than the covenants set forth in Section 5.1); (h) the execution, announcement, pendency or consummation of this Agreement, the Transaction or the other transactions contemplated hereby or by reason of the identity of Purchaser or its Affiliates; or (i) changes after the date hereof in any applicable Law or GAAP or other applicable accounting principles or standard; except, in the case of clause (a), (b), (c), (d), (e) or (i), to the extent, and only to the extent, that the effects of such event, change, development, or effect are disproportionately adverse to the Business, the Purchased Assets or the Target Entities, taken as a whole, relative to similarly situated businesses in the industries in which the Business operates, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Business Material Adverse Effect has occurred.

“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership, partnership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity, together with (a) any option, warrant, purchase right, conversion right, exchange right, put right, preemptive right, commitment or other security or Contract which would entitle any other Person, directly or indirectly, to acquire any of the interests described in clauses (i) and (ii) in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights or securities), (b) any security directly or indirectly convertible into or exchangeable or exercisable for any security described in clauses (i) or (ii), or (c) any security or other right with equity features or that is derivative of, or provides economic benefits based on, directly or indirectly, the value or price of any security described in the clauses (i) or (ii).

“Cash Amounts” means, of any Person, as of any time of determination, all unrestricted cash and cash equivalents, including bank and other depositary accounts, safe deposit boxes (to the extent held in cash), demand accounts, certificates of deposit, time deposits, negotiable instruments, brokerage accounts and marketable securities (net of any amounts attributable to uncleared issued checks, drafts or wire transfers outstanding as of such time and not deducted from the applicable bank accounts as of such time) and excluding, for the avoidance of doubt, restricted cash and any amounts held in escrow, in each case, of such Person as of such time, such amounts calculated in accordance with the Transaction Accounting Principles.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Approval” means that the Parties (or their respective counsel) shall have received a written notification that either (a) CFIUS has concluded its review or investigation of the transactions contemplated by this Agreement and that (i) such transactions do not constitute a “covered transaction;” (ii) there are no unresolved national security issues with respect to such transactions; or (iii) the United States government will not take action to prevent, condition or suspend such transactions; or (b) the President of the United States has decided not to take any action to condition, suspend or prohibit the transactions contemplated by this Agreement pursuant to Section 721 of the Defense Production Act.

“Chosen Court” means the courts described in Section 9.8 in accordance with the provisions thereof.

“CITA” means the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969).

“CIT Fiscal Unity” means a fiscal unity (fiscale eenheid) pursuant to section 15 of the CITA.

“Closing Cash Amount” means an amount equal to the sum of the aggregate Cash Amounts of the Purchased Entities as of the Measurement Time.

“Closing Funded Debt” means an amount equal to the sum of the aggregate Funded Debt of the Purchased Entities, in each case as of the Measurement Time (excluding, for the avoidance of doubt, Liabilities from which the Target Entities are released at or prior to the Closing with no Liability to Purchaser or its Affiliates by order of the Bankruptcy Court).

“Closing Lien Release Letters” means one or more release letters or termination statements with respect to each item of Indebtedness of Sellers or any of their respective Affiliates (other than the Target Entities) that is guaranteed by any of the Target Entities or that is secured by a Lien on any of the assets or properties of the Target Entities or any other Purchased Assets and listed in items 1 through 4 of Section 3.6(d) of the Seller Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Purchaser, which letters and other instruments provide that all guarantees by, and other obligations of, the Target Entities in respect of such Indebtedness, and all Liens on the assets of the Target Entities and the other Purchased Assets securing the obligations in respect of such Indebtedness, shall be released and terminated effective concurrently with the Closing with no Liability to Purchaser or any of its Affiliates.

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Adjustment Amount (which may only be a negative number or zero), plus (c) the Estimated Closing Cash Amount, minus (d) the Estimated Closing Funded Debt, minus (e) the Estimated Target Entity Transaction Expenses, minus (f) the Rollover Value, if applicable, minus (g) Estimated Leakage (which shall not, for the avoidance of doubt, include Permitted Leakage), minus (h) the Estimated EBITDA Adjustment Amount, if any, plus (i) the Ticking Fee, plus (j) the Estimated Contract Capital Amount (which may only be a negative number or zero), minus (k) the Lease Obligations. Notwithstanding anything herein to the contrary, in no event shall the Purchase Price include any increase respecting interest rate or currency swaps, collars, caps and similar hedging obligations.

“Closing Working Capital” means the Working Capital as of the Measurement Time (which shall only be a negative number or zero).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of material fact regarding the Business, the Purchased Assets or the Target Entities, or omit to state any material fact regarding the Business, the Purchased Assets or the Target Entities necessary in order to make such Required Financial Information not materially misleading under the circumstances in which made, (ii) such Required Financial Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 (other than such provisions (including, without limitation, information required by Rules 3-09, 3-10 and 3-16 of Regulation S-X and Rule 402(b) of Regulation S-K) for which compliance is not customary in a Rule 144A offering of non-convertible debt securities) and (iii) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit Sellers’ independent accountants to issue comfort letters to the Debt Financing Sources, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue.

“Confirmation Order” means an order of the Bankruptcy Court confirming a chapter 11 plan, which order shall (i) be in form and substance reasonably acceptable to Purchaser (as it relates to the terms of this Agreement and the authorization of the consummation of the Transaction by the Bankruptcy Court) and Sellers, it being understood Purchaser may object to any amendments Sellers propose making to such form that are adverse to Purchase, and (ii) unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option, approves this Agreement and the terms and conditions hereof, and authorizes Sellers to consummate the transactions contemplated hereby.

“Consultation Parties” means, collectively: (i) Linklaters LLP, 1345 Avenue of the Americas, New York, NY 10105, Attn: Margot Schonholtz (margot.schonholtz@linklaters.com) and Penelope Jensen (penelope.jensen@linklaters.com); (ii) Bracewell LLP, 1251 Avenue of the Americas, 49th Floor, New York, NY, 10020-1100, Attn: Trey Wood (trey.wood@bracewell.com), Jeris Brunette (jeris.brunette@bracewell.com) and Mark Dendinger (mark.dendinger@bracewell.com); (iii) Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, Attn: Damian S. Schaible (damian.schaible@davispolk.com) and Natasha Tsiouris (natasha.tsiouris@davispolk.com); (iv) FTI Consulting, Three Times Square, 9th Floor, New York, NY 10036, Attn: Sanjeev Khemlani (sanjeev.khemlani@fticonsulting.com) and Chuck Carroll (charles.carroll@fticonsulting.com); and (v) Centerview Partners, LLC, 31 West 52nd Street, New York, NY 10019, Attn: Karn S. Chopra (kchopra@centerviewpartners.com) and Johannes Preis (jpreis@centerviewpartners.com).

“Contamination” means the presence of, emission, discharge or release of any Hazardous Material to, on, onto or into the environment.

“Contract” means any legally binding written or oral contract, lease, license, commitment, loan or credit agreement, indenture or agreement or other arrangement, obligations, promise or understanding, other than a Permit or a Benefit Plan.

“Contract Capital Amount” means, in all cases requiring calculation of such amount pursuant to this Agreement in Section 2.11 or otherwise, “Adjusted Contract Capital,” calculated as of the Measurement Time in accordance with the Transaction Accounting Principles; provided that the Contract Capital Amount shall reduce the Closing Purchase Price by no less than $24,641,805.

“Covered Loss” means all losses, Liabilities, claims, fines, deficiencies, Taxes, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), interest, awards, assessments, obligations, penalties, fees and costs and expenses of any kind (including reasonable accountants’ and attorneys’ fees and disbursements incurred in the defense thereof).

“Cure Costs” means all monetary Liabilities, including pre-petition monetary Liabilities, of any Seller or Target Entity or any of their Affiliates that must be paid or otherwise satisfied to cure all of such Seller’s or Target Entity’s or any of their Affiliates’ monetary defaults under the Assumed Business Contracts, and any other amounts that must be paid pursuant to section 365 of the Bankruptcy Code, at the time of the assumption or assumption and assignment thereof to Purchaser or an Affiliate of Purchaser as provided hereunder, in each case as such amounts are determined by the Bankruptcy Court.

“Debt Financing Sources” shall mean each lender and each other Person that has committed to provide, arrange or act as agent in respect of, or otherwise entered into agreements in connection with, the Debt Financing, including the Debt Commitment Letters, and the parties to any joinder agreements or any definitive documentation entered into pursuant thereto, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate, and their respective successors and assigns.

“Deposit Escrow Agreements” means those certain Escrow Agreements, each dated as of the date hereof, by and among Seller Representative, Purchaser and the JPM Escrow Agent and the RBC Escrow Agent, as applicable, in each case, with respect to a Deposit Escrow Amount, a copy of each of which is attached hereto as Exhibit C.

“Dutch Shares” means all of the shares in the capital of MDRT (2), being one (1) share having a par value of one Dollar, numbered 1, amounting to one hundred percent (100%) of the issued capital of MDRT (2).

“EBITDA” means the adjusted consolidated earnings before interest, tax, depreciation and amortization of the Business and calculated in accordance with the EBITDA Principles.

“EBITDA Adjustment Amount” means, a dollar amount calculated as the amount, if any, by which EBITDA for the calendar year ended December 31, 2019 calculated based on the results of operations of the Business as applied to the 2019 Audited Additional Financial Statements, but with the calculation of EBITDA prepared and calculated in accordance with the EBITDA Principles, is less than (a) $232,055,000 multiplied by (b) 11.7. For the avoidance of doubt, if EBITDA for the calendar year ended December 31, 2019, calculated in accordance with the EBITDA Principles is greater than or equal to $232,055,000, the EBITDA Adjustment Amount shall be zero.

“EBITDA Principles” means the principles for the calculation of EBITDA as set forth on Exhibit M.

“Emergency” means a sudden or unexpected event that causes, or poses an imminent and substantial risk of causing, (a) substantial damage to all or any portion of the assets, facilities or properties of the Business or the property of any third party, (b) imminent death or injury to any Person or (c) imminent and substantial risk of material damage to natural resources (including wildlife) or the environment.

“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other entity or organization.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to Contamination or Hazardous Materials, or protection of the environment, natural resources or (with respect to exposure to Hazardous Materials) worker health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ERISA Affiliate Liability” means any Liability of the Sellers or any of their respective Affiliates, including the Target Entities, under or in respect of any employee benefit plan pursuant to any Law that imposes Liability on a “controlled group” or similar basis (as used in Section 4001 of ERISA or Section 414 of the Code), as a result of such Seller or such Affiliate of any Seller being an ERISA Affiliate prior to the Closing Date with respect to any other Person.

“Escrow Agents” means, collectively, the JPM Escrow Agent and the RBC Escrow Agent.

“Excluded Business” means any business of, or otherwise conducted by, Sellers or their Affiliates, other than the Business.

“Excluded Business Taxes” means any Taxes imposed on Sellers or with respect to the Excluded Assets or the Retained Liabilities.

“Existing CIT Fiscal Unity” means the CIT Fiscal Unity established between MDRT as the parent company, and MDRT (2), McDermott Technology (3), B.V., CB&I Power Company B.V., Comet II B.V., CB&I Holdings B.V., Lealand Finance Company B.V., and Chicago Bridge & Iron Company B.V. as subsidiaries.

“Existing CIT Fiscal Unity Termination Date” means the date on which the Relevant Target Entities no longer meet the statutory requirements for inclusion in the Existing CIT Fiscal Unity or such earlier date as agreed between MDRT and Purchaser and as approved in advance by the Dutch Tax Authority (Belastingdienst).

“Existing VAT Fiscal Unity” means the VAT Fiscal Unity established between certain members of the Seller’s group (other than a Target Entity) and Lummus Technology Heat Transfer B.V.

“Existing VAT Fiscal Unity Termination Date” means the Closing Date or, if later, the date on which the relevant member of the Seller’s group has notified the Dutch Tax Authority (Belastingdienst) in writing that the Existing VAT Fiscal Unity is terminated in respect of Lummus Technology Heat Transfer B.V.

“Expense Reimbursement” means the payment in full in cash of, without duplication, all documented, third-party out-of-pocket fees, costs and expenses incurred by Purchaser or its Affiliates, prior to, on or after the date hereof in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Transaction Documents and the Transaction, including the Chapter 11 Cases and other judicial and regulatory proceedings related to the Transaction Documents and the Transaction, up to an aggregate amount of $25,000,000, including commitment fees in connection with the Debt Financing (and any interest or ticking fee or other fees accrued or paid in connection with the Debt Financing), any fees and expenses in connection with the R&W Insurance Policy including any premiums and any deposits related thereto, and any fees, costs and expenses of any advisors, outside legal counsel, accountants, experts and consultants (including, but not limited to, Paul, Weiss, Rifkind, Wharton & Garrison LLP, Lazard Ltd., Cyril Amarchand Mangaldas, KPMG International Cooperative, Grant Thornton LLP, Ramboll Group A/S and McKinsey & Company) retained by Purchaser or its Affiliates.

“Former Business Employee” means any former employee of any Sellers or any of their respective Subsidiaries who, as of the last day of his or her employment, was primarily providing services to the Business or was primarily dedicated to supporting the Business.

“Fraud” means (i) a false representation of a material fact, (ii) made with knowledge or belief of its falsity, (iii) with the intent of inducing the other Person to act, or refrain from acting, and (iv) upon which the other Person acted or did not act in justifiable reliance on the representation, with resulting Losses, and which shall expressly exclude constructive fraud.

“Fund Affiliate” means any portfolio company or investment fund that is an Affiliate of The Chatterjee Group or Rhône Capital V L.P.

“Funded Debt” means, of any Person, the aggregate amount of the following, without duplication: (a) the outstanding principal amount of any indebtedness for borrowed money, including all accrued but unpaid interest thereon (including all indebtedness between the Target Entities, on the one hand, and Sellers and their respective Affiliates (other than the Target Entities), on the other hand) to the extent not terminated at or prior to Closing with no Liability for such Indebtedness to Purchaser or its Affiliates (including the Target Entities); (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon; (c) all obligations under funded letters of credit, performance bonds, guarantees and keep-well arrangements, in each case solely to the extent drawn, in each case of such Person as of such time; (d) all obligations with respect to any interest rate or currency swaps, collars, caps and similar hedging arrangements to the extent not terminated prior to the Closing and for which the Target Entities are liable (which may only be zero or a negative number); (e) all Liabilities under receivable factoring arrangements; (f) all then-existing unsatisfied obligations for the deferred purchase price of assets or services; (g) all Liabilities arising under the Lummus Novolen Technology GmbH, Wiesbaden (Pension Plans), the Lummus Novolen Technology GmbH, Mannheim (Pension Plan 2007) and the Lummus Novolen Technology GmbH, Mannheim (Pension Plan 1996) that are classified as non-current balance sheet liabilities in accordance with GAAP, which amount shall be no less than $47,123,029; (h) the portion of any warranty reserves classified as a non-current balance sheet liability in accordance with GAAP, which amount shall be no less than $9,732,204; (i) any Indebtedness of the Sellers or their Affiliates to the extent the Target Entities are liable for such Indebtedness; (j) all Liabilities arising out of or related to any Seller Benefit Plan that is an International Benefit Plan (or portion thereof) that (A) is not a Transferred Benefit Plan set forth on Section 3.15(a) of the Seller Disclosure Schedules on the date of this Agreement and (B) is required, pursuant to Section 5.8(k)(ii), to be transferred to, or assumed by, Purchaser, a Target Entity or one of their respective Subsidiaries; (k) all Cure Costs not paid prior to Closing for which Purchaser or any of its Affiliates (including the Target Entities) is liable and (l) unpaid Income Taxes other than Pass-Through Income Taxes of the Target Entities, whether or not due and payable, with respect to taxable periods or portions thereof ending on or before the Measurement Time (which amount (A) shall be calculated as if the taxable year within the meaning of Section 957(a) of the Code ended at the close of business on the Closing Date, (B) shall disregard any election pursuant to Section 965(h) of the Code, (C) shall not take into account any offsets or reductions with respect to the carryforward to the Measurement Time of any Tax attributes (including loss carryforwards), Tax refunds or overpayments of Tax), (D) shall include any Taxes as a result of the Pre-Closing Restructuring and the Pre-Closing Reorganization, and (E) shall in no event be less than $22,700,000); provided that Funded Debt shall not include (i) trade payables, (ii) any intercompany indebtedness or other obligations solely between any Target Entities, (iii) any indebtedness incurred by any Target Entity (or Purchaser or its Affiliates and subsequently assumed by any Target Entity) in connection with the Closing from the Debt Financing Sources, (iv) any undrawn letters of credit, guarantees or surety bonds or the undrawn portion of any letters of credit, guarantees or surety bonds, (v) any obligations for leases, whether classified as capitalized leases or operating leases in accordance with GAAP, or (vi) any amount that is included in the calculation of Closing Working Capital or Leakage or described in the definition of Lease Obligations.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Entity” means any national, federal, state, local, provincial, territorial, county, municipal, supranational or foreign government, or other political subdivision thereof, or any court of competent jurisdiction, administrative agency, department or commission or other national, federal, state, local, provincial, territorial, county, municipal, supranational or foreign governmental authority or instrumentality, or any arbitrator, legislator, judicial body, regulatory or self-regulatory authority, court, tribunal or executive or quasi-governmental board, body, bureau, authority or instrumentality.

“Hazardous Material” means any substance, pollutant, contaminant, material or waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas.

“HFM” means Oracle Hyperion Financial Management, the financial reporting system used by the Business.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax (however denominated) imposed on or measured by reference to overall net income.

“Indebtedness” means, with respect to any Person and as of any time, any of the following, without duplication: (a) all Funded Debt of such Person, (b) all letters of credit or performance bonds issued for the account of such Person and (c) all guarantees and keepwell arrangements issued by such Person, in each case as of such time.

“Independent Accounting Firm” means PricewaterhouseCoopers LLP; provided, however, that if PricewaterhouseCoopers LLP shall decline or is unable to be engaged as such, another firm of independent public accountants that Purchaser and Seller Representative select by mutual written agreement shall be engaged as the Independent Accounting Firm.

“Independent Tax Advisor” means a tax advisor or tax lawyer (a) of a reputable tax accounting firm, advisory firm or law firm that is independent of the Parties, (b) with at least ten (10) years of practicing experience and (c) that is a member of the Dutch Association of Tax Advisors (Nederlandse Orde van Belastingadviseurs) or the Dutch Association of Tax Lawyers (Nederlandse Vereniging van Advocaat-Belastingkundigen).

“Information Technology” means any tangible or digital computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware), databases, telecommunications systems and all other information technology equipment.

“Intellectual Property” means intellectual property and similar rights, whether protected, created or arising under the laws of the United States or any other jurisdiction anywhere in the world, whether or not registered, including (a) Patents and applications therefor, (b) copyrights and other works of authorship, including copyright registrations and applications, (c) Marks, (d) trade secrets, Know-How, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases, customer lists, pricing information and other proprietary and confidential information, (e) Software, (f) other property rights and (g) moral rights.

“International Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to principally for the benefit of International Business Employees.

“International Business Employee” means each Business Employee primarily employed outside of the United States.

“Joint Written Instructions” has the meaning set forth in the Escrow Agreements.

“JPM Escrow Agent” means JPMorgan Chase Bank, N.A.

“Judgment” means any judgment, injunction, order, ruling, writ, decision, award or decree of any Governmental Entity.

“Know-How” means processes, methods, designs, formulae, technical information, trade secrets, other similar know-how and non-public information.

“Knowledge” means, with respect to Sellers, the actual knowledge of any Person listed in Section 1.1(b) of the Seller Disclosure Schedules, in each case, after reasonable inquiry of their direct reports, and with respect to Purchaser, the actual knowledge of any Person listed in Section 1.1(b) of the Purchaser Disclosure Schedules, in each case, after reasonable inquiry of their direct reports.

“Law” means any national, state, local, supranational or foreign law, statute, code, order, ordinance, rule, regulation or treaty (including any Tax treaty), in each case promulgated or ordered by a Governmental Entity.

“Lease Obligations” means a fixed, agreed amount of lease obligations, whether classified as capitalized or operating leases in accordance with GAAP in an agreed amount equal to $14,900,000.

“Leased Real Property” means, collectively, the Transferred Leased Real Property and the Target Entity Leased Real Property.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability, or any other theory of liability).

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, purchase option, right of first refusal or offer, covenant, right of way, option, claim, exclusive license, restriction, title defect, encroachment or other survey defect or other encumbrance of any kind.

“Lien Release Letters” means, collectively, the Closing Lien Release Letters and the Other Lien Release Letters.

“Losses” means losses, damages, liabilities, deficiencies, Taxes, interest, awards, assessments, judgments, settlements, penalties, costs and expenses, including reasonable outside attorneys’ fees, costs, but excluding punitive or exemplary damages (other than to the extent paid or payable to a third party).

“Marketing Period” means the first period of twenty (20) consecutive Business Days, starting with the first day of such period and through and ending with the last day of such period that shall begin on the date that (i) Purchaser has access to the Required Financial Information and the Required Financial Information shall be Compliant and (ii) the condition set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions were, at such date, capable of being satisfied if the Closing had occurred at such time) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, that if Sellers in good faith reasonably believe that Sellers have delivered all of the Required Financial Information, the Seller Representative may deliver to Purchaser a written notice to that effect (stating when Sellers believe they completed such delivery and that such Required Financial Information is Compliant), in which case the Sellers shall be deemed to have delivered all of the Required Financial Information on the date specified in such notice unless Purchaser in good faith reasonably believes Sellers have not completed delivery of the Required Financial Information and that such Required Financial Information is not Compliant and, within seventy-two (72) hours following receipt of such notice by Purchaser, delivers a written noticed to Sellers to that effect (stating with specificity which Required Financial Information Purchaser reasonably believes Sellers have not delivered or in what manner such Required Financial Information is not Compliant). Notwithstanding anything in this definition to the contrary, (w) the Marketing Period shall not be deemed to include July 3, 2020, (x) if the Marketing Period were to commence but would not be completed in accordance with its terms on or prior to August 21, 2020, then the Marketing Period shall not commence prior to September 8, 2020, (y) the Marketing Period shall end on any earlier date prior to the expiration of the twenty (20) consecutive Business Day period described above if the Debt Financing is consummated on such earlier date and (z) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive Business Day period: (1) any Seller or any Target Entity has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in or that includes the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or any Seller or Target Entity has publicly announced or informed Purchaser that it has concluded that no restatement shall be required, (2) any Seller’s or any Target Entity’s independent accountants shall have withdrawn their audit opinion with respect to any audited financial statements contained in or that includes the Required Financial Information for which they have provided an opinion, in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, a new or reinstated unqualified audit opinion is issued with respect to such audited financial statements for the applicable periods by the independent accountants or another independent public accounting firm reasonably acceptable to Purchaser, (3) any Required Financial Information would not be Compliant at any time during such twenty (20) consecutive Business Day period or otherwise ceases to meet the requirement of “Required Financial Information”, in which case the

Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such Required Financial Information is updated or supplemented so that it is Compliant (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such twenty (20) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced, or (4) any Seller shall have failed to file any Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in each case to the extent such report is required to include historical financial statements or other financial information included in or that includes the Required Financial Information, required to be filed with the SEC by the date required under the Exchange Act or other applicable Laws (in each case, to the extent then applicable), in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such reports have been filed).

“Marks” means any trademark, service mark, trade dress, trade name, business name, brand name, slogan, logo, Internet domain name, or other indicia of origin, whether or not registered, including all common law rights therein, and registrations and applications for registrations thereof, and including all goodwill related thereto.

“MDRT” means McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, trade register number 70303770.

“MDRT (2)” means McDermott Technology (2), B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, trade register number 70542767.

“Measurement Time” means 11:59 pm local time on December 31, 2019.

“MII” means McDermott International, Inc.

“RBC Escrow Agent” means RBC Trust Company (Delaware) Limited.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Organizational Documents” means, as applicable, the certificate or articles of incorporation or formation, limited liability company agreement, partnership agreement or by-laws or any equivalent or equivalent governing documents of a Person, including amendments thereto.

“ORPIC JV Payable” means, as of any time of determination, the outstanding Liability owed by Lummus Technology Heat Transfer B.V. to CB&A-CTCI B.V. (or any successor thereto) in accordance with and pursuant to that certain Settlement Agreement, by and among Lummus Technology Heat Transfer B.V., CB&I-CTCI B.V., and CB&I Nederland B.V; provided that the aggregate amount of such Liability shall in no event be less than $27,522,000.

“Other Lien Release Letters” means one or more release letters, termination statements and other instruments of release (excluding, for the avoidance of doubt, the Closing Lien Release Letters) with respect to each item of Indebtedness of Sellers or any of their respective Affiliates (other than the Target Entities) that is guaranteed by any of the Target Entities or that is secured by a Lien on any of the assets or properties of the Target Entities or any other Purchased Assets, in each case, in form and substance reasonably satisfactory to Purchaser, which letters and other instruments provide that all guarantees by, and other obligations of, the Target Entities in respect of such Indebtedness, and all Liens on the assets of the Target Entities and the other Purchased Assets securing the obligations in respect of such Indebtedness, shall be released and terminated effective concurrently with the Closing with no Liability to Purchaser or any of its Affiliates.

“Owned Intellectual Property” means (a) all Intellectual Property that is owned by a Target Entity and (b) all Transferred Intellectual Property.

“Owned Real Property” means, collectively, the Transferred Owned Real Property and the Target Entity Owned Real Property.

“Pass-Through Income Tax” means any Income Tax imposed on or with respect to the income and operations of a Pass-Through Target Entity for taxable periods ending or before the Closing Date (including the portion of a Straddle Period ending on the Closing Date).

“Pass-Through Target Entity” means (a) any Target Entity incorporated in the United States that is treated as a pass-through entity (e.g., partnership) or disregarded entity for U.S. federal income Tax purposes, and (b) each of the Relevant Target Entities.

“Pass-Through Tax Return” means any income Tax Return filed by or with respect to any Pass-Through Target Entity or any of its Subsidiaries to the extent that the results of operations reflected on such income Tax Return are also reflected on the income Tax Returns of the Sellers or the direct and indirect (if any) owners of the Sellers.

“Patents” means patents, statutory invention registrations, inventor’s certificates and applications for any of the foregoing (including provisional applications), and all reissues, divisions, renewals, continuations, continuations-in-part, extensions and reexaminations thereof, and all foreign equivalents, all international applications and all corresponding national stage applications filed in all countries and with all Governmental Entities with respect thereto.

“Permits” means permits, approvals, authorizations, consents, licenses, registrations or certificates issued by any Governmental Entity.

“Permitted Equity Liens” means: (i) transfer restrictions arising under applicable federal or state securities Laws or the Organizational Documents of the Target Entities; or (ii) Liens incurred by or at the direction of Purchaser at the Closing in connection with the Debt Financing.

“Permitted Leakage” means (a) the payments to Sellers and their respective Affiliates pursuant to the agreements set forth on or otherwise disclosed on Section 3.22 of the Seller Disclosure Schedules, (b) compensation or bonus payments to employees or other payments made pursuant to Benefit Plans, or accruals with respect thereto, and reimbursement of business expenses and advancement of business travel expenses pursuant to the Target Entities’ expense reimbursement policy, in each case, as disclosed to Purchaser, in effect on the Measurement Time and in the ordinary course of business consistent with past practice, (c) any payment undertaken by or on behalf of any Target Entity, in each case, with Purchaser’s prior written consent (pursuant to Section 5.1) that expressly consents to such payments as “Permitted Leakage”, (d) (i) payments pursuant to intercompany work agreements and (ii) reimbursement arrangements with respect to corporate overhead allocations, shared services or other SG&A, in each case of the foregoing clauses (i) and (ii), in the ordinary course of business consistent with past practice and consistent with the costs and charges reflected in the 2019 Audited Additional Financial Statements, (e) the Pre-Closing Reorganization (except with respect to Taxes as a result of the Pre-Closing Reorganization, which, for the avoidance of doubt, shall be borne by Sellers), (f) any payments that have been repaid in full to the Target Entities prior to the Closing, and (g) solely to the extent reflected in the calculation of the Purchase Price, Target Entity Transaction Expenses.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established in the 2019 Audited Additional Financial Statements in accordance with GAAP; (b) mechanics’, materialmen’s, repairmen’s and other statutory Liens arising in the ordinary course of business and securing obligations incurred prior to the Closing Date that are not delinquent, that will be paid and discharged in the ordinary course of business and for which appropriate reserves have been established in the 2019 Audited Additional Financial Statements in accordance with GAAP; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) with respect to real property, (i) minor defects or imperfections of title (which, for the avoidance of doubt, do not secure payment of a sum of money); (ii) easements, declarations, covenants or rights-of-way, restrictions and similar Liens that, in each case, do not secure payment of a sum of money; (iii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (iv) Liens not created by Sellers or any of their respective Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show; provided, however, that (with respect to this clause (d) only) any such item does not, individually or in the aggregate, materially interfere with the ordinary conduct of the Business or materially impair the continued use and operation of such real property for the purpose for which it is used as of the date of this Agreement or as of the Closing; (e) Liens that will be released at the Closing with no Liability to Purchaser or its Affiliates; (f) Liens incurred by or at the written direction of Purchaser at the Closing; (g) any Lien granted or incurred pursuant to an order of the Bankruptcy Court; and (h) Permitted Equity Liens.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Petition Date” means the date upon which Sellers file the Chapter 11 Cases in the Bankruptcy Court.

“Post-Closing Agreements” means the Shareholders Agreement, the Transition Services Agreement and the Strategic Agreement.

“Pre-Closing Reorganization” means the internal restructuring of Sellers and their respective Subsidiaries described in the Pre-Closing Reorganization Plan.

“Pre-Closing Reorganization Plan” means the transactions to be undertaken or effected by Sellers and their respective Affiliates to implement the Pre-Closing Reorganization set forth as Exhibit D to this Agreement, with such amendments or modifications that Sellers and Purchaser mutually agree in writing.

“Pre-Closing Restructuring” means the internal restructuring of Sellers and their respective Subsidiaries set forth in Exhibit P.

“Proceeding” means any judicial, administrative or arbitral action, suit or proceeding by or pending before any Governmental Entity or any non-governmental body with regulatory, oversight or arbitrational authority.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to Sellers and attached hereto as Exhibit K.

“Purchaser Fundamental Representations” means those representations and warranties of Purchaser set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority; Execution and Delivery; Enforceability) and Section 4.7 (Brokers).

“Purchaser Related Parties” means the Debt Financing Sources and Purchaser’s Affiliates and its and its Affiliates’ respective Representatives.

“RBC Escrow Agent” means RBC Trust Company (Delaware) Limited.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Leases” means, collectively, the Transferred Real Property Leases and the Target Entity Real Property Leases.

“Reference Working Capital” means $-13,991,903 (which, for the avoidance of doubt, is a negative number).

“Regulatory Approvals” means all Approvals from antitrust and other Governmental Entities that are (a) required under applicable Law (including Antitrust Laws) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement or (b) as set forth on Section 7.1(a) of the Seller Disclosure Schedules.

“Relevant Group Companies” means the Target Entities that form part of the Existing VAT Fiscal Unity.

“Relevant Target Entities” means the Target Entities that form part of the Existing CIT Fiscal Unity on the date of this Agreement.

“Representatives” of a Person means any officer, director, incorporator, member, partner, manager or employee of such Person or any investment banker, attorney, accountant, consultant, agent or other advisor or representative of such Person.

“Reorganized McDermott” means the reorganized debtor that is the successor to or otherwise structurally replaces MII as a result of the issuance of equity to MII’s lenders and other creditors as part of the Chapter 11 Cases.

“Required Financial Information” means (a) all financial statements of the Business required by paragraph 5 of Exhibit D to the Debt Commitment Letter, (b) all information (to the extent reasonably available to Sellers) regarding the Business reasonably requested by the Purchaser to assist in the preparation of a customary pro forma unaudited consolidated balance sheet and related pro forma unaudited statement of income of the Business required by paragraph 4 of Exhibit D to the Debt Commitment Letter, and (c) all other financial statements and other pertinent and customary financial information regarding the Business of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 and required under paragraph 7 of Exhibit D to the Debt Commitment Letter, but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offering(s) of non-convertible debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Business’s fiscal year as such offering(s) of non-convertible debt securities will be made, or as otherwise required under paragraph 7 of Exhibit D to the Debt Commitment Letter in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Sellers’ independent accountants in connection with the offering(s) of non-convertible debt securities contemplated by paragraph 7 of Exhibit D to the Debt Commitment Letter, it being understood and agreed that the Required Financial Information shall not include pro forma financial information or projections, which shall be the responsibility of Purchaser (without waiver of the obligations of Sellers under Section 5.20), it being understood, in the case of each of clauses (b) and (c) above, that the Sellers need only assist in the preparation thereof, but shall not be required to prepare independently any separate pro forma financial statements.

“Required Supporting Stakeholders” means holders of at least two-thirds (66.667%) in principal amount outstanding under each of (1) the 2021 LC Agreement, (2) the Credit Agreement, (3) the Senior Notes Indenture, and (4) the Superpriority Credit Agreement (each as defined in the draft chapter 11 plan circulated by Kirkland on January 18, 2020).

“Sale Order” means the order of the Bankruptcy Court, in form and substance acceptable to Purchaser, authorizing Sellers to immediately assume this Agreement, and authorizing and approving, among other things, subject to entry of the Confirmation Order (unless Purchaser exercises the 363 Sale Option) (a) the sale of the Purchased Assets to Purchaser on the terms and conditions set forth herein, free and clear of all Liens (other than Permitted Liens) and Excluded Liabilities, including, for the avoidance of doubt, any successor liability, to the maximum extent permitted by the Bankruptcy Code, and (b) the assumption and assignment of the Assumed Business Contracts and the Assumed Liabilities by and to Purchaser, it being understood that the Sale Order in substantially the form attached hereto as Exhibit Q will be deemed satisfactory to Purchaser.

“Sanctioned Country” means any country or territory that is, or whose government is, the target or comprehensive sanctions imposed by the United States, Canada, the European Union, or the United Kingdom.

“Sanctioned Person” means any Person that appears on any list of sanctioned Persons issued by, or is otherwise the target of sanctions issued or imposed by, the United States, Canada, the European Union, or the United Kingdom.

“Seller Benefit Plan” means any Benefit Plan other than a Transferred Benefit Plan.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Sellers to Purchaser and attached hereto as Exhibit K.

“Seller Marks” means the Marks of each Seller or any of its Affiliates (excluding the Target Entities), including the “MCDERMOTT,” “CHICAGO BRIDGE & IRON” and “CB&I” Marks, and any variations or derivatives thereof, either alone or in combination with other words.

“Sellers” means, collectively, (i) McDermott Technology (US), Inc., a Delaware corporation, (ii) McDermott Technology (Americas), Inc., a Delaware corporation, (iii) MDRT, and (iv) J. Ray Holdings, Inc., a Delaware corporation.

“Sellers Fundamental Representations” means those representations and warranties of Sellers set forth in the first sentence of Section 3.1 (Organization, Standing and Power), Sections 3.2(a), 3.2(b), 3.2(c) and the third and fourth sentences of Section 3.2(e) (Target Entities), Section 3.3 (Authority; Execution and Delivery; Enforceability) and Section 3.17 (Brokers).

“Software” means computer software programs, whether in source code or object code form, and related documentation and user manuals.

“Solvent” means, with respect to any particular Person, that (i) the fair saleable value (determined on a going concern basis) of the assets of such Person will be greater than the total amount of its Liabilities; (ii) such Person will be able to pay its debts and obligations in the ordinary course of business as they become due; and (iii) such Person satisfies statutory requirements with respect to solvency, maintaining adequate capital and similar requirements.

“Specified Purchased Assets” has the meaning set forth in Section 1.1(f) of the Seller Disclosure Schedules.

“Stalking Horse Protections” means the Expense Reimbursement and the Break-Up Fee.

“Straddle Period” means (a) with respect to Pass-Through Income Taxes, any taxable period that includes, but does not end on, the Closing Date and (b) with respect to Taxes that are not Pass-Through Income Taxes, any taxable period that includes, but does not end at, the Measurement Time.

“Subsidiary” means with respect to any Person, any corporation, limited liability company or other Entity, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner, managing member or similar capacity; provided that no Purchased Venture shall be deemed to be a Subsidiary of any Seller unless such Seller otherwise controls the Purchased Venture. For purposes of this Agreement, from and after the Closing, assuming the transfer of the Purchased Entity Shares as contemplated hereby, no Target Entity shall be deemed to be a Subsidiary of any Seller. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Surviving Intercompany Arrangements” means (a) any Contract set forth on Section 1.1(g) of the Seller Disclosure Schedules and (b) any additional Contracts, including new Contracts arising between the date of this Agreement and the Closing, to the extent mutually designated in writing by Sellers and Purchaser prior to the Closing as a Surviving Intercompany Arrangement.

“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools and other tangible personal property that are, in each case, primarily related to the Business as conducted by Sellers and their respective Subsidiaries during the twelve (12)-month period immediately prior to the date hereof or the twelve (12)-month period immediately prior to the Closing, it being understood that Tangible Personal Property shall not include any Intellectual Property or Information Technology.

“Target Dedicated Employee” means any employee of any Seller or any of its Subsidiaries other than a Target Entity who primarily provides services to the Business, or who is primarily dedicated to supporting the Business, immediately prior to the Closing (including any such employee who is on sick leave, military leave, vacation, holiday, short-term or long-term disability or other similar leave of absence).

“Target Entities” means, collectively, the Purchased Entities and the Purchased Ventures.

“Target Entity Employee” means any individual who is employed by a Target Entity immediately prior to the Closing (including any such employee who is on sick leave, military leave, vacation, holiday, short-term or long-term disability or other similar leave of absence).

“Target Entity Leased Real Property” means the real property leased, subleased, licensed or sublicensed by the Target Entities.

“Target Entity Owned Real Property” means the real property owned in fee or its equivalent by the Target Entities.

“Target Entity Real Property Lease” means the lease, sublease, license or sublicense under which the Target Entities lease, sublease, or otherwise occupy the Target Entity Leased Real Property.

“Target Entity Transaction Expenses” means the amount of Transaction Expenses incurred at or prior to the Closing by or on behalf of, or reimbursable by, the Target Entities, including the Transaction Expenses that are allocated to the Target Entities in accordance with Section 2.21; provided that the first $10,000,000 of Target Entity Transaction Expenses (including any retention or similar payment obligation, or bonuses to management) shall be borne by Purchaser as part of the Final Purchase Price.

“Tax” means (i) any tax of any kind imposed by a Taxing Authority, including any federal, state, local, foreign or other income, franchise, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, branch, withholding, payroll, employment, unemployment, compensation, utility, production, premium, windfall profits, escheat, excise, severance, premium, real or personal property, net worth, capital gains, transfer, stamp, capital stock, documentary, social security (or similar), environmental, alternative or add-on minimum, occupation, customs duties, levies, fees, imposts and any other assessment or governmental charge in the nature of a tax, together with all interest, penalties and additions, whether disputed or not, with respect to such amounts imposed by any Taxing Authority; and (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax law).

“Tax Claim” means any notice, demand, assessment, letter or other document by or on behalf of any Taxing Authority resulting in a Tax Liability of any of the Target Entities.

“Tax Facility” means any facility under any applicable Tax Law, as a result of which a deferral or exemption from a Tax Liability is or becomes available in respect of any event or transaction that would have given rise to a Tax Liability for Target Entities, but for the availability of such facility.

“Tax Indemnity” means the tax indemnities included in Section 6.2.

“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, election, disclosure, estimate or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“TCA” means the Dutch Tax Collection Act (Invorderingswet 1990).

“Ticking Fee” means, as determined on the Closing Date, a fee equal to $10,833,333.33 per month starting on January 1, 2020 and continuing until the Closing Date, pro rated for any partial month; provided that in no event shall the aggregate Ticking Fee be in excess of $65 million.

“Trade Law” means any Law governing exports, imports, and sanctions, including any export, import, or sanctions Law of the United States.

“Transaction Documents” means this Agreement, the Post-Closing Agreements, the Assignment and Assumption Agreement and Bill of Sale, the Foreign Closing Documents and the Warranty Deeds, and any other documents or agreements entered into by the Parties or their respective Affiliates or Subsidiaries in connection with the Transaction.

“Transaction Expenses” means, without duplication, all reasonable, documented, third-party out-of-pocket fees, costs and expenses incurred at or prior to the Closing by or on behalf of, or reimbursable by, Sellers or any of their respective Affiliates (including the Target Entities), arising from or in connection with the process by which Sellers and their Affiliates solicited, discussed and negotiated strategic alternatives with respect to the Business or this Agreement, each Transaction Document and any transaction contemplated hereby or thereby (including the Transaction), including the negotiation, performance or consummation thereof, including (a) fees and expenses of counsel, advisors, consultants, brokers, finders, accountants, and experts, in each case, for which a Target Entity or a Seller may be liable or responsible therefor; (b) any fees, costs and expenses incurred in connection with the soliciting or obtaining of the Non-Regulatory Approvals; and (c) any amounts payable by Sellers or any of their Affiliates (including the Target Entities) to any current or former director, officer, service provider or employee related to the consummation of the transactions contemplated by this Agreement, including severance, retention, change of control and similar payment obligations or bonuses (including any payments pursuant to the retention arrangement set forth on Section 1.1(h) of the Seller Disclosure Schedules), plus any related payroll Taxes attributable to such payment, that, in each case, are unpaid as of immediately prior to the Closing and, in each case, for which a Target Entity may be liable or responsible therefor; provided that, in no event shall “Transaction Expenses” include any fees, costs or expenses (i) incurred in acquiring or otherwise in respect of the R&W Insurance Policy, (ii) related to any financing activities of Purchaser or any of its Affiliates in connection with the transaction contemplated hereby or (iii) solely to the extent included in the Final Purchase Price, that otherwise constitute Funded Debt, Permitted Leakage or Leakage.

“Transfer Regulations” means any Law implementing Council Directive 77/187/EEC as amended by Council Directive 90/50/EC and any legislation in any jurisdiction which provides for the automatic transfer of employment in the event of a transfer of a business or services.

“Transferred Benefit Plan” means (a) any Benefit Plan solely sponsored, maintained or contributed by, or for, any Target Entity, or (b) any Benefit Plan that is exclusively sponsored, maintained for, or entered into with, one or more Business Employees.

“Transferred Leased Real Property” means the real property leased, subleased, licensed, or sublicensed by Sellers and primarily used in the conduct of the Business.

“Transferred Owned Real Property” means the real property owed in fee or its equivalent by Sellers and primarily used in the conduct of the Business.

“Transferred Permits” means the Business Permits and Environmental Permits, in each case that are primarily related to the Business as conducted in the twelve (12)-month period immediately prior to the date hereof or the twelve (12)-month period immediately prior to the Closing or for use or ownership of the Purchased Assets as used or owned in the twelve (12)-month period immediately prior to the date hereof or the twelve (12)-month period immediately prior to the Closing.

“Transferred Real Property Lease” means the lease, sublease, license, or sublicense under which the applicable Seller leases, subleases, licenses, or sublicenses the Leased Real Property.

“VAT” means (a) within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) European Directive 2006/112/EC and (b) outside the European Union, any Tax levied by reference to added value, sales or consumption.

“VAT Fiscal Unity” means a fiscal unity (fiscale eenheid) pursuant to section 7(4) of the Dutch Value Added Tax Act (Wet op de omzetbelasting 1968).

“Willful Breach” means a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act with the actual knowledge that the taking of the act or failure to act would result in a material breach of this Agreement.

“Working Capital” means, as of any time and without double counting, the net working capital of the Business as of such time, calculated by subtracting (a) the sum of the amounts as of such time for those current liability line items and those general ledger accounts (and only such line items and accounts) shown on the Sample Closing Statement for the Business, from (b) the sum of the amounts as of such time for those current asset line items and general ledger accounts (and only such line items and accounts) shown on the Sample Closing Statement for the Business, in each case determined in accordance with the Transaction Accounting Principles; provided, however, that in no event shall “Working Capital” include any amount included in the Closing Cash Amount, Closing Funded Debt, the Contract Capital Amount or any amounts for Income Taxes or deferred Tax assets and liabilities, and all such amounts shall be adjusted, if necessary, to exclude all amounts to the extent related to any Excluded Assets or Retained Liabilities.

Section 1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section
2017–2018 Audited Additional Financial Statements	5.18(a)
2019 Audited Additional Financial Statements	5.18(a)
363 Sale Notice	2.20
363 Sale Option	2.20
403 Statement	5.24
Affiliate Transaction	3.21
Agreement	Preamble
Allocation	2.12(c)
Antitrust Laws	3.4
Approvals	2.13(a)
Assignment and Assumption Agreement and Bill of Sale	2.10(a)(vi)
Assignment and Conveyance Agreement	2.10(a)(v)
Assumed Contracts	5.21
Assumed Liabilities	2.7
Back-Up Bidder	5.20(b)
Baker Botts	9.14(a)
Bankruptcy Code	Recitals
Base Purchase Price	2.2
Binder Agreement	5.23(a)
Business Covered Person	5.14(a)
Business Permits	3.12(c)
CFIUS Notice	5.2(a)
Chapter 11 Cases	Recitals
Claim Notice	9.1(d)(i)
Closing	2.4
Closing Date	2.4
Closing Statement	2.11(b)
Commitment Letters	4.6
Competing Business	5.14(c)(i)
Confidentiality Agreement	5.3(a)
Debt Commitment Letters	4.6
Debt Financing	4.6
Deposit Escrow Amount	2.3(a)
Dispute Notice	9.1(d)(ii)
Disputed Items	2.11(d)
Dutch Deed of Transfer	2.10(a)(ix)

Term	Section
Dutch Pension Plan	5.8(k)
Environmental Permits	3.13(b)
Equity Commitment Letters	4.6
Equity Financing	4.6
Equity Investors	4.6
Escrow Account	2.3(b)
Estimated Adjustment Amount	2.11(b)
Estimated Closing Cash Amounts	2.11(b)
Estimated Closing Funded Debt	2.11(b)
Estimated Contract Capital Amount	2.11(b)
Estimated EBITDA Adjustment Amount	2.11(b)
Estimated Leakage	2.11(b)
Estimated Target Entity Transaction Expenses	2.11(b)
Excluded Assets	2.6
Excluded Matters	9.1(b)
Fee Letters	4.6
Final Determination	2.12(c)
Final Purchase Price	2.11(f)
Financing	4.6
Foreign Acquisition Agreements	2.14
Foreign Closing Documents	2.10(b)(vii)
Guarantees	5.9
Indemnified Party	9.1(d)(i)
Indemnifying Party	9.1(d)(i)
Intercompany Arrangements	3.16
Inventory	2.5(h)
IP Contracts	3.9(c)
Key Employee	5.14(a)
Kirkland	9.14(a)
Lummus Consultants	2.19
Master Service Agreement	5.26
Material Contracts	3.11(a)
Non-Assignable Assets	2.13(a)
Nonparty Affiliate	9.16
Non-Regulatory Approvals	2.13(b)
Notice of Objection	6.14(a)
Opening Balance Sheet	6.10(b)
Outside Date	8.1(g)
Parties	Preamble
Party	Preamble
PII	3.9(e)
Post-Closing Statement	2.11(c)
Privacy Policy	3.9(g)
Purchase Price	2.2
Purchase Price Escrow Agreement	2.3(b)
Purchased Assets	2.5

Term	Section
Purchased Entities	2.5(a)
Purchased Entity	2.5(a)
Purchased Entity Shares	2.5(a)
Purchased Insurance Proceeds	2.5(p)
Purchased Venture	2.5(a)
Purchased Venture Equity Interests	2.5(a)
Purchased Ventures	2.5(a)
Purchaser	Preamble
Purchaser 401(k) Plan	5.8(h)
Purchaser FSA Plans	5.8(j)
Purchaser Indemnified Person	9.1(b)
Purchaser Material Adverse Effect	4.1
Purchaser Shared Contract	2.13(d)
Purchaser Specified Allocation	2.12(a)
Purchaser’s Allocation	2.12(b)
R&W Insurance Policy	5.23(a)
Registered IP	3.9(a)
Repaid Clawback Amount	5.8(o)
Required Payment Amount	4.6
Restricted Activities	5.14(c)
Retained Claims	2.6(o)
Retained Contracts	2.6(d)
Retained Liabilities	2.8
Retained Stake Interest	Recitals
Retained Stake Option	Recitals
Rollover Value	2.9(b)
Sample Closing Statement	2.11(a)
SEC	5.3(b)
Securities Act	4.8
Seller 401(k) Plans	5.8(h)
Seller Covered Person	5.14(b)
Seller FSA Plans	5.8(j)
Seller Representative	9.17(a)
Seller Specified Notice	2.12(a)
Seller’s Allocation Notice	2.12(b)
Sellers Sufficiency Representations	7.2(a)
Shared Contract	2.13(d)
Shareholders Agreement	2.9(a)
Significant Customer	3.18
Significant Supplier	3.19
Specified Allocation	2.12(a)
Strategic Agreement	2.10(a)(vii)
Tax Indemnified Purchaser Parties	6.2
Tax Indemnified Purchaser Party	6.2
Transaction	Recitals

Term	Section
Transaction Accounting Principles	2.11(a)
Transfer Taxes	6.12
Transferred Books and Records	2.5(o)
Transferred Business Employee	5.8(b)(i)
Transferred FSA Balances	5.8(j)
Transferred Intellectual Property	2.5(c)
Transferred International Business Employees	5.8(m)
Transition Period	5.10(b)
Transition Services Agreement	2.10(a)(iv)
WARN Act	3.15(k)
Warranty Deed	2.10(b)(xii)

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale. Subject to the entry of the Bidding Procedures Order, the Sale Order, the Confirmation Order (unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option) and any other orders necessary to consummate the Transaction, and the terms and conditions of this Agreement, the Sale Order and the Confirmation Order (if applicable), at the Closing, each Seller shall (and shall cause its applicable Affiliates to) sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from such Seller, all of such Seller’s right, title and interest in and to the Purchased Assets (it being understood that the transfer of the Purchased Entity Shares and Purchased Venture Equity Interests held by any other Target Entity will constitute the transfer of any Purchased Assets owned by a Target Entity and an assumption of the Assumed Liabilities, and such Purchased Assets shall not be separately transferred other than as required by applicable Law), free and clear of Liens other than Permitted Equity Liens (in the case of the Purchased Entity Shares and the Purchased Venture Equity Interests), Permitted Liens (in the case of all other Purchased Assets) or as otherwise set forth in the Sale Order or the Confirmation Order (as applicable); provided that, solely with respect to the Dutch Shares, Sellers, as applicable, hereby sell to Purchaser and Purchaser hereby purchases such Dutch Shares, subject to the entry of the Bidding Procedures Order, the Sale Order, the Confirmation Order (unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option), and any other orders necessary to consummate the Transaction, and the terms and conditions of this Agreement, the Sale Order and the Confirmation Order (if applicable).

Section 2.2 Purchase Price. In consideration for the Purchased Assets and the other obligations of Sellers pursuant to this Agreement, at the Closing, Purchaser shall (i) pay to Sellers (or to such Affiliate(s) of Sellers as Seller Representative may designate in writing at least three (3) Business Days prior to the Closing) (and Sellers (or such Affiliate(s)) shall receive such amount on behalf of and for the benefit of Sellers) an aggregate of two billion seven hundred twenty-five million Dollars ($2,725,000,000) in cash (the “Base Purchase Price”), as adjusted in accordance with Section 2.11 (the Base Purchase Price, as so adjusted, the “Purchase Price”) and as delivered and adjusted in the manner set forth in Section 2.10(a)(i); and (ii) assume the Assumed Liabilities.

Section 2.3 Escrow Amounts.

(a) On the date of this Agreement, Purchaser shall deposit or cause to be deposited in cash with (i) the JPM Escrow Agent, an amount of $43,000,000, and (ii) the RBC Escrow Agent, an amount of $57,000,000 (such aggregate amount, the “Deposit Escrow Amount”), in each case by wire transfer in immediately available Dollars to such account as directed by the relevant Escrow Agent. The Deposit Escrow Amount shall be held by the Escrow Agents pursuant to the relevant Escrow Agreement until distributed to the applicable Parties as provided herein. If the Closing occurs, (a) the Deposit Escrow Amount shall be credited towards the Purchase Price payable by Purchaser to Sellers as provided by Section 2.10(a)(i) and (b) Purchaser and Seller Representative shall direct the Escrow Agents to distribute the Deposit Escrow Amount to Sellers in accordance with Section 2.10(a)(xii) and Section 2.10(b)(xv), respectively. If this Agreement is terminated as expressly contemplated by Section 8.2(b), then the Deposit Escrow Amount shall be distributed in accordance with Section 8.2(b). In the event Purchaser is the Successful Bidder (if the Auction is not held), no later than five (5) Business Days following the conclusion of the Auction or otherwise being designated as the Successful Bidder, Purchaser shall deposit or cause to be deposited with (i) the JPM Escrow Agent, an amount of $43,000,000, and (ii) the RBC Escrow Agent, an amount of $57,000,000 (which aggregate amount shall, once deposited, be included as part of the “Deposit Escrow Amount” for purposes of this Agreement and the Deposit Escrow Agreements), in each case by wire transfer in immediately available Dollars to such account as directed by the relevant Escrow Agent. The Deposit Escrow Amount shall be held by the Escrow Agents in accordance with the terms of this Agreement and the relevant Deposit Escrow Agreement.

(b) At the Closing, Purchaser shall deposit, or cause to be deposited, with the JPM Escrow Agent, an amount of $25,000,000 (such aggregate amount, the “Purchase Price Escrow Amount”), in cash in the by wire transfer of immediately available funds to accounts designated in writing by the JPM Escrow Agent no fewer than two (2) Business Days prior to the Closing Date (the “Escrow Account”). The Escrow Account shall be used to satisfy any amounts owed to Purchaser pursuant to Section 2.11(g). Any funds in the Escrow Account not so used shall be distributed to Sellers in accordance with escrow agreements containing substantially similar terms to the Deposit Escrow Agreements with the JPM Escrow Agent (the “Purchase Price Escrow Agreement”). In the event of a conflict between the Purchase Price Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

Section 2.4 Closing Date. The closing of the Transaction (the “Closing”) shall take place at 9:00 a.m., Houston, Texas time, at the Houston, Texas offices of Kirkland & Ellis, LLP, on the third (3rd) Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted hereunder, waived in writing by the Party entitled to the benefits thereof) or at such other place, time and date as may be agreed between Seller Representative and Purchaser in writing; provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), Purchaser shall not be required to effect the Closing until the earlier of (a) any Business Day during the Marketing Period specified by Purchaser on not less than three (3)

Business Days’ notice to the Seller Representative, and (b) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject, in the case of each of clause (a) and (b), to the satisfaction or waiver of all of the conditions set forth in Article VII as of the date determined pursuant to this proviso (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing)). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Unless the Parties otherwise agree in writing, the Closing shall be deemed to occur at 11:59 p.m. local time in each applicable jurisdiction on the Closing Date.

Section 2.5 Purchased Assets. “Purchased Assets” means all of the assets of the Sellers and the Target Entities primarily used or held for use or otherwise primarily relating to the Business, wherever located and of every type, including Sellers’ right, title and interest as of the Closing in the following, less and except the Excluded Assets:

(a) (i) One hundred percent (100%) of the equity interests (the “Purchased Entity Shares”) in each of the entities listed in Section 2.5(a)(i) of the Seller Disclosure Schedules (as such schedule may be amended by the Parties upon their mutual written consent after the date hereof and prior to the Closing to add additional entities to hold any of the other Purchased Assets) (each, a “Purchased Entity,” and, collectively, the “Purchased Entities”), which Purchased Entity Shares may, for the avoidance of doubt, be the equity interests of the Purchased Entities as such entities are reorganized pursuant to the Confirmation Order and section 1141 of the Bankruptcy Code, and (ii) the issued and outstanding equity interests (the “Purchased Venture Equity Interests”) held by Sellers or any of their Subsidiaries in each of the entities listed on Section 2.5(a)(ii) of the Seller Disclosure Schedules (each, a “Purchased Venture” and, collectively, the “Purchased Ventures”));

(b) All Assumed Business Contracts (it being agreed that any such Contracts that are Shared Contracts shall be governed by Section 2.13(d));

(c) The Intellectual Property that is primarily related to, or primarily used or held for use in, the operation of the Business as conducted by Sellers and their respective Subsidiaries as of immediately prior to the date hereof and the Closing, including the Intellectual Property listed in Section 2.5(c) of the Seller Disclosure Schedules (the “Transferred Intellectual Property”);

(d) The Transferred Owned Real Property and the Transferred Real Property Leases;

(e) Any and all Tangible Personal Property and interests therein owned;

(f) Any and all Information Technology and interests therein that are primarily related to, or primarily used in, the Business as conducted by Sellers and their respective Subsidiaries as of the date hereof and as of the Closing;

(g) Any and all rights to any credits, prepaid expenses and security deposits of the Business or otherwise arising out of or primarily relating to the Assumed Business Contracts, Real Property Leases or Purchased Assets;

(h) Any and all raw materials, work-in-process, finished goods, supplies and other inventories primarily related to, or primarily used or held for use in, the Business, including any such raw materials, work-in-process, finished goods, supplies and other inventories (i) being held by customers of the Business pursuant to consignment arrangements, (ii) being held by suppliers of the Business under tolling or similar arrangements or (iii) treated as current assets in the calculation of Working Capital (collectively, the “Inventory”);

(i) All the Transferred Permits, subject to Section 2.13;

(j) Any and all goodwill primarily related to the Business;

(k) Any and all Accounts Receivable of the Business to the extent included in the final calculation of Closing Working Capital or would be included in the final calculation of Closing Working Capital if the Measurement Time were deemed to be the moment immediately prior to the Closing;

(l) Any and all claims, demands, causes of action, defenses and rights of offset or counterclaim, right of recovery, bankruptcy claims or proofs of claims or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) at any time to the extent arising out of or relating to the Business, the Purchased Assets or the Assumed Liabilities (including all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers and licensors in favor of any Seller or Target Entity in relation to any of the Purchased Assets) and the right to retain all proceeds and monies therefrom, other than any Retained Claim;

(m) Any and all Transferred Benefit Plans and any and all assets, trust agreements or any other funding and administrative Contracts related to the Transferred Benefit Plans;

(n) Cash Amounts included in the final calculation of the Closing Cash Amounts;

(o) Originals or, to the extent originals are not available, copies of all documents, instruments, papers, books, records, books of account, files (including sales and business files), data (including customer and supplier lists, repair and performance records, property records, contract records, and manufacturing, test and design records), drawings, catalogs, brochures, sales literature, promotional materials, certificates, environmental documents, records and files (other than with respect to any Seller Benefit Plan) pertaining to the Business Employees and the Former Business Employees (to the fullest extent permitted by applicable Law), certificates and other accounting, financial and business records and documents, including (to the extent primarily related to the Business) all Tax Returns and other books and records related to Taxes, in each case, whether maintained in electronic or physical form, and in each case, in the possession or control of Sellers and primarily used or held for use in the Business (the “Transferred Books and Records”); provided that, with respect to any such books and records that are Purchased Assets pursuant to this clause (o), Sellers shall be permitted to keep (i) copies of such books, records and other materials to the extent required to demonstrate compliance with applicable Law or pursuant to bona fide internal compliance procedures or that are necessary in connection with financial statement preparation or procedures of Sellers and their respective Affiliates, (ii) copies of such books, records and other materials to the extent related to any Excluded Assets or Sellers’ and their respective Affiliates’ Retained Liabilities, and (iii) such books, records and other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business consistent with past practice. With respect to any books and records related to any Contract with a third party (or work to be performed under any such Contract or potential Contract), the Transferred Books and Records shall include only the books and records, or portions of such books and records, that primarily relate to the Business and copies of the books and records, or portions of such books and records, that otherwise relate to the Business, and the remainder of such books and records shall be Excluded Assets;

(p) Any and all (i) insurance policies (other than insurance policies related to, or maintained in connection with, any Seller Benefit Plan) to the extent primarily related to the Business and all rights of Sellers and the Target Entities thereunder and all rights to insurance (and the proceeds therefrom) if and only if set forth on Section 2.5(p) of the Seller Disclosure Schedules and (ii) rights to all net insurance proceeds actually received (without deduction for any payments Seller or its Affiliates is obligated to make to a third-party insurer in connection with self-insurance or co-insurance from Seller or its Affiliates, other than the deductible of the Business as of the date of this Agreement) from third parties by Seller or any of its Affiliates under any insurance policy written prior to the Closing with respect to (A) the Purchased Assets prior to the Closing (other than such proceeds to the extent used to purchase replacement assets that are included in the Purchased Assets) or (B) any Assumed Liabilities (the “Purchased Insurance Proceeds”);

(q) Any and all confidentiality agreements entered into by any Seller respecting a sale of the Business in connection with the Transaction or that primarily relate to the Business, the Purchased Assets or the Assumed Liabilities (and not the Excluded Assets or Retained Liabilities), solely to the extent of any and all of Sellers’ rights to enforce any provision thereof and of any confidentiality agreements entered into by any Seller or any of their Affiliates that relate to the Business against the counterparties thereto and any claims thereunder; and

(r) All other assets, properties, Contracts, rights and claims (i) primarily used or held for use or otherwise primarily relating to the Business or the Target Entities or (ii) reflected in the 2019 Audited Additional Financial Statements (other than those assets, properties, Contracts, rights and claims that (1) have been sold, transferred or otherwise disposed of in compliance with the covenant set forth in Section 5.1(b)(iv)(C), applied as if such covenant were in effect from and after the Measurement Time or (2) have become obsolete in the ordinary course of business (or with respect to rights under Contracts, excluding Contracts that have expired or terminated in accordance with their terms), in each case since the date of the 2019 Audited Additional Financial Statements).

The Parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (r) in this Section 2.5; such fact does not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required.

Section 2.6 Excluded Assets. Anything to the contrary contained in this Agreement notwithstanding, the Parties expressly understand and agree that the following rights, properties and assets of Sellers (collectively, the “Excluded Assets”), shall be retained by Sellers, and shall be excluded from the Purchased Assets and Sellers shall not grant, assign, transfer or convey to Purchaser:

(a) Except as expressly included in Section 2.5(m) and as set forth in Section 5.8, any and all Seller Benefit Plans, and any and all assets, trust agreements or any other funding and administrative Contracts related to the Seller Benefit Plans;

(b) Any and all Intellectual Property, other than the Transferred Intellectual Property, including all Know-How and other Intellectual Property of Sellers (not including the Target Entities) that was (i) transferred to Lummus Technology LLC and its Affiliates pursuant to (A) the Transfer of Proprietary Rights Agreement dated May 10, 2018 between Lummus Technology LLC and J. Ray Holdings Inc., (B) the Transfer of Proprietary Rights Agreement dated May 10, 2018 between McDermott Technology (Americas), Inc., McDermott Technology (US), Inc. and Chicago Bridge & Iron Company and (C) the Transfer of Proprietary Rights Agreement dated May 10, 2018 between Lummus Technology LLC, McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc. and (ii) transferred back to Sellers on December 30, 2019;

(c) Any and all licenses to or of Intellectual Property rights, other than any such licenses included in the Assumed Business Contracts;

(d) Subject to Section 2.13, the Contracts set forth on Section 2.6(d) (the “Retained Contracts”);

(e) Except as expressly included in Section 2.5(d) or Section 3.10(b), any and all owned and leased real property and other interests in real property;

(f) Except as expressly included in Section 2.5(e), any and all Tangible Personal Property;

(g) Any and all refunds (whether by way of refund, credit, rebate, offset, or otherwise) or credits attributable to Excluded Business Taxes, except to the extent included as a current asset in the final calculation of Working Capital;

(h) All books and records other than the Transferred Books and Records;

(i) All causes of action and claims under chapter 5 of the Bankruptcy Code;

(j) Tax Returns and other books and records related to Taxes paid or payable by Sellers or any of their respective Affiliates and not primarily related to Taxes of the Target Entities, the Purchased Assets, Assumed Liabilities or the Business;

(k) Except as set forth in Section 2.5(n), any and all Cash Amounts;

(l) Except as included in Section 2.5(f), Any and all Information Technology of the Sellers;

(m) Except as included in Section 2.5(p) and subject to Section 5.11, any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies for all periods before, through and after the Closing;

(n) Subject to Section 2.13, any and all Business Permits and Environmental Permits, other than the Transferred Permits;

(o) Except as set forth in Section 2.5(l), any and all claims, causes of action, defenses and rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) at any time to the extent arising out of or related to the Excluded Assets or Retained Liabilities (including all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers and licensors in favor of any Seller, a Target Entity or any of their respective Affiliates to the extent primarily related to any Excluded Assets), and the right to retain all proceeds and monies therefrom (collectively, the “Retained Claims”);

(p) The equity of (i) NET Power, LLC and (ii) McDermott Engineering and Construction Nigeria;

(q) Any and all assets expressly set forth in Section 2.6(q) of the Seller Disclosure Schedules; and

(r) Except as set forth in Section 2.5(p), (i) all attorney-client privilege and attorney work-product protection of Sellers or associated with the Business arising with respect to legal counsel representation of Sellers or its Affiliates or the Business in connection with the transactions contemplated by this Agreement or any of the Transaction Documents, (ii) all documents subject to the attorney-client privilege or work-product protection described in clause (i) of this paragraph and (iii) all documents maintained by Sellers in connection with the transactions contemplated by this Agreement or any of the Transaction Documents.

The Parties acknowledge and agree that neither Purchaser nor any of its Subsidiaries will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets except as otherwise agreed in writing by the Parties.

Section 2.7 Assumed Liabilities. Subject to the terms and conditions of this Agreement, from and after the Closing, Purchaser shall assume and hereby agrees to pay, discharge and perform the following Liabilities and only the following Liabilities (the “Assumed Liabilities”) of Sellers and the Target Entities:

(a) Subject to Section 2.13, any and all Liabilities relating to or arising out of the Assumed Business Contracts (it being agreed that any Liabilities relating to or arising out of any such Contracts that are Shared Contracts shall be governed by Section 2.13(d));

(b) Any and all Accounts Payable of the Business that arise out of or relate to the Business without limiting adjustments resulting from the final calculation of Closing Working Capital in accordance with this Agreement;

(c) Any and all Liabilities with respect to any return, repair, warranty or any other Liabilities to the extent arising from or relating to products and services of the Business that were designed, manufactured, serviced or sold on, prior to or after the Closing Date or that were held in the Inventory as of the Closing Date without limiting adjustments resulting from the final calculation of Closing Working Capital or Closing Funded Debt in accordance with this Agreement;

(d) Except for any Liabilities expressly retained by Sellers pursuant to Section 5.8, any and all Liabilities (i) in respect of Business Employees to the extent included in the final calculation of Closing Working Capital and, solely to the extent set forth on Section 2.7(e) the Seller Disclosure Schedules, Former Business Employees, whether arising prior to, at or after the Closing, other than the Retained Liabilities set forth in Section 2.8(d); (ii) assumed by Purchaser pursuant to Section 5.8, or (iii) relating to or arising out of the Transferred Benefit Plans; and

(e) Except as set forth in Section 2.8, any and all Liabilities of the Target Entities to the extent arising out of the Business or the Purchased Assets, whether accruing prior to, on or after the Closing Date, and in each case, whether fixed or contingent, matured or unmatured, arising by Law or by Contract or otherwise; provided that, for any Liabilities required to be set forth on a balance sheet under GAAP, only such Liabilities provided for or otherwise reflected on the 2019 Audited Additional Financial Statements or incurred after the Measurement Time.

The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (a) through (e) in this Section 2.7, but Sellers shall not transfer such Liability more than once. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another clause.

Section 2.8 Retained Liabilities. Anything to the contrary contained in this Agreement notwithstanding, neither Purchaser nor any of its Affiliates (including, following the Closing, the Target Entities) shall assume or agree to pay, perform or otherwise discharge, nor shall they be or become responsible or otherwise liable, directly or indirectly, for any Liabilities of Sellers or their respective Affiliates other than the Assumed Liabilities (such Liabilities, other than those constituting the Assumed Liabilities, the “Retained Liabilities”). Without limiting the generality of the foregoing, the following Liabilities of the Sellers or any of their respective Affiliates shall, from and after the Closing, be retained by Sellers and Sellers hereby agree to pay, discharge and perform all such Retained Liabilities:

(a) Any and all Indebtedness of any Seller or any of their Affiliates (other than the Target Entities to the extent included in the calculation of Closing Funded Debt);

(b) Any and all Liabilities of the Target Entities arising under interest rate or currency swaps, collars, caps and similar hedging obligations;

(c) Any and all Liabilities of Sellers pursuant to the terms of this Agreement or any of the Transaction Documents;

(d) Any and all Liabilities to the extent arising out of or related to the Excluded Assets or the Excluded Business;

(e) Except as set forth in Section 2.7(d) or assumed by Purchaser pursuant to Section 5.8, Liabilities relating to or arising under any Seller Benefit Plan;

(f) Any and all Liabilities for Excluded Business Taxes, except to the extent any such Liabilities were included as liabilities in calculating Funded Debt or as a current liability in the final calculation of Working Capital;

(g) Any and all Liabilities to the extent arising from or relating to the Pre-Closing Reorganization and the Pre-Closing Restructuring, including Tax liabilities relating thereto;

(h) Any and all Liabilities under the defined benefits and defined contribution pension plans of Lummus Consultants International Ltd. and any and all pension Liabilities of Lummus Consultants International LLC;

(i) Any and all Cure Costs;

(j) Any and all Transaction Expenses to the extent not included in the calculation of the Final Purchase Price;

(k) Any and all Leakage (other than Permitted Leakage) to the extent not included in the calculation of the Final Purchase Price (it being understood and agreed that such Leakage shall be deemed to be a Retained Liability);

(l) Except as provided in Section 2.7(d), any and all Liabilities in respect of Former Business Employees, whether arising prior to, at or after the Closing;

(m) Any and all Liabilities arising from the ORPIC JV Payable and the AP Delayed Payments, and each such Retained Liability shall be paid in full by Sellers prior to the Closing;

(n) Any and all Liabilities arising in connection with any claim or Proceeding by a shareholder of a Seller or any of its Affiliates against any Target Entities;

(o) Any and all Liabilities related to or arising out of the Shaw (S&W) Pension Plan; and

(p) Except as provided in Sections 2.7(d)(ii) and (iii), any and all ERISA Affiliate Liabilities.

The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (a) through (p) in this Section 2.8; such fact does not imply that (i) such Liability shall be transferred more than once or (ii) any duplication of such Liability is required. Sellers and Purchaser acknowledge and agree that none of Purchaser or any of its Affiliates will be required to assume, retain, pay, perform or otherwise discharge, or shall otherwise be or become responsible or have any Liability for, any of the Retained Liabilities.

Section 2.9 Retained Stake Option.

(a) At any time prior to the date that is the six (6)-month anniversary of the Closing Date, subject to the other provisions of this Section 2.9, Sellers may, with the prior written consent of the Consultation Parties, elect to retain or purchase, as applicable, the Retained Stake Interest by providing written notice from the Seller Representative to Purchaser. In connection with exercising the Retained Stake Option, whether before or after Closing, Sellers and Purchaser shall negotiate in good faith to finalize a Shareholders Agreement (and any other ancillary documentation with respect thereto) (collectively, the “Shareholders Agreement”), which Shareholders Agreement shall include the terms and conditions set forth in the term sheet attached as Exhibit I to this Agreement; provided, however, if the Retained Stake Option is exercised prior to the Closing (upon written notice from the Seller Representative to Purchaser at least thirty (30) days prior to the Closing), then, to the extent the Parties are unable to finalize the Shareholders Agreement as of the Closing Date, the Parties agree that the terms set forth in the term sheet attached as Exhibit I to this Agreement (and only such terms) shall be binding on the Parties.

(b) If the Retained Stake Option is exercised at or prior to the Closing, the Closing Purchase Price shall be decreased by $20,000,000 (the amount of such decrease, if any, the “Rollover Value”).

(c) If the Retained Stake Option is exercised following the Closing, then the purchase shall be consummated within thirty (30) days following receipt by Purchaser of Sellers’ election to exercise the Retained Stake Option (or such longer period as may be agreed between Sellers and Purchaser). The purchase price for such Retained Stake Option shall equal $20,000,000 plus an amount that would yield a 12% per annum internal rate of return to the equityholders of Purchaser calculated from the Closing Date through the date on which the sale of the Retained Stake Interest is consummated.

Section 2.10 Closing Deliveries.

(a) At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers (or one or more other Affiliates of Sellers designated by Seller Representative or as otherwise set forth in this Section 2.10(a)) the following:

(i) payment, by wire transfer(s) to one or more bank accounts of Sellers (or any of their respective Affiliates) designated in writing by Seller Representative (such designation to be made by Seller Representative at least two (2) Business Days prior to the Closing Date), an amount in immediately available Dollars equal to (A) the Closing Purchase Price less (B) the Deposit Escrow Amount less (C) the Rollover Value, if any, less (D) the Purchase Price Escrow Amount;

(ii) deposit of the Purchase Price Escrow Amount into the Escrow Account in accordance with Section 2.3(b) and the Purchase Price Escrow Agreement;

(iii) the certificate to be delivered pursuant to Section 7.3(c);

(iv) a counterpart of the Transition Services Agreement, in substantially the form attached as Exhibit E to this Agreement (the “Transition Services Agreement”), duly executed by Purchaser or one or more of its Affiliates named as a party thereto;

(v) an assignment of the equity interests for the purchase and sale of the Purchased Entity Shares and Purchased Venture Equity Interests, other than the Purchased Entity Shares subject to the Dutch Deed of Transfer or the Foreign Closing Documents, substantially in the form attached as Exhibit F to this Agreement (the “Assignment and Conveyance Agreement”), duly executed by Purchaser or one of its Affiliates;

(vi) to the extent any Purchased Asset or Assumed Liability is not held by a Target Entity, a counterpart of the Assignment and Assumption Agreement and Bill of Sale for the Purchased Assets (other than the Purchased Entity Shares and the Purchased Venture Equity Interests) and the Assumed Liabilities, by and between the applicable Sellers and Purchaser, attached as Exhibit G to this Agreement (the “Assignment and Assumption Agreement and Bill of Sale”), duly executed by Purchaser or one of its Affiliates that is to acquire such Purchased Assets or assume such Assumed Liabilities;

(vii) a counterpart of the Strategic Agreement, in substantially the form attached as Exhibit H to this Agreement (the “Strategic Agreement”), duly executed by Purchaser or one of its Affiliates named as a party thereto;

(viii) in the event the Retained Stake Option is exercised prior to Closing, subject to Section 2.9(a), a counterpart of the Shareholders Agreement, duly executed by Purchaser or one of its Affiliates named as a party thereto;

(ix) a duly legalized power of attorney on behalf of Purchaser for purposes of executing the notarial deed of transfer, in substantially the form attached as Exhibit J, to effect the transfer of the Dutch Shares to Purchaser (the “Dutch Deed of Transfer”), together with the instruction that the Dutch civil law notary (notaris) in the Netherlands or any of its deputies may proceed with the execution of the Dutch Deed of Transfer in substantially the form attached as Exhibit N to this Agreement;

(x) a counterpart of the Foreign Closing Documents (as defined below) duly executed by Purchaser or one of its Affiliates, to the extent applicable;

(xi) a counterpart of each Purchase Price Escrow Agreement duly executed by Purchaser;

(xii) a counterpart of Joint Written Instructions, duly executed by Purchaser, directing each of the Escrow Agents, as applicable, to distribute the Deposit Escrow Amount to Sellers; and

(xiii) any other Closing deliverables reasonably necessary or advisable to consummate the Transactions or any other transactions contemplated hereby.

(b) At the Closing, Seller Representative shall deliver, or cause to be delivered, to Purchaser the following:

(i) the certificate to be delivered pursuant to Section 7.2(c);

(ii) a counterpart of the Transition Services Agreement, duly executed by each Seller named as a party thereto;

(iii) such stock transfers, stock certificates (or local legal equivalent) and other documents evidencing or otherwise necessary to give effect to the transfer of the Purchased Entity Shares and Purchased Venture Equity Interests free and clear of all Liens (other than Permitted Equity Liens), and, in the case that such Purchased Entity Shares and Purchased Venture Equity Interests are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer;

(iv) a counterpart of the Assignment and Conveyance Agreement duly executed by each applicable Seller;

(v) a counterpart of the Assignment and Assumption Agreement and Bill of Sale duly executed by each applicable Seller;

(vi) a counterpart of the Purchase Price Escrow Agreement duly executed by Seller Representative and the relevant Escrow Agent;

(vii) with respect to jurisdictions outside the United States in which the Purchased Assets or Assumed Liabilities are located, and without duplication of the other Closing deliveries set forth in this Section 2.10, the Foreign Acquisition Agreements and such other bills of sale, share transfer deeds, stock powers, certificates of title, deeds, assignments and other agreements or instruments of transfer (in a form that is consistent with the terms and conditions of this Agreement and otherwise customary in such jurisdictions and that is reasonably acceptable to Purchaser) as and to the extent necessary to effect the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement (collectively, the “Foreign Closing Documents”), in each case duly executed by each Seller (and Purchased Entity, if applicable) named as a party thereto, to the extent applicable;

(viii) a counterpart of the Strategic Agreement, duly executed by each Seller named as a party thereto;

(ix) in the event the Retained Stake Option is exercised at the Closing, subject to Section 2.9(a), a counterpart of the Shareholders Agreement, duly executed by each applicable Seller or Affiliate thereof;

(x) duly executed Lien Release Letters;

(xi) duly executed resignation letters (including customary releases in a form reasonably satisfactory to Seller Representative) from all individuals that are not employees (effective as of the Closing) of the Target Entities that are directors and officers of any of the Target Entities, including the individuals listed on Section 2.10(b)(xi) of the Seller Disclosure Schedules that remain directors or officers, as applicable, as of immediately prior to the Closing, resigning in all officer or director capacities from the Target Entities and in form and substance reasonably acceptable to Purchaser;

(xii) a fully executed limited warranty or comparable deed in customary form with respect to each Transferred Owned Real Property (each, a “Warranty Deed”);

(xiii) an IRS Form W-9 duly executed by each Seller incorporated in the United States, and with respect to MDRT (2) a duly executed certificate and an accompanying notice addressed to the IRS in compliance with Treasury Regulations 1.897-2(h) and dated not more than thirty (30) days prior to the Closing Date;

(xiv) a duly legalized power of attorney on behalf of MDRT (2) and MDRT for purposes of executing the Dutch Deed of Transfer, together with the instruction that the Dutch civil law notary (notaris) in the Netherlands or any of its deputies may proceed with the execution of the Dutch Deed of Transfer in substantially the form attached as Exhibit N to this Agreement, if applicable;

(xv) a counterpart of Joint Written Instructions, duly executed by Seller Representative, directing each of the Escrow Agents, as applicable, to distribute the Deposit Escrow Amount to Sellers;

(xvi) two (2) copies of Internal Revenue Service Form 8832 (or successor form) with respect to each of the Target Entities set forth on Section 6.16 of the Seller Disclosure Schedules (and, if applicable, Lummus Consultants International LLC and Lummus Consultants International Ltd.); and

(xvii) any other Closing deliverables reasonably necessary or advisable to consummate the Transaction or any other transactions contemplated hereby.

(c) At the Closing, Seller Representative shall deliver, or cause to be delivered, to the Dutch civil law notary (notaris) in the Netherlands the original shareholders register of MDRT (2), if applicable.

Section 2.11 Adjustment to Base Purchase Price.

(a) Section 2.11(a) of the Seller Disclosure Schedules sets forth a calculation (for illustrative purposes only) of (1) the Working Capital, the Cash Amounts and the Funded Debt of the Target Entities, in each case, as of the date set forth for such metric (the “Sample Closing Statement”), and in each case, including the classification of asset and liability line items and general ledger accounts, prepared in accordance with the accounting principles set forth in Section 2.11(a) of the Seller Disclosure Schedules (the “Transaction Accounting Principles”) and (2) Leakage, as of the date set forth for such metric. In the event of a conflict between the Transaction Accounting Principles and the Sample Closing Statement, the Transaction Accounting Principles shall govern.

(b) At least five (5) Business Days prior to the anticipated Closing Date, Seller Representative shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth Sellers’ good-faith estimate of (i) the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”), (ii) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”), (iii) the Closing Funded Debt (such estimate, the “Estimated Closing Funded Debt”), (iv) the Target Entity Transaction Expenses (such estimate, the “Estimated Target Entity Transaction Expenses”), (v) Leakage (which shall not, for the avoidance of doubt, include Permitted Leakage) (such estimate, the “Estimated Leakage”), (vi) the EBITDA Adjustment Amount (such estimate, the “Estimated EBITDA Adjustment Amount”) and (vii) the Contract Capital Amount (such estimate, the “Estimated Contract Capital Amount”). The Closing Statement shall (x) set forth in reasonable detail the calculations of such amounts and shall be accompanied by supporting documentation reasonably sufficient to allow Purchaser to review and analyze the Closing Statement and (y) be prepared in accordance with the Transaction Accounting Principles. The Estimated Adjustment Amount, the Estimated Closing Cash Amounts, the Estimated Closing Funded Debt, the Estimated Target Entity Transaction Expenses, the Estimated

Leakage, the Estimated EBITDA Adjustment Amount and the Estimated Contract Capital Amount shall be used to calculate the Closing Purchase Price to be paid by Purchaser to Sellers at the Closing. Purchaser agrees that, following the Closing through the date that the Post-Closing Statement becomes final and binding in accordance with this Section 2.11, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Post-Closing Statement is to be based that would reasonably be expected to materially impede or delay the final determination of the Post-Closing Statement. Without prejudice to any rights of Purchaser hereunder, Sellers shall prepare the Closing Statement in good faith consultation with Purchaser and the Closing Statement shall be in a form reasonably acceptable to Purchaser. In furtherance of the foregoing, Sellers shall provide Purchaser and its Representatives with reasonable access to the work papers and other books and records of Sellers and the Target Entities used in the preparation of the Closing Statement as Purchaser may reasonably request for the purpose of reviewing the Closing Statement.

(c) As promptly as reasonably practicable and in any event within ninety (90) days after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller Representative, a written statement (the “Post-Closing Statement”), setting forth Purchaser’s good faith calculations of the actual Adjustment Amount, the actual Closing Cash Amounts, the actual Closing Funded Debt, the actual Target Entity Transaction Expenses, the actual Leakage (which shall not, for the avoidance of doubt, include Permitted Leakage), the actual EBITDA Adjustment Amount and the actual Contract Capital Amount. The Post-Closing Statement shall (i) set forth in reasonable detail the calculations of such amounts and shall be accompanied by reasonable supporting documentation for such calculations and (ii) be prepared in accordance with the Transaction Accounting Principles (and, solely with respect to the EBITDA Adjustment Amount, Exhibit M). Once Purchaser has delivered the Post-Closing Statement, the Post-Closing Statement shall be deemed irrevocable by Purchaser for purposes of the calculation of the Final Purchase Price, and Purchaser shall be foreclosed and barred in all respects from amending, supplementing or modifying the Post-Closing Statement and related calculations following delivery to Seller Representative; provided that the Post-Closing Statement may be revised (w) within thirty (30) days following receipt by Seller Representative of the Post-Closing Statement to correct any manifest errors, (x) in connection with, and as a result of, Seller Representative’s review thereof (and related discussion and/or negotiation between the Parties) in accordance with this Section 2.11, (y) in connection with, and as a result of any determination by, the Independent Accounting Firm in accordance with this Section 2.11, or (z) as otherwise agreed between Purchaser and Seller Representative.

(d) Within sixty (60) days following receipt by Seller Representative of the Post-Closing Statement, Seller Representative shall deliver written notice to Purchaser of any dispute Sellers have with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided that, if Seller Representative does not deliver any Dispute Notice to Purchaser within such sixty (60)-day period, the Post-Closing Statement as prepared by Purchaser shall be deemed to be final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Sellers dispute and (ii) the proposed amount of such item; provided, however, that Sellers may not dispute the accounting principles, practices, methodologies and policies used in preparing the Post-Closing Statement unless they are inconsistent with the Transaction Accounting Principles (or, solely with respect to the EBITDA Adjustment Amount, Exhibit M). Upon receipt by Purchaser of a Dispute Notice, Purchaser and Seller Representative shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller Representative fail to resolve all such disputes in writing within thirty (30) days after delivery of the Dispute Notice (such disputed items that have not been resolved in writing, the “Disputed Items”), then Purchaser and Seller Representative jointly shall engage, promptly (but in any event within sixty (60) days after delivery of the Dispute Notice), the Independent Accounting Firm to resolve any such Disputed Item; provided that, if Seller Representative and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller Representative and Purchaser shall select an internationally recognized independent major accounting firm, and the two (2) firms shall mutually select a third internationally recognized independent major accounting firm to serve as the Independent Accounting Firm. Purchaser and Seller Representative shall furnish or cause to be furnished to the Independent Accounting Firm such work papers and other documents and information relating to the Disputed Items as the Independent Accounting Firm may reasonably request and are available to that Party or its agents, copies of which shall be concurrently provided to the other Party. Additionally, Purchaser and Seller Representative shall be afforded the opportunity to present to the Independent Accounting Firm any material relating to the Disputed Items (provided that copies of such material shall be concurrently provided to the other Party), but shall not engage in any other ex parte communications with the Independent Accounting Firm without the prior written consent of the other Party or without the other Party having the opportunity to be present for and participate in any in-person communications (and, to the extent of any written communications, being concurrently provided with a copy of such communications). The Parties agree that the content of all such information furnished to the Independent Accounting Firm shall be limited to (i) whether the Adjustment Amount, the Closing Cash Amounts, the Closing Funded Debt, the Target Entity Transaction Expenses, Leakage and the Contract Capital Amount were properly calculated in accordance with the Transaction Accounting Principles (and, solely with respect to the EBITDA Adjustment Amount, Exhibit M), (ii) the proposed resolution of each disputed issue by such Party and (iii) reasonable supporting detail for the foregoing. Purchaser and Seller Representative shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described above (and any hearing necessary to consider the content of such presentations) and in any event not more than forty-five (45) days from the engagement of the Independent Accounting Firm, make a final determination, binding on the Parties, of the appropriate amount of each of the Disputed Items. The Independent Accounting Firm’s decision shall be the Parties’ sole and exclusive remedy regarding any dispute concerning the appropriate amount of each Disputed Item (absent bad faith by the Independent Accounting Firm); provided that nothing contained in this Section 2.11 shall limit the rights of Purchaser pursuant to Article VI or Article IX for a breach or inaccuracy in the representations and warranties set forth in Article III, as applicable. With respect to each Disputed Item, such determination, if not in accordance with the position of either Sellers or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Sellers or Purchaser, as applicable, in their respective presentations to the Independent Accounting Firm described above. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to fixing mathematical errors and determining whether any disputed determinations of the Adjustment Amount, the Closing Cash Amounts, the Closing Funded Debt, the Target Entity Transaction Expenses, Leakage and the Contract Capital Amount were properly calculated in accordance with the Transaction Accounting Principles (and, solely with respect to the EBITDA Adjustment Amount, Exhibit M). The Independent Accounting Firm is not authorized to, and shall not, make any other determination, including (i) any determination with respect to any matter included in the Post-Closing Statement or the Dispute Notice other than those matters that were properly submitted for resolution to the Independent Accounting Firm, (ii) any determination as to whether the Transaction Accounting Principles were followed with respect to the Financial Statements (other than the Additional Audited Financial Statements), (iii) any determination as to whether the Reference Working Capital calculation was properly calculated in accordance with the Transaction Accounting Principles, (iv) any determination as to the accuracy of the representations and warranties set forth in this Agreement, or (v) any determination as to compliance by any party with any of their respective covenants in this Agreement. Any dispute not within the scope of disputes to be resolved by the Independent Accounting Firm pursuant to this Section 2.11 shall be resolved as otherwise provided in this Agreement. Any determination by the Independent Accounting Firm, and any work or analyses performed by the Independent Accounting Firm, may not be offered as evidence in any Proceeding as evidence of a breach of any representations or warranty in this Agreement or a breach of any covenant in this Agreement (other than as a breach of this Section 2.11). All negotiations pursuant to this Section 2.11 shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, if applicable. The Independent Accounting Firm’s determinations shall be based solely on written submissions by Purchaser and Seller Representative that are in accordance with the applicable guidelines and procedures set forth in this Article II and on any hearings that the Independent Accounting Firm may deem necessary concerning such submissions or on the responses to any questions or requests for supporting information (i.e. not on the basis of independent review) and on the definitions included in this Agreement. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne by Sellers and Purchaser in proportion to the allocation of the dollar value of the amounts in dispute between Sellers and Purchaser resolved by the Independent Accounting Firm, such that the Party prevailing on the greatest dollar value of such disputes pays the lesser proportion of the fees. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the Parties, absent manifest error or Fraud. The Parties acknowledge and agree that the Independent Accounting Firm shall be functioning solely as an expert and not as an arbitrator. The Parties agree that any adjustment as determined pursuant to this Section 2.11(d) shall be treated as an adjustment to the Purchase Price, except as otherwise required by applicable Law.

(e) For purposes of complying with the terms set forth in this Section 2.11, each of Sellers and Purchaser shall reasonably cooperate with and make available to each other and their respective Representatives all information, records, data and working papers, in each case to the extent related to the Purchased Assets, the Assumed Liabilities, the Business or Target Entities, and shall permit access to its senior personnel, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes thereunder; provided that customary confidentiality and hold harmless agreements relating to access to working papers in form and substance reasonably and customarily acceptable to any auditors or independent accountants are signed by Seller Representative or Purchaser, as applicable, and their respective Representatives. Notwithstanding anything to the contrary in this Section 2.11(e), no Party shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any applicable Laws.

(f) The “Final Purchase Price” shall mean the Base Purchase Price, plus (i) the Adjustment Amount (which may only be a negative number or zero), plus (ii) the Closing Cash Amounts, minus (iii) the Closing Funded Debt, minus (iv) the Target Entity Transaction Expenses, minus (v) the Rollover Value, if applicable, minus (vi) Leakage (which shall not, for the avoidance of doubt, include Permitted Leakage), minus (vii) the EBITDA Adjustment Amount, if any, plus (viii) the Ticking Fee, plus (ix) the final Contract Capital Amount (which may only be a negative number or zero), minus (x) the Lease Obligations, in each case as finally determined pursuant to Sections 2.11(c) and 2.11(d).

(g) If the Closing Purchase Price exceeds the Final Purchase Price, then Sellers shall, (i) instruct the JPM Escrow Agent to promptly release an amount equal to such shortfall to Purchaser pursuant to the Escrow Agreement and (ii) to the extent that there are insufficient funds in the Escrow Account to satisfy such shortfall, pay or cause to be paid to Purchaser such shortfall to an account or accounts designated in writing by Purchaser, or, at the sole discretion of Purchaser, Purchaser shall be entitled to any of the following: (1) pursue recourse against the Sellers and (2) withhold and set off the amount of any payments due to Purchaser from any amounts due and payable to Sellers and their Affiliates pursuant to the Strategic Agreement. If the Final Purchase Price exceeds the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Sellers by wire transfer of immediately available funds to an account or accounts designated in writing by Seller Representative to Purchaser and instruct the JPM Escrow Agent to promptly release the amount in the Escrow Account to Sellers pursuant to the Escrow Agreement; provided, however, that if either Purchaser or Sellers would be required to pay less than $100,000 under this Section 2.11(g), then neither Purchaser nor Sellers, as the case may be, shall be required to make such payment, but if either Purchaser or Sellers would be required to pay more than $100,000, then Purchaser or Sellers, as the case may be, shall only be required to pay, or instruct the JPM Escrow Agent to pay, as applicable, the amount in excess of $100,000. Any payment pursuant to this Section 2.11(g) is to be made within five (5) Business Days of the date on which the Adjustment Amount, Closing Cash Amounts, Closing Funded Debt, Target Entity Transaction Expenses, Leakage, the EBITDA Adjustment Amount and the Contract Capital Amount are finally determined pursuant to this Section 2.11, except as expressly provided for in this Agreement, and any amounts owed pursuant to this Section 2.11(g) shall be paid in full.

(h) No actions taken by Purchaser on its own behalf or on behalf of any Target Entity on or following the Closing Date shall be given effect for purposes of determining the Adjustment Amount (or other items contained in the Post-Closing Statement), and the determination of the Final Purchase Price shall not take into account any developments or events taking place after the Closing Date.

Section 2.12 Purchase Price Allocation.

(a) No later than thirty (30) days before the Closing (or otherwise as necessary to prepare bills of sale, transfer agreements, or to otherwise timely comply with the requirements of applicable Law in respect of the sale of the Specified Purchased Assets), Purchaser shall deliver to Seller Representative a written notice setting forth (i) the portion of the Purchase Price (as determined as of the applicable date of such allocation) and any other items that are treated as additional consideration for Tax purposes allocable to the Specified Purchased Assets and (ii) the allocation of such amount among the Specified Purchased Assets, in each case, prepared in accordance with the allocation principles set forth in Section 2.12(a) of the Seller Disclosure Schedules and in a manner consistent with Sections 338, if applicable, and 1060 of the Code and the Treasury Regulations promulgated thereunder (such statement, a “Purchaser Specified Allocation”). If Sellers disagree with the Purchaser Specified Allocation, Seller Representative may, within ten (10) days after delivery of such Purchaser Specified Allocation, deliver a notice (the “Seller Specified Notice”) to Purchaser to such effect, specifying those items as to which Seller disagrees and setting forth Sellers’ proposed allocations. If any Seller Specified Notice is duly delivered, Purchaser and Seller Representative shall cooperate in good faith to attempt to resolve such dispute no later than five (5) days prior to the Closing (it being understood that resolution of any such dispute shall not be a condition to the Closing). If the Seller Representative and Purchaser cannot resolve such dispute within five (5) days prior to the Closing, then the Purchaser Specified Allocation prepared by Purchaser, reflecting any changes based on the good faith negotiations between Purchaser and the Seller Representative, shall be considered final. Any such allocations, as prepared by Purchaser if no Seller Specified Notice has been given or as agreed to by Purchaser and Sellers (a “Specified Allocation”), shall be conclusive and binding on the Parties.

(b) No later than thirty (30) days after the date on which the Purchase Price is finally determined pursuant to Section 2.11, Purchaser shall deliver to Seller Representative a proposed allocation of the Purchase Price (as finally determined pursuant to Section 2.11) and any other items that are treated as additional consideration for Tax purposes to Sellers determined in a manner consistent with the allocation principles set forth in Section 2.12(a) of the Seller Disclosure Schedules, Sections 338, if applicable, and 1060 of the Code and the Treasury Regulations promulgated thereunder and reflecting any Specified Allocations made pursuant to Section 2.12(a) (the “Purchaser’s Allocation”). If Sellers disagree with Purchaser’s Allocation (for the avoidance of doubt, other than with respect to any Specified Allocation reflected in Purchaser’s Allocation), Seller Representative may, within thirty (30) days after delivery of Purchaser’s Allocation, deliver a notice (the “Seller’s Allocation Notice”) to Purchaser to such effect, specifying those items as to which Sellers disagree and setting forth Sellers’ proposed allocation. If the Seller’s Allocation Notice is duly delivered, Purchaser and Seller Representative shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (as finally determined pursuant to Section 2.11) and any other items that are treated as additional consideration for Tax purposes. If Purchaser and Seller Representative are unable to reach such agreement they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes, which decision shall be rendered within thirty (30) days after such firm is retained and shall be final, conclusive and binding on the Parties. One-half of the fees and expenses of the Independent Accounting Firm shall be paid by Purchaser, and one-half of such fees and expenses shall be paid by Sellers.

(c) Any allocation of the Purchase Price whether initially or as such may be finally determined pursuant to Section 2.11 and any other items that are treated as additional consideration for Tax purposes, whether determined separately from, in advance of, or pursuant to a decision by the Independent Accounting Firm shall incorporate, reflect, and be consistent with any Specified Allocation and Sections 338, if applicable, and 1060 of the Code and the Treasury Regulations promulgated thereunder. The allocation, as prepared by Purchaser if no Seller’s Allocation Notice has been given, as adjusted pursuant to any agreement between Purchaser and

Sellers, or as determined by the Independent Accounting Firm (the “Allocation”), shall be conclusive and binding on the Parties. None of Purchaser or Sellers shall (and shall cause their respective Affiliates not to) take any position inconsistent with the Allocation or any Specified Allocation on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law) (a “Final Determination”).

Section 2.13 Non-Assignment; Consents.

(a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof would be prohibited by applicable Law, unless the Bankruptcy Code, applicable non-bankruptcy Law, or Sale Order or the Confirmation Order (as applicable) authorizes or permits the assumption and assignment (in whole or, to the extent relevant, in part) of such Purchased Asset irrespective of the consent or lack thereof of a third party, or would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals,” and such assets, collectively, the “Non-Assignable Assets”), (i) constitute a material breach or other contravention thereof or (ii) be reasonably likely to subject any Seller, Target Entity, Purchaser or any of their respective officers, directors, agents or Affiliates to civil or criminal liability, unless and until such Approval is obtained, it being understood that the Closing shall, despite the existence of any Non-Assignable Assets, proceed in accordance with this Agreement, subject to the satisfaction and waiver of the conditions set forth in Article VII, and Purchaser shall pay the Purchase Price at the Closing in accordance with the terms hereof without the sale, assignment, conveyance, transfer or delivery of such Non-Assignable Assets (but subject to Sellers’ compliance with the other covenants and obligations set forth herein).

(b) Prior to Closing, Sellers shall, and shall cause their respective Affiliates to, use reasonable best efforts to obtain or cause to be obtained any Approval (other than Regulatory Approvals, which shall be governed by Section 5.2) (collectively, the “Non-Regulatory Approvals”) required to sell, assign, transfer or convey the Purchased Assets at the Closing and to obtain the unconditional release of Sellers and their respective Affiliates so that Purchaser and its Affiliates shall be solely responsible for the Assumed Liabilities, and Purchaser shall provide reasonable cooperation to Sellers and their Affiliates in connection therewith as reasonably requested by Sellers. If any such Non-Regulatory Approval is not obtained prior to the Closing, then, (A) until the earliest of (x) such time as such Non-Regulatory Approval is obtained and (y) with respect to a Purchased Asset that is a Contract, the expiration of the term of such Contract in accordance with its current term or the execution of a replacement Contract by Purchaser or its Affiliate, Sellers shall, and shall cause their respective Affiliates to continue to, use reasonable best efforts to obtain, or cause to be obtained, such Non-Regulatory Approval, and Purchaser shall provide reasonable cooperation to Sellers, subject to any approval of the Bankruptcy Court that may be required, and (B) Sellers shall, and shall cause their respective Affiliates to enter into an arrangement reasonably acceptable to Purchaser and Sellers intended to both (x) provide Purchaser, to the fullest extent not prohibited by applicable Law, the claims, rights, remedies and benefits of any such Purchased Assets and (y) cause Purchaser to assume and bear all Assumed Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, Purchaser will timely pay, perform or discharge when due any Assumed Liability (including any Assumed Liability for Taxes) arising thereunder after the Closing Date. Upon obtaining the relevant Non-Regulatory Approval, each Seller shall, and shall cause any of its applicable Affiliates to, promptly sell, convey, assign, transfer and deliver to Purchaser such Purchased Asset for no additional consideration (other than assumption of any related Assumed Liabilities with respect thereto as contemplated hereby), and Purchaser shall timely assume and agree to promptly pay, perform or discharge any related Assumed Liability. Failure to obtain any such Non-Regulatory Approval shall not, in and of itself, be deemed a breach of this Agreement by Sellers. The terms of this Section 2.13(b) shall not apply with respect to Shared Contracts, it being understood that the treatment of Shared Contracts is addressed in Section 2.13(d).

(c) Notwithstanding anything to the contrary in this Agreement, all reasonable and documented third-party legal and administrative fees, and other costs and expenses, payable in connection with obtaining Non-Regulatory Approvals shall be borne by Sellers. Anything in this Agreement to the contrary notwithstanding, neither Sellers nor Purchaser shall have any obligation under this Agreement or otherwise to initiate any claim or Proceeding against any Person in order to obtain any Non-Regulatory Approvals.

(d) Sellers shall, and shall cause their Affiliates to, use reasonable best efforts to cause to occur, and Purchaser shall reasonably cooperate with Sellers and their Affiliates with such efforts as reasonably requested by Sellers, on or prior to the Closing, with respect to each Contract listed on Section 2.13(d) of the Seller Disclosure Schedules, the termination, amendment, separation or other action set forth on Section 2.13(d) of the Seller Disclosure Schedules with respect to such Contract; provided that neither Party shall be required to initiate any claim or Proceeding against any Person in order to accomplish such action. In the event that the action set forth on Section 2.13(d) of the Seller Disclosure Schedules with respect to any Contract is not completed on or prior to the Closing, then Sellers shall, and shall cause their Affiliates to, continue to use reasonable best efforts following the Closing to cause the action set forth on Section 2.13(d) of the Seller Disclosure Schedules with respect to such Contract to occur. If the action set forth on Section 2.13(d) of the Seller Disclosure Schedules with respect to any Contract is not completed on or prior to the Closing, in addition to complying with the obligations set forth in the second sentence of this Section 2.13(d), the Parties shall in good faith implement mutually acceptable alternative arrangements for purposes of allocating rights and Liabilities and obligations under such Contract; provided that such arrangements shall not result in a breach or violation of such Contract by the applicable Seller, Purchaser or any of their respective Affiliates. If, following the Closing, any Seller or any of its Affiliates remains party to any Contract set forth on Section 2.13(d) of the Seller Disclosure Schedules (which schedule may be amended, from time to time, by mutual agreement of Purchaser and Sellers) or any other Contract, all or a portion of which relates to the Business (any such Contract, a “Shared Contract”), Purchaser and Sellers shall in good faith implement mutually acceptable arrangements (such alternative arrangements may include a mutually agreed subcontracting, sublicensing, agency or subleasing arrangement) under which Purchaser and its applicable Subsidiaries would, in compliance with applicable Law, obtain the benefits under and assume the obligations and bear the economic burdens of those parts of such Shared Contract that relate to the Business, or under which such Seller and its Subsidiaries would, upon the request of Purchaser, enforce for the benefit of Purchaser and its Subsidiaries (at the expense of Sellers) the rights of such Seller and its Subsidiaries against any third party under those parts of such Shared Contract that constitutes an Assumed Business Contract. If, following the Closing, Purchaser or any of its Affiliates (including any Target Entity) is party to any Contract set forth on Section 2.13(d) of the Seller Disclosure Schedules (which schedule may be amended, from time to time, by mutual agreement of Purchaser and Sellers) or any other Contract, all or a material portion of which relates to the Excluded Assets (any such Contract, a “Purchaser Shared Contract”), Purchaser and Sellers shall in good faith implement mutually acceptable arrangements (such alternative arrangements may include a subcontracting, sublicensing, agency or subleasing arrangement) under which the applicable Seller and its applicable Subsidiaries would, in compliance with Law, obtain the benefits under and assume the obligations and bear the economic burdens associated with, the portion of such Purchaser Shared Contract that relates to the Excluded Assets, or under which Purchaser and its Subsidiaries would, upon the request of such Seller, enforce for the benefit (and at the expense) of such Seller and its Subsidiaries the rights of Purchaser and its Subsidiaries against any third party under the portion of such Purchaser Shared Contract that relates to the Excluded Assets. Notwithstanding the foregoing, and notwithstanding Section 2.13(d) of the Seller Disclosure Schedules, in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals. In furtherance of the foregoing, Purchaser will promptly pay, perform or discharge when due any Liability (including any liability for Taxes) arising under any Shared Contract (to the extent such Liability arising under such Shared Contract relates to the Business) after the Closing Date and the applicable Seller shall promptly pay, perform or discharge when due any Liability (including any liability for Taxes) arising under any Purchaser Shared Contract (to the extent such Liability arising under such Purchaser Shared Contract relates to the Excluded Assets) after the Closing Date; provided that no Shared Contract or Purchaser Shared Contract may be terminated without Purchaser’s or Sellers’, as applicable, prior written consent (not to be unreasonably conditioned, withheld or delayed). Notwithstanding anything herein to the contrary, in connection with the Chapter 11 Cases (or any other proceeding), the Sellers shall not, and shall cause their respective Affiliates not to, reject any executory Contract or unexpired lease relating to the Business without prior good faith consultation with Purchaser and, if any such Contract is rejected following such good faith consultation, Sellers will cooperate with Purchaser in good faith to enter into a mutually acceptable arrangement to provide Purchaser with the benefit of any such Contract following the Closing.

(e) Following the Closing, for so long as Sellers hold any Purchased Assets or are parties to any Shared Contracts and provide Purchaser or any of its Affiliates any claims, rights and benefits of any such Purchased Asset or Shared Contract pursuant to an arrangement described in this Section 2.13, Sellers shall hold and operate such Purchased Assets and operate under such Shared Contracts in a manner consistent in all material respects with the manner in which Sellers held and operated such Purchased Assets and Shared Contracts prior to the date hereof and prior to the Closing. Anything contained in this Agreement to the contrary notwithstanding, any transfer or assignment to Purchaser of any Purchased Asset or any part of a Shared Contract that shall require an Approval as described above in this Section 2.13 shall be made subject to such Approval being obtained.

(f) Anything contained in this Agreement to the contrary notwithstanding, any transfer or assignment to any Seller of any Excluded Asset or any part of a Purchaser Shared Contract that shall require an Approval as described above in this Section 2.13 shall be made subject to such Approval being obtained.

(g) The Parties agree that, following the Closing, except as provided by Section 2.13(d) or otherwise agreed by the Parties pursuant to this Agreement or the Transition Services Agreement, and except with respect to any Shared Contract as provided in Section 2.13(d)), with respect to any Contract between a third party, on the one hand, and any Seller or any of its Affiliates, on the other hand, to which none of the Target Entities or Purchaser is a party following the Closing, none of the Target Entities or Purchaser shall have any rights, or be entitled to any benefits, under any such Contracts from and after the Closing.

Section 2.14 Foreign Acquisition Agreements. The transfer of each Purchased Entity or any Purchased Venture Equity Interests of a Purchased Venture organized in a jurisdiction outside of the United States, or the transfer of any other Purchased Asset located in a jurisdiction outside of the United States, shall be effected pursuant to short-form acquisition agreements in form and substance reasonably acceptable to each of Purchaser and Sellers (the “Foreign Acquisition Agreements”) on a country-by-country basis to the extent that either local Laws in the relevant jurisdiction require observance of specified formalities or procedures to legally effect a transfer of such entity or assets. The Foreign Acquisition Agreements shall serve purely to effect the legal transfer of the applicable Purchased Entity Shares, Purchased Venture Equity Interests or Purchased Asset and shall not affect the value being received or paid by Purchaser or given by Sellers, including the allocation of assets and Liabilities as between them, all of which shall be determined by this Agreement. Unless otherwise agreed by Purchaser and Seller Representative, the Foreign Acquisition Agreements will be executed and delivered on the Closing Date and the transfer of the assets and interests set forth in such Foreign Acquisition Agreements will be consummated on the Closing Date.

Section 2.15 Target Entities. Subject to the last paragraph of Section 2.5, the Parties intend that the transfer of the Target Entities shall result in an indirect transfer of only those assets of the Target Entities that would otherwise (that is, if the Target Entities were Sellers and the parties were transferring assets of the Target Entities and not their equity interests) fall within the definition of “Purchased Assets,” and in an indirect transfer of only those Liabilities of the Target Entities that would otherwise fall within the definition of “Assumed Liabilities.” Sellers and Purchaser shall mutually agree in writing, prior to the Closing, to take, at Sellers’ sole cost and expense (to include any Tax cost associated therewith), such action as is necessary or advisable to transfer, effective as of, or prior to, the Closing Date (or following the Closing if by Purchaser or its Affiliates), the Excluded Assets and Retained Liabilities from the Target Entities to Sellers or one or more of their Affiliates for no consideration (or for such consideration as is required by all applicable Laws) and as would not result in any impairment or Liability to the Purchased Assets or the Business other than de minimis impairment or Liability so that the assets and Liabilities of each of the Target Entities at the Closing are consistent with the agreement of the Parties as set forth in the preceding sentence.

Section 2.16 Bulk Sales Waiver. Purchaser hereby waives compliance by Sellers with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser.

Section 2.17 Withholding Rights. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law; provided, however, that, to the extent reasonably practicable, Purchaser will provide notice to Sellers within five (5) Business Days prior to withholding and shall provide each Seller a reasonable opportunity to provide documentation or other proof reasonably acceptable to Purchaser to avoid such withholding. To the extent that such amounts are so withheld and paid over to the proper Governmental Entity by Purchaser, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made by Purchaser.

Section 2.18 Pre-Closing Reorganization. The Parties agree to cooperate in the implementation of the Pre-Closing Reorganization; provided that, notwithstanding anything to the contrary contained in any of the Transaction Documents, any documents, Contracts or other arrangements implementing the Pre-Closing Reorganization shall be reasonably acceptable to both the Sellers and the Purchaser.

Section 2.19 Lummus Consultants. Notwithstanding anything to the contrary set forth in this Agreement, no later than five (5) Business Days prior to the anticipated Closing Date, Purchaser may, in its sole discretion, elect to include, as of the Closing, all of the outstanding Capital Stock of each of Lummus Consultants International LLC and Lummus Consultants International Ltd. together, “Lummus Consultants”) as assets to be conveyed to Purchaser at the Closing. If Purchaser makes the election described in the preceding sentence, Sellers agree to convey such Capital Stock to Purchaser at the Closing and, solely for purposes of the Sellers Fundamental Representations, each of Lummus Consultants International LLC and Lummus Consultants International Ltd. shall be deemed “Target Entities” under this Agreement and all Liabilities attributable to such Entities shall be deemed to be included as part of “Assumed Liabilities”, except to the extent described in Section 2.8(h). Prior to the Closing, Sellers shall, and shall cause their respective Affiliates to, provide, subject to Section 5.4, reasonable access to information with respect to each of Lummus Consultants International LLC and Lummus Consultants International Ltd., solely for purposes of Purchaser’s evaluation of its decision as to whether to exercise the election provided in this Section 2.19.

Section 2.20 363 Sale Option. Subject to entry of the Sale Order, if Purchaser is designated as the Successful Bidder, Purchaser shall have the option (the “363 Sale Option”), in its sole discretion, to deliver a written notice (the “363 Sale Notice”) to Sellers and the Consultation Parties (in accordance with Section 9.6, and with respect to the Consultation Parties, to the email addresses set forth in the definition of “Consultation Parties”), and, two (2) Business Days after receipt of such notice, Sellers shall consummate the Transaction pursuant to sections 363 and 365 of the Bankruptcy Code and the Sale Order; provided that Purchaser (x) shall only be entitled to exercise the 363 Sale Option in the event that the consummation of the Transaction in accordance with this Agreement would not be unreasonably delayed as a result of such exercise, and (y) shall not deliver the 363 Sale Notice earlier than (i) the 135th calendar day following the Petition Date, if as of such date (a) the Confirmation Order has not been entered and (b) the conditions precedent to the consummation of the Transaction set forth in Section 7.1(a), Section 7.1(b), Section 7.1(d) and Section 7.3 have been satisfied, or are capable of being satisfied at the Closing, or have been waived, or (ii) the 150th calendar day following the Petition Date, if as of such date (a) the Confirmation Order has been entered but the effective date of the chapter 11 plan in the Chapter 11 Cases has not occurred and (b) the conditions precedent to the consummation of the Transaction set forth in Section 7.1(a), Section 7.1(b), Section 7.1(d) and Section 7.3 have been satisfied, or are capable of being satisfied at the Closing, or have been waived; provided, further, that if (A) on the Petition Date, Sellers fail to file a chapter 11 plan, disclosure statement, and a restructuring support agreement executed by the Required Supporting Stakeholders (as defined below) (an “RSA”), in each case consistent with the Transaction, (B) at any time following the Petition Date, any statutory committee is appointed in the Chapter 11 Cases, or (C) at any time after the Petition Date, the parties to the RSA do not constitute the Required Supporting Stakeholders, then the date set forth in clause (i) of the immediately preceding proviso of this Section 2.20 shall instead be the 120th calendar day following the Petition Date and the date set forth in clause (ii) of the immediately preceding proviso of this Section 2.20 shall instead be the 135th calendar day following the Petition Date. Notwithstanding anything to the contrary in this Agreement, if Purchaser exercises the 363 Sale Option, Seller shall not be required to satisfy the closing condition under Section 7.2(g) (solely as it relates to the Confirmation Order) in connection with the consummation of the Transaction.

Section 2.21 Target Entity Transaction Expenses. Sellers shall, and shall cause their respective Affiliates to, ensure that the Target Entity Transaction Expenses for which Purchaser is responsible as part of the Final Purchase Price in accordance with this Agreement will be deemed to be incurred, paid or otherwise payable by the Target Entities, and not Sellers or any of their respective Affiliates (other than the Target Entities), by the time the Final Purchase Price is calculated pursuant to the terms herein. Any such Target Entity Transaction Expenses that are so allocated to the Target Entities in accordance with this Section 2.21 that would not have been borne by the Target Entities in the ordinary course of business shall be disregarded for purposes of calculating EBITDA for the calendar year ending December 31, 2019 for all purposes of this Agreement. Actions taken solely to allocate Target Entity Transaction Expenses to the Target Entities in accordance with this Section 2.21 shall not, in and of itself, be deemed a breach of Section 5.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Except as set forth in the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section or subsection in the Seller Disclosure Schedules relating to this Article III shall be deemed to be disclosed for all purposes of this Article III as long as the relevance of such disclosure to the other Sections or sub-Sections of this Agreement is reasonably apparent on the face of such disclosure that it applies to such Sections or sub-Sections), each Seller, jointly and severally, hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization, Standing and Power. Each of the Sellers and each Target Entity is duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization. Each of the Sellers and the Target Entities is duly qualified and in good standing (where applicable) in every jurisdiction in which the conduct of its business as now conducted requires it to so qualify and has all necessary organizational power and authority to carry on its business as presently conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.2 Target Entities.

(a) Set forth on Section 3.2(a) of the Seller Disclosure Schedules is a true, correct and complete list of the authorized and outstanding Capital Stock of each Target Entity and the owner of record of such Capital Stock.

(b) All of the Capital Stock of the Target Entities owned of record by Sellers or another Target Entity has been duly authorized and validly issued, are fully paid and non-assessable (where applicable) and have not been issued in violation of any preemptive rights, rights of first offer, rights of first refusal or similar rights, and are owned beneficially, of record and with good and valid title by the applicable owner of record set forth on Section 3.2(a) of the Seller Disclosure Schedules, free and clear of any Liens other than Permitted Equity Liens. Such Capital

Stock constitutes all of the issued and outstanding Capital Stock of Target Entities owned of record by Sellers and the Target Entities. There are no outstanding Contracts, options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible securities, agreements or commitments of any kind pursuant to which any of the Target Entities is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of its securities, or any securities convertible into or exercisable or exchangeable for its securities, or (ii) redeem, purchase or otherwise acquire any outstanding securities of any of the Target Entities, in each case, other than as may be set forth in the Organizational Documents of such Target Entity. Each of the Target Entities’ respective jurisdiction of incorporation, formation or organization is set forth on Section 3.2(a) of the Seller Disclosure Schedules. Except as set forth on Section 3.2(a) of the Seller Disclosure Schedules, none of the Target Entities have any issued or outstanding Capital Stock.

(c) The Purchased Venture Equity Interests set forth on Section 3.2(c) of the Seller Disclosure Schedules as being owned by Sellers or other Target Entities have been duly authorized and validly issued, are fully paid and non-assessable (where applicable) and are owned beneficially and of record by a Seller or Target Entity, free and clear of any Liens other than Permitted Equity Liens.

(d) No Target Entity owns any Capital Stock of any other Person (other than any other Target Entity).

(e) Prior to the date of this Agreement, Sellers have delivered or made available to Purchaser true, correct and complete copies of the Organization Documents of each Target Entity, as set forth on Section 3.2(e) of the Seller Disclosure Schedules. Such Organizational Documents are in full force and effect, and have not been amended, and the Target Entities are not in violation of any provision of their respective Organizational Documents in any manner that would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. No Target Entity is a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of its respective Capital Stock. None of the Target Entities has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of such Target Entity on any matter. No Target Entity is under any obligation, or is bound by any Contract pursuant to which it may become obligated to, (i) declare, make or pay any dividends or distributions, whether current or accumulated or due or payable, or (ii) make any loan to, investment in, or capital contribution to, any Person.

Section 3.3 Authority; Execution and Delivery; Enforceability. Subject to the Bankruptcy Court’s entry of the Bidding Procedures Order, the Sale Order, the Confirmation Order (unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option) and any other order necessary to consummate the Transaction, such Seller has all necessary power and authority to execute this Agreement and the other Transaction Documents to which it is or will be a party, to carry out and perform its obligations hereunder or thereunder and to consummate the Transaction and the other transactions contemplated hereby and thereby (subject to the entry of the Bidding Procedures Order, the Sale Order and, in the case of the obligation to consummate the Transaction, to the entry of the Confirmation Order (unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option)). The execution and delivery by such Seller or any Target Entity of this Agreement and the other Transaction Documents to which it is a party and the consummation by Sellers of the Transaction and the other transactions contemplated hereby and thereby have been, or in the case of documents to be executed at the Closing will be, duly authorized by all necessary corporate or other action of Sellers and the Target Entities (subject to the entry of the Bidding Procedures Order, the Sale Order, the Confirmation Order (unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option) and any other orders necessary to consummate the Transaction) and no other corporate proceedings, consents or approvals on the part of such Seller or any Target Entity are necessary to authorize this Agreement, the others Transaction Documents or to consummate the Transaction or any other transactions contemplated hereby or thereby. Each Seller has duly executed and delivered this Agreement, and the Transaction Documents to be executed at the Closing, will be, duly executed by the applicable Seller or Target Entity, and assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes, and, when executed by the applicable Seller or Target Entity, the other Transaction Documents will constitute, subject to the entry of the Bidding Procedures Order, the Sale Order, the Confirmation Order (unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option) and any other orders necessary to consummate the Transaction, their respective legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and approval of the Sale Order or the Confirmation Order (as applicable) by the Bankruptcy Court.

Section 3.4 No Conflicts; Consents. Subject to the entry of the Sale Order or the Confirmation Order (as applicable), the execution and delivery by such Seller of this Agreement and the execution of and delivery by Sellers, as applicable, of the other Transaction Documents, does not, and the consummation by Sellers of the Transaction and the other transactions contemplated hereby and thereby, and the compliance by Sellers, as applicable, with the terms hereof and the terms of the Transaction Documents to which such Person will be a party, do not and will not, require any consent, notice, authorization or approval under, result in the loss of any material benefit under, require any material payment pursuant to, conflict with, or result in any material violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens (except on the Capital Stock of the Target Entities, which shall only be subject to Permitted Equity Liens)) upon any of the Purchased Assets under, any provision of (a) the Organizational Documents of (1) such Seller or (2) any Target Entity, (b) any Judgment or Law applicable to the Business, the Purchased Assets or the Assumed Liabilities, or to which Seller or any Target Entity is subject, (c) any collective bargaining or works council Contract to which any Business Employees are subject, (d) any material Contract or Real Property Lease relating to the Business or any Target Entity, or (e) any material Business Permit. No Approval of any Governmental Entity is required to be obtained or made by or with respect to Sellers or the Target Entities in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Transaction and the other transactions contemplated hereby, other than (i) in respect of any applicable Law or other legal restraint designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), (ii) in respect of any Permits set forth on Section 3.4 of the Seller Disclosure Schedules, (iii) notices, filings, consents and orders required in connection with the Chapter 11 Cases (including the entry of the Sale Order or the Confirmation Order (as applicable) by the Bankruptcy Court) and (iv) those that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.5 Proceedings. Other than the Chapter 11 Cases, there are no Proceedings pending or, to the Knowledge of Sellers, otherwise threatened in writing, against Sellers or the Target Entities with respect to the Business, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. None of the Target Entities or the Purchased Assets are subject to any continuing order of, settlement contract or similar written contract with, any Governmental Entity.

Section 3.6 Financial Statements; Absence of Undisclosed Liabilities.

(a) Section 3.6 of the Seller Disclosure Schedules contains true, correct and complete copies of an unaudited balance sheet and income statement of the Business for the year ended December 31, 2018 and an unaudited balance sheet and income statement of the Business for the six (6)-month period ending June 30, 2019 (collectively, the “Unaudited Statements”). Subject to Section 3.6(a) of the Seller Disclosure Schedules, the Unaudited Statements were derived from the books and records of the Business and, taken as a whole, fairly present in all material respects the assets and liabilities of the Business as of the applicable balance sheet date and, where applicable, the revenue and expense of the Business for the applicable periods set forth therein and the financial condition and the results of operations of the Business as of the dates specified therein, and, where applicable, for the respective periods covered therein, it being understood that the amounts therein relating to Lummus Consultants and the Sellers’ Sonozaire business shall be disregarded for purposes of this Section 3.6(a). Section 3.6(a) of the Seller Disclosure Schedules sets forth the true, correct and complete amounts of the Business’ contract backlog as of the relevant dates or periods set forth on Section 3.6(a) of the Seller Disclosure Schedules.

(b) The Additional Audited Financial Statements, when delivered pursuant to Section 5.18 and the financial statements contemplated by clause (a) of the definition of Required Financial Information when delivered, will (i) have been prepared in all material respects on the basis of preparation outlined in Section 3.6(b) of the Seller Disclosure Schedules, (ii) be prepared from the books and records of the Business and (iii) fairly present in all material respects the assets and liabilities of the Business as of the applicable balance sheet date and the revenue and expense of the Business for the applicable periods set forth therein and the financial condition and the results of operations of the Business as of the dates specified therein for the respective periods covered therein.

(c) The Business does not have any Liabilities of a type required by GAAP to be reflected in the Additional Audited Financial Statements, other than Liabilities that: (i) will be reflected or reserved against in the Additional Audited Financial Statements, (ii) were incurred since June 30, 2019 in the ordinary course of business, consistent with past practice, (iii) are Retained Liabilities, (iv) will be discharged or paid off prior to or at the Closing without any Liability to Purchaser and its Affiliates, (v) arise under this Agreement or the other Transaction Documents or (vi) would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(d) Section 3.6(d) of the Seller Disclosure Schedules lists all Indebtedness for borrowed money of Sellers and their Affiliates (i) with respect to which any Target Entity is a guarantor or is otherwise liable in any manner or (ii) that is secured by a Lien on any Purchased Asset (including any Purchased Entity Shares) or any asset of a Target Entity.

(e) (i) The system of internal controls over financial reporting in respect of the Business is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with GAAP, consistently applied and (ii) the accounting controls in respect of the Business are sufficient to provide reasonable assurances in all material respects that (A) transactions are executed in accordance with management’s general or specific authorization and (B) transactions are recorded as necessary to permit the accurate preparation of consolidated financial statements in accordance with GAAP. Except as set forth on Section 3.6(e) of the Seller Disclosure Schedules, since June 30, 2019, none of the Sellers or any of their respective Affiliates has received any material complaint, allegation, assertion or claim, in each case, in writing, regarding deficiencies in the accounting or auditing practices, procedures, methodologies, methods, or internal accounting controls, in each case, in respect of the Business.

Section 3.7 Absence of Changes or Events.

(a) Except for the Chapter 11 Cases, or as set forth on Section 3.7(a) of the Seller Disclosure Schedules, since June 30, 2019 through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course consistent with past practice.

(b) Except as set forth on Section 3.7(b) of the Seller Disclosure Schedules, since June 30, 2019 through the Closing Date, there has not occurred any event, change, or development that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.8 Title and Condition; Sufficiency of Assets.

(a) Except as would not be material to the Business, taken as a whole, Sellers and the Target Entities together have good and valid title to all of the owned tangible Purchased Assets and valid leasehold interest in all the leased tangible Purchased Assets, free and clear of any Liens other than Permitted Liens.

(b) At the Closing, assuming the receipt of all Approvals required for the transfer, conveyance and assignment of such Purchased Assets, Sellers will transfer, convey and assign good and valid title to the Purchased Assets (including record and beneficial ownership of all Purchased Entity Shares and Purchased Venture Equity Interests) and the right to use leased or licensed Purchased Assets, in each case free and clear of all Liens (except for Permitted Liens with respect to the Purchased Assets and Permitted Equity Liens with respect to the Purchased Entity Shares and Purchased Venture Equity Interests). The Tangible Personal Property included in the Purchased Assets is in good operating condition and repair (except for normal wear and tear) in all material respects.

(c) Except as set forth on Section 3.8(c) of the Seller Disclosure Schedules, as of the Closing, the Purchased Assets (including the Purchased Entity Shares, the Purchased Venture Equity Interests and the assets held by the Target Entities and their respective Subsidiaries), (i) taking into account the services contemplated by the Transition Services Agreement (and the assets utilized by MII and its Affiliates (other than the Target Entities) named as a party thereto in connection with the provision of such services) and the Surviving Intercompany Arrangements and any arrangements contemplated by Section 2.13, Section 5.10(b) or Section 5.27(b) and (ii) assuming all Approvals, Business Permits and Environmental Permits have been obtained or transferred, will (1) constitute all of the assets necessary for Purchaser and its Affiliates to conduct the Business following the Closing in all material respects in the manner currently conducted by Sellers and their Subsidiaries and (2) include all of the assets reflected in the 2019 Audited Additional Financial Statements (acknowledging that the classification of such assets as set forth in the 2019 Audited Additional Financial Statements may have changed since the date of the 2019 Audited Additional Financial Statements), excluding (x) Cash Amounts, (y) Excluded Assets and (z) assets properties, Contracts, rights and claims that (A) have been sold, transferred or otherwise disposed of in compliance with the covenant set forth in Section 5.1(b)(iv)(C), applied as if such covenant were in effect from and after the Measurement Time and (B) have become obsolete in the ordinary course of business (or with respect to rights under Contracts, excluding Contracts that have expired or terminated in accordance with their terms), in each case for purposes of this clause (z) since the date of the 2019 Audited Additional Financial Statements.

(d) The Transferred Permits are sufficient to conduct the Business following the Closing in the manner currently conducted by Seller and its Affiliates during the twelve (12)-month period immediately prior to the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.9 Intellectual Property.

(a) Section 3.9(a) of the Seller Disclosure Schedules sets forth a true and complete list of all applications for Patents or to register Marks and copyrights, all issued Patents, and all registrations for both Marks and copyrights, in each case, that are material to the Business, owned by a Seller or a Target Entity and that are included in the Owned Intellectual Property (collectively, the “Registered IP”). Except as would not reasonably be expected to be material to the Business, all of the registrations, issuances and applications set forth on Section 3.9(a) of the Seller Disclosure Schedules are valid, subsisting and in full force and effect, and have not expired or been canceled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(b) Except as set forth on Section 3.9(b) of the Seller Disclosure Schedules or as would not reasonably be expected to be material to the Business: (i) none of the Owned Intellectual Property is subject to any Judgment adversely affecting the use thereof or rights thereto by a Seller or Target Entity; (ii) there is no opposition or cancellation Proceeding pending or, to the Knowledge of Sellers, threatened, against a Seller or Target Entity concerning the ownership, validity, enforceability or infringement of any Owned Intellectual Property; (iii) to the Knowledge of Sellers, no Person is infringing, misappropriating, or otherwise violating any Owned Intellectual Property; and (iv) the conduct of the Business and the Owned Intellectual Property do not infringe, misappropriate or otherwise violate any Intellectual Property or other proprietary rights of any other Person, and there is no action pending or, to the Knowledge of Sellers, threatened, alleging any such infringement, misappropriation or other violation, and no Seller or Target Entity has received any written notice within the two (2)-year period prior to the date of this Agreement alleging any such infringement, misappropriation or other violation.

(c) Except as set forth on Section 3.9(c) of the Seller Disclosure Schedules, none of the Sellers or the Target Entities has entered into any Contract that grants any license, sublicense or other rights to any third party with respect to any Owned Intellectual Property, except for (i) non-exclusive licenses or sublicenses granted in the ordinary course of business and (ii) licenses, sublicenses, or other rights the loss or termination of which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect (the Contracts set forth on Section 3.9(c) of the Seller Disclosure Schedules, the “IP Contracts”).

(d) Except as would not reasonably be expected to be material to the Business, the applicable Sellers or Target Entities (i) own, free and clear of all Liens (other than Permitted Liens), all Owned Intellectual Property and (ii) license or otherwise possess rights to use all other Business Intellectual Property. Upon the Closing, Purchaser or the Target Entities will own or, taking into account the services contemplated by the Transition Services Agreement and licenses granted to Purchaser and the Target Entities in Section 5.10(b) and Section 5.27(b), have the right to use all Business Intellectual Property on substantially similar terms and conditions as the Business enjoyed immediately prior to the Closing, assuming that all Approvals are obtained.

(e) Each of the Sellers and the Target Entities, as applicable, has taken commercially reasonable steps to protect and maintain the material Owned Intellectual Property, including as it relates to trade secrets and all personal data, including personally identifiable information (“PII”) stored in their respective computer systems, and to the Knowledge of Sellers, except as set forth on Section 3.9(e) of the Seller Disclosure Schedules, there are no unauthorized uses or disclosures of any such Owned Intellectual Property or PII, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Since January 1, 2016, each of the Sellers and the Target Entities has secured, or has a policy to secure, valid written confidentiality and assignment agreements from all consultants, contractors and employees who contribute or have contributed to the creation, conception, reduction to practice or other development of any Intellectual Property developed on behalf of the Sellers or Target Entities, except as would not reasonably be expected to be material to the Business.

(f) To the Knowledge of Sellers, (i) all Software and Information Technology material to the Business perform in material conformance with their documentation and are free from any material software defect or virus, (ii) no proprietary Software material to the Business uses any “open source” code or similar software in such a way as would require disclosure or licensing of, or waiver of any rights with respect to, any such proprietary Software or any other Owned Intellectual Property, and (iii) Sellers and the Target Entities have not provided and are not obligated to provide to any other Person current or contingent possession of any proprietary source code material to the Business.

(g) The Business has a privacy policy regarding the collection and use of PII (the “Privacy Policy”). Sellers and the Target Entities are in material compliance with all applicable Laws regarding the collection, use and protection of PII and with the Privacy Policy. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not, in any material respect, violate the applicable Laws or the Privacy Policy as it currently exists or as it existed at any time during which any personal data, including any PII, was collected or obtained by the Business and, upon the Closing, the Business will own and continue to have the right to use all such PII on substantially similar terms and conditions as the Business enjoyed immediately prior to the Closing. No Proceedings are pending or, to the Knowledge of Sellers, threatened against any Seller or the Target Entities relating to the collection or use of PII.

Section 3.10 Real Property.

(a) (i) All Owned Real Property is listed in Section 3.10(a)(i) of the Seller Disclosure Schedules and (ii) all Leased Property is listed in Section 3.10(a)(ii) of the Seller Disclosure Schedules. All Real Property Leases and amendments, guaranties or other agreements relating thereto are listed in Section 3.10(a)(iii) of the Seller Disclosure Schedules. Except as set forth on Section 3.10(a)(iv), of the Seller Disclosure Schedules, the Owned Real Property and the Leased Real Property constitute all of the real property used in the conduct of the Business.

(b) Except as set out in Section 3.10(b) of the Seller Disclosure Schedules, the applicable Sellers or Target Entities have good, legal and valid fee (or its equivalent) title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens. As of the date hereof, there exists no default under any restrictive covenants or other instruments affecting the Owned Real Property or any event that with the lapse of time or the giving of notice or both would constitute such a default, and neither Seller nor any of its Subsidiaries has received written notice of any default under any such restrictive covenants or other instruments affecting the Owned Real Property that, as of the date of this Agreement, remains uncured, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(c) The applicable Sellers or Target Entities have a valid leasehold estate in all Leased Real Property as lessee or sublessee, in each case, free and clear of all Liens, other than Permitted Liens and other than as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Prior to the date of this Agreement, Seller has provided Purchaser with a true and complete copy of each Real Property Lease and all amendments, guaranties and other agreements relating thereto. All Real Property Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law), except as would not reasonably be expected to have, individually or in the aggregate, a Business Material

Adverse Effect. No written notices of default under any Real Property Lease have been sent or received by any of the Sellers or Target Entities that, as of the date of this Agreement, remain uncured, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. No Seller or Target Entity, as applicable, nor, to the Knowledge of the Seller, any other party to a Real Property Lease is in default under any Real Property Lease and no event has occurred and no condition or act exists with respect to any of the Sellers or the Target Entities or, to the Knowledge of the Seller, with respect to any other contracting party, that with notice or lapse of time or both would constitute a default, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(d) None of the Owned Real Property or Leased Real Property has been leased, subleased, licensed, or sublicensed to any other Person.

(e) As of the date hereof, no condemnation or eminent domain proceeding is, to the Knowledge of Seller, pending or threatened with respect to any of the Real Property.

Section 3.11 Contracts.

(a) Section 3.11(a) of the Seller Disclosure Schedules sets forth as of the date of this Agreement a true, correct and complete list of the following Contracts (other than purchase orders and invoices) (1) to which any Seller or Target Entity is a party and (2) which is primarily related to the Business and which is Purchased Asset (together with the IP Contracts, the “Material Contracts”):

(i) any Contract or group of Contracts with a Significant Customer that is material to the Business;

(ii) any Contract or group of Contracts with a Significant Supplier that is material to the Business;

(iii) any Contract or group of Contracts containing a minimum purchase requirement (or similar “take-or-pay” provisions) for the Business to purchase during the twelve (12)-month period immediately following, or pursuant to which the Business has purchased during the twelve (12)-month period immediately preceding the Measurement Time, in the aggregate, a minimum of $2,000,000 of goods and/or services on an annual basis;

(iv) any Contract or group of Contracts containing a minimum supply commitment for the Business to sell during the twelve (12)-month period immediately following, or pursuant to which the Business has sold during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of 2,000,000 of goods and/or services on an annual basis;

(v) any Contract or group of Contracts pursuant to which the Business has backlog in excess of $5,000,000 as of the date of this Agreement;

(vi) any Contract or group of Contracts requiring future capital expenditure obligations of the Business in excess of $1,000,000;

(vii) any Contract or group of Contracts relating to any acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which, after the Closing, the Business will have a material obligation with respect to an “earn out,” contingent purchase price, guarantee, or similar contingent payment obligation or any other contingent obligation (including an indemnity obligation);

(viii) any material joint venture, partnership or other similar agreement involving co-investment with a third party;

(ix) any Contract or group of Contracts relating to any interest rate transaction or any hedge, collar, option, forward purchasing, swap, derivative or similar Contract or group of Contracts with a nominal value as of the date hereof greater than $1,000,000;

(x) any Contract or group of Contracts containing covenants (A) that would restrict or limit in any material respect the ability of the Business or any Target Entity after the Closing to compete in any business or with any Person or in any geographic area or (B) that grants “most favored nation” or similar best available pricing terms; and

(xi) any Contract evidencing Funded Debt that constitutes an Assumed Liability.

(b) True, correct and complete copies of each Material Contract, including all material amendments, supplements and modifications thereto, and a summary of the terms of each oral Material Contract, have been made available to Purchaser. Each Material Contract is in full force and effect and is valid, binding and enforceable against the Seller or Target Entity party thereto and, to the Knowledge of Sellers, each of the other parties thereto, in accordance with its terms, in each case, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law), except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. None of the Sellers, the Target Entities, nor, to the Knowledge of Sellers, any other party to a Material Contract is in breach or violation of, or default under, any Material Contract and, to the Knowledge of Sellers, no event has occurred and no condition or act exists with respect to any the of the Sellers, the Target Entities, or with respect to any other contracting party, that with notice or lapse of time or both would constitute a breach or default (whether by lapse of time or notice or both), except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. None of the Sellers nor the Target Entities nor, to the Knowledge of Sellers, any of their Affiliates has received written notice of termination of any Material Contract.

Section 3.12 Compliance with Applicable Laws; Permits.

(a) None of the Sellers, the Target Entities, nor the Business, is, or in the last three (3) years has been (i) in violation of any Law or Judgment applicable to the conduct of the Business, or (ii) subject to any actual or threatened enforcement action or investigation by any Governmental Entity that has jurisdiction over the operations of the Business, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b) In the last three (3) years, none of the Sellers, the Target Entities nor the Business has violated any applicable Trade Law or Antitrust Law applicable to the conduct of the Business in any material respect.

(c) The applicable Sellers and the Target Entities hold all Permits necessary for the conduct of the Business as presently conducted (the “Business Permits”), other than any such Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Section 3.12(c) of the Seller Disclosure Schedules of the Seller Disclosure Schedules sets forth a true, correct and complete list of each Business Permit other than immaterial registrations obtained in the ordinary course of business. The applicable Sellers, the Target Entities, and the Business are in compliance with the terms of the Business Permits, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. None of the Sellers, the Target Entities or, to the Knowledge of Sellers, any of their Affiliates has received written notice of any Proceeding related to the revocation, withdrawal, modification or termination of any material Business Permit.

(d) In the last five (5) years, none of the Target Entities, the Sellers, or any of their respective directors, officers, or employees, nor, to the Knowledge of Sellers, any of their respective agents, representatives, or any Person acting on their behalf has violated, in any material respect, any applicable Anti-Corruption Law.

(e) The Target Entities and Sellers have implemented and maintain internal controls reasonably designed to ensure compliance, in all material respects, with applicable Laws; and the Target Entities and Sellers maintain accurate books and records in compliance with such Laws.

(f) In the last five (5) years, (i) there has been no action taken by the Target Entities, Sellers, or any director, officer, or employee of the Target Entities or Sellers, or, to the Knowledge of Sellers, any agent, representative or any other Person acting on behalf of the Target Entities or Sellers in material violation of any applicable Trade Law, (ii) neither the Target Entities nor Sellers has been convicted of violating, in any material respect, any applicable Trade Law or subjected to any investigation by a Governmental Authority for any material violation of any applicable Trade Law, (iii) neither the Target Entities nor Sellers has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to noncompliance with any applicable Trade Law and (iv) neither the Target Entities nor Sellers has received any written notice or citation from a Governmental Authority or any other Person related to any actual or potential material noncompliance with any applicable Anti-Corruption Law or Trade Law.

(g) Neither the Target Entities, Sellers nor any Person that controls the Target Entities or Sellers is a Sanctioned Person. Neither the Target Entities nor Sellers conducts any business with, or has any plans to conduct business with, any Sanctioned Country, whether directly or indirectly.

(h) In the last five (5) years, neither the Sellers nor any Target Entity has received from any Governmental Authority or any other Person any written notice of any material violation or alleged violation of any applicable Anti-Corruption Laws or conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual or alleged violation of any applicable Anti-Corruption Laws.

Section 3.13 Environmental Matters. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect:

(a) Sellers and the Target Entities are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws with respect to the Business;

(b) the applicable Sellers and the Target Entities hold all Permits with respect to Environmental Laws necessary for the operation of the Business as presently conducted (the “Environmental Permits”);

(c) the applicable Sellers and the Target Entities are, and for the past three (3) years have been, in compliance with the terms of the Environmental Permits;

(d) there are no suits, actions or Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller or Target Entity alleging a violation of or Liability under Environmental Laws or Environmental Permits with respect to the Business or any Owned Real Property or Transferred Leased Real Property;

(e) no Seller or Target Entity has assumed by Contract (other than any Real Property Lease) any Liability pursuant to Environmental Laws with respect to the Business and the Owned Real Property or Transferred Leased Real Property, and no Seller or Target Entity is subject to any order or decree of settlement with any Governmental Entity or any settlement with any Person imposing Liability or obligations under Environmental Laws; and

(f) there is no pending or, to the Knowledge of Sellers, threatened, investigation of the Business, or the Owned Real Property or Transferred Leased Real Property, by any Governmental Entity under any Environmental Laws, and there is no Contamination at any Owned Real Property or Transferred Leased Real Property or, to the Knowledge of Sellers, any other location where a Seller or Target Entity has disposed or arranged for the disposal of any Hazardous Materials, which in each case has resulted or would reasonably be expected to result in the Target Entities incurring any Liability pursuant to any Environmental Law.

Section 3.14 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, with respect to the Purchased Assets, the Assumed Liabilities, and the Business, and, without duplication, the Target Entities, (i) all Tax Returns required to be filed have been timely filed (taking into account extensions) and all such Tax Returns are correct, accurate and complete; (ii) all Taxes due and payable (whether or not shown as due on a Tax Return) have been timely paid (other than any Taxes not due on the date of the filing of the Chapter 11 Cases as to which subsequent payment was or is prohibited by reason of the Chapter 11 Cases); (iii) adequate provision has been made at the Target Entities for any Taxes not yet due and payable for all taxable periods, or portions thereof, ending on or before the date hereof; (iv) there is no pending Tax Proceeding by any Taxing Authority with respect to any Taxes and no such Tax Proceeding has been threatened in writing; (v) all applicable Laws relating to the withholding of Taxes, and all applicable information reporting requirements relating to Taxes, have been complied with; and (vi) there are no Liens for Taxes upon any of the Purchased Assets other than Permitted Liens. Sellers have given or otherwise made available to Purchaser true, correct and complete copies of all material Tax Returns, audit reports, examination reports and statements of deficiencies for taxable periods, or for transactions consummated, for which the applicable statutory periods of limitation have not yet expired.

(b) No outstanding waiver of any statute of limitation on or extension of the period for the assessment or collection of any Tax has been executed or requested with respect to any of the Purchased Assets.

(c) (i) No claim has ever been received from a Taxing Authority in writing that any of the Target Entities is or may be subject to Tax in a jurisdiction in which it does not file Tax Returns, (ii) any adjustment to the Taxes of any of the Target Entities made by a Taxing Authority, which adjustment is required to be reported to other applicable Taxing Authorities, has been so reported and (iii) none of the Target Entities has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(d) None of the Target Entities has or has had a permanent of fixed establishment, branch, residence or other taxable presence, as defined in any applicable Tax Law in any country outside its country of formation. Each of the Target Entities is, and has been since formation or incorporation, a tax resident of the country of its formation or incorporation and such tax residency has never been challenged by any Taxing Authority. Each of the Target Entities has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any similar provisions under any state, local, or non-U.S. Tax Law.

(e) None of the Target Entities is a party to or is subject to any Contract or agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes, other than (i) any such Contract or agreement entered into in the ordinary course of business consistent with past practice and for which Taxes are not the principal subject matter and (ii) the Existing CIT Fiscal Unity and the Existing VAT Fiscal Unity.

(f) Each of the Target Entities has properly collected and retained all material records necessary to support any Tax credit, refund, or rebate claims, and have only made such claims in accordance with Law.

(g) There are no closing agreements pursuant to Section 7121 of the Code or any similar provision of state, local, or non-U.S. Tax law, or private letter rulings from the Internal Revenue Service or a comparable ruling of any other Taxing Authority, with respect to any of the Purchased Assets.

(h) None of the Target Entities has liability for Taxes of any Person under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78, or any similar provision of state, local, or non-U.S. Tax law, as a transferee or successor, by contract, or otherwise.

(i) None of the Target Entities will be required to include in any taxable period ending after the Closing Date an amount of material taxable income attributable to income that accrued but was not recognized in any taxable period prior to the Closing Date (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (i) application of Section 481 of the Code, (ii) any method of accounting employed (including the long-term contract method, completed contract method of accounting or cash method of accounting), or (iii) the use of the installment method pursuant to Section 453 of the Code, or, in each case, comparable provisions of state, local or non-U.S. Tax law.

(j) Each of the Purchased Ventures has a valid election in effect under Section 754 of the Code.

(k) None of the Target Entities has made any election pursuant to Section 965(h) of the Code or will be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of the application of Section 965 of the Code.

(l) Since its applicable date of formation, each of the Target Entities has had the U.S. federal income Tax classification set forth on Section 3.14(l) of the Seller Disclosure Schedules.

(m) Sellers and the Target Entities have maintained and obtained reasonably complete, correct and up to date records, invoices and other documents (including for transfer pricing purposes), as the case may be, appropriate or requisite for purposes of any applicable Law relating to Tax and have reasonably preserved all records, invoices and other documents in the form and for the periods as are required by Tax Law.

(n) All material transactions between any Target Entity and any of the Sellers were effected on arm’s length terms.

(o) No Target Entity claimed the application of a Tax Facility that on the Closing Date is still subject to a claw-back or reversal provision under any applicable Law;

(p) Except in respect of Lummus Technology Heat Transfer B.V., no decision (beschikking) has been issued for the inclusion of any Target Entity in any VAT Fiscal Unity.

Section 3.15 Labor Relations; Employees and Employee Benefit Plans.

(a) Section 3.15(a) of the Seller Disclosure Schedules sets forth a list of each material Transferred Benefit Plan and each material Seller Benefit Plan as of the date of this Agreement. Sellers have made available to Purchaser correct and complete copies of each material Transferred Benefit Plan and each material Seller Benefit Plan (or, to the extent that no such copy exists, an accurate written description thereof). In addition, with respect to each material Transferred Benefit Plan, Sellers have made available to Purchaser, to the extent applicable, (i) any related trust agreement or other funding instrument and (ii) the most recent financial statements and actuarial valuation reports.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter (or in the case of a master or prototype plan, a favorable option letter, or in the case of a volume submitted plan, a favorable advisory letter) as to its qualification.

(c) No Transferred Benefit Plan is subject to Title IV of ERISA. None of the Target Entities sponsors, maintains or contributes to, or is obligated to contribute to, or has any material Liability (whether actual or contingent) with respect to, a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including a Multiemployer Plan. Except as set forth on Section 3.15(c) of the Seller Disclosure Schedules, no Benefit Plan provides for retiree health or life insurance benefits or coverage to any Business Employee (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar Laws). Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, with respect to each Benefit Plan subject to Title IV of ERISA: (i) there has been no cessation of operations at facility in the last six (6) years that has resulted in Liability to any Target Entity under Section 4062(e) of ERISA that remains outstanding as of the date of this Agreement; and (ii) neither Seller nor any of its Subsidiaries has (A) engaged in transactions described in Section 4069 or 4212(c) of ERISA that would reasonably be expected to result in Liability of any Target Entity or Purchased Venture after the Closing Date or (B) incurred any Liability under Title IV of ERISA that remains unsatisfied as of the date of this Agreement.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, all International Benefit Plans that are Transferred Benefit Plans: (i) that are intended to qualify for special tax treatment meet all requirements for such treatment, and no event has occurred that would reasonably be expected to adversely affect the qualification of such International Benefit Plans; and (ii) that are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to any Target Entity: (i) each Transferred Benefit Plan has been administered, maintained, and operated in compliance with its terms and applicable Law; (ii) all contributions (including employer contributions and employee salary reduction contributions), premiums and expenses required to be made by Law or by the terms of a Transferred Benefit Plan or any agreement relating thereto have been duly and timely paid or have been properly accrued for on the Business Financial Statements, and will have been made or properly accrued as of the Closing; (iii) there are no claims, lawsuits, investigations, inquiries, audits, assessments, Proceedings or arbitrations (other than routine claims for benefits) pending or, to the Knowledge of any Seller, threatened in writing, against or arising out the Transferred Benefit Plans; (iv) there are no outstanding Liabilities for Taxes, penalties or fees with respect to any Transferred Benefit Plans; and (v) each Transferred Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(f)(1) of the Code) is in compliance with Section 409A of the Code and the regulations thereunder.

(f) Except as disclosed in Section 3.15(f) of the Seller Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Transaction (whether alone or together with any other events) will result in (i) any of the following with respect to any Business Employee, Former Business Employee, or consultant or director of the Business: (A) any material severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) any material payment, compensation or benefit, or material increase in the amount of any payment, compensation or benefit that is a Liability of the Business, (C) the acceleration of the time of payment or vesting or any funding (through a grantor trust or otherwise) of compensation or benefits; or (ii) the payment or deemed payment (whether in cash, property, the vesting of property or otherwise) of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(g) Set forth in Section 3.15(g) of the Seller Disclosure Schedules is a true and correct list, as of the date of this Agreement, of each collective bargaining and works council agreement of such Seller or any of its Affiliates to which any Business Employees are subject. During the two (2)-year period immediately prior to the date of this Agreement, there have been no strikes or lockouts involving Business Employees, except for such strikes or lockouts which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. There is no organizational effort being made or, to the Knowledge of Seller, threatened by or on behalf of any collective bargaining union, works council or other employee representative or labor organization with respect to any Business Employees.

(h) Seller and the Target Entities have, to the extent required by Law, duly informed, consulted, and received the consent of each works’ council, or similar representative body, or each trade union, or otherwise satisfied any applicable procedural and substantive requirements vis-à-vis any applicable works’ council or similar representative body, in connection with the entering into of this Agreement.

(i) Except as would not reasonably be expected to have a Business Material Adverse Effect, with respect to the Business Employees and Former Business Employees, Seller and its Subsidiaries are, and for the last three (3) years have been, in compliance with all applicable Laws relating to employment, employment practices, terms and conditions of employment, wages and hours, unfair labor practices, equal employment opportunity, affirmative action and other hiring practices (including, without limitation, timing and usage of criminal conviction information for job applicants), immigration, workers’ compensation, unemployment, the payment of social security and other employment-related taxes, employment standards, employment of minors, health and safety, labor relations, unions, withholdings, meal and rest periods, insurance, employee benefits, pay equity, employee classification, and family and medical leave.

(j) Section 1.1(a)(i) of the Seller Disclosure Schedules contains a true, complete and correct list of (i) each employee of Seller or any of its Subsidiaries who is primarily dedicated to supporting the Business, (ii) each Target Entity Employee and (iii) each Target Dedicated Employee, and each such employee’s title. Without limitation to clauses (G) through (J) in Section 5.1(b)(xvii), Seller shall provide Purchaser with an updated schedule to reflect all employee terminations and hires, if any, following the date hereof, in each case as soon as practical following such termination or hire, but in no event later than the earlier of (x) fourteen (14) calendar days following such termination or hire and (y) fourteen (14) calendar days prior to the Closing.

(k) There has been no “mass layoff” or “plant closing” (as defined under the Worker Adjustment and Retraining Notification Act (29 USC §2101 et seq.) (“WARN Act”)), nor have there been employment losses sufficient in number to trigger any notice obligation under any similar non-U.S., state or local Law with respect to any Target Entity within the past six (6) months. No Target Entity has incurred any material liability under the WARN Act, or any similar non-U.S., state or local Law that remains unsatisfied.

Section 3.16 Intercompany Arrangements. Except as set forth on Section 3.16 of the Seller Disclosure Schedules, there are no material Contracts between or among Sellers, on the one hand, and any of the Target Entities, on the other hand, with respect to the conduct of the Business, other than the Transaction Documents and the Organizational Documents of the Target Entities. Section 3.16 of the Seller Disclosure Schedules sets forth a true, correct and complete list of all material Contracts between or among Seller, on the one hand, and any of the Target Entities, on the other hand, with respect to the conduct of the Business (collectively, the “Intercompany Arrangements”).

Section 3.17 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller or any of its Subsidiaries (including the Target Entities) for which Purchaser or any of its Affiliates (including the Target Entities following the Closing) would have any Liability.

Section 3.18 Significant Customers. Section 3.18 of the Seller Disclosure Schedules sets forth a true, complete and correct list of the names of the twenty (20) most significant customers (by revenue) of the Business (each, a “Significant Customer”) for the twelve-month period ended December 31, 2019, and the approximate amount for which each such customer was invoiced by the Business during such period (treating affiliated customers as a single customer). To the Knowledge of Sellers, since June 30, 2019, neither Sellers nor any of their respective Subsidiaries have received any written notice from a Significant Customer that such Significant Customer has reduced, or will reduce, in a material respect its purchase of the products or goods purchased from the Business by such Significant Customer.

Section 3.19 Significant Suppliers. Section 3.19 of the Seller Disclosure Schedules sets forth a true, complete and correct list of the names of the twenty (20) most significant suppliers (by dollar volume of purchases) of the Business (each, a “Significant Supplier”) for the twelve-month period ended December 31, 2019, and the approximate amount the Business purchased from each such supplier during such period (treating affiliated suppliers as a single supplier). To the Knowledge of Sellers, since June 30, 2019, neither Sellers nor any of their respective Subsidiaries have received any notice from a Significant Supplier that such Significant Supplier has reduced, or will reduce, in a material respect the supply or availability of the products, equipment, goods or services supplied to the Business by such Significant Supplier.

Section 3.20 Insurance. Section 3.20 of the Seller Disclosure Schedules lists all material insurance policies and insurance Contracts maintained or held with respect to the Business. To the Knowledge of Sellers, the Business has insurance policies of the type and in the amounts customarily carried by Persons conducting similar businesses (including with respect to size and scope) or as required under Laws. All such policies are in full force and effect, there has not been any material default or denial of any claims or coverage thereunder and no written notice of cancellation or termination has been received by any Seller or Target Entity or, to the Knowledge of Sellers, any of their Affiliates with respect to any such policy. Premiums in respect of each such insurance policy still in effect are or will be fully paid prior to the Closing Date.

Section 3.21 Related-Party Transactions. Section 3.21 of the Seller Disclosure Schedules sets forth a true, correct and complete list as of the date hereof of (a) all Contracts between the Target Entities, on the one hand, and a Business Affiliated Person (other than employment or consulting agreements entered into with any director, manager, officer or employee of any Target Entity in the ordinary course of business or any Benefit Plans), on the other hand, (b) a description of any other material business arrangement or relationship between any Target Entity and any Business Affiliated Person (other than in the case of any director, manager, officer or employee of any Target Entity, employment or consultancy relationships in the ordinary course of business) and (c) any Contract or other arrangement pursuant to which a Business Affiliated Person has any interest in any material asset, real or personal, tangible or intangible used by the Business (clauses (a) through (c), each, an “Affiliate Transaction”). To the Knowledge of Sellers, no Business Affiliated Person conducts any portion of the business of the Business (other than in a capacity as a director, manager, officer or employee of a Target Entity or Seller) or has any interest in any of the assets used in, or necessary to, the business of the Business (other than in its capacity as a direct or indirect equity holder of a Target Entity).

Section 3.22 Lock Box. From the Measurement Time through the Closing, except for Permitted Leakage:

(a) none of the Sellers or any of their Affiliates has, directly or indirectly, through equity repurchases or redemptions or otherwise, received any interest payments, dividends, distributions or other returns of capital from any of the Target Entities, nor is any Seller or any of its Affiliates entitled to, directly or indirectly, receive any of the foregoing, nor has any Seller or any of its Affiliates directed or caused the Target Entities to pay or commit to pay any of the foregoing to any Person on its behalf in satisfaction of any liability, commitment or obligation on the part of any Seller or any of its Affiliates, nor has any of the Target Entities made or committed to make any such payment;

(b) none of the Sellers or any of their Affiliates has, directly or indirectly, received any consulting, advisory, management, service, directors, monitoring fee, bonus or payment of any kind from any of the Target Entities, nor is any Seller or any of its Affiliates entitled to, directly or indirectly, receive any of the foregoing, nor has any Seller or any of its Affiliates directed or caused any of the Target Entities to make or pay, or commit to make or pay, any of the foregoing to any Person on its behalf in satisfaction of any liability, commitment or obligation on the part of any Seller or any of its Affiliates, nor has any of the Target Entities made or committed to make any such payment;

(c) none of the Sellers or any of their Affiliates has, directly or indirectly, received a loan, guarantee, indemnity or security or similar right (including options and similar rights), is owed any Indebtedness or other similar Liability, commitment or obligation, or received payments in respect of any of the foregoing from the Target Entities, nor is any Seller or any of its Affiliates entitled to, directly or indirectly, receive any of the foregoing, nor has any Seller or any of its Affiliates directed or caused any of the Target Entities to make or pay, or commit to make or pay, any of the foregoing to any Person on its behalf in satisfaction of any liability, commitment or obligation on the part of any Seller or any of its Affiliates, nor has any of the Target Entities made or committed to make any such payment;

(d) except as expressly contemplated by the Pre-Closing Reorganization or otherwise expressly permitted by this Agreement, none of the Target Entities has, other than in the ordinary course of business pursuant to intercompany arrangements that are consistent with the costs and charges reflected in the 2019 Audited Additional Financial Statements, made any purchase of goods or services from, or transferred any assets to, any Seller or any of its Affiliates, nor is any Seller or any of its Affiliates entitled to make any such purchase or receive any such transfer, nor has any Seller or any of its Affiliates, other than in the ordinary course of business pursuant to intercompany arrangements that are consistent with the costs and charges reflected in the 2019 Audited Additional Financial Statements, directed or caused any of the Target Entities to make any purchase of goods or services, or transfer any assets, in respect of any agreement, arrangement or understanding with or otherwise against a Person in satisfaction of any liability, commitment or obligation on the part of any Seller or any of its Affiliates, nor has any of the Target Entities made any such purchase or transfer or committed to make any such purchase or transfer;

(e) none of the Target Entities has advanced expenses to or increased the compensation paid or other compensatory or health and welfare benefits provided by the Target Entities to any Seller or any of its Affiliates, nor is any Seller or any of its Affiliates entitled to have any such advance or increase, nor has any Seller or any of its Affiliates directed or caused any of the Target Entities to advance expenses or increase such compensation or benefits in respect of any agreement, arrangement or understanding with or otherwise against a Person in satisfaction of any liability, commitment or obligation on the part of any Seller or any of its Affiliates, nor has any of the Target Entities advanced such expenses or increased such compensation or benefits or committed to advance such expenses or increase such compensation or benefits; and

(f) none of the Target Entities has made, or committed to make, any gift or charitable payment to or on behalf of any Seller or its Affiliate (the aggregate amount of all distributions or payments of cash or other property described in clauses (a) through (f) and made by the Target Entities and actually received by or benefitted to such Seller or its Affiliates, in each case, after the Measurement Time and prior to the Closing, “Leakage”); provided that any Leakage included in the calculation of Estimated Leakage shall not be deemed a breach of the representations made in this Section 3.22.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any section or subsection in the Purchaser Disclosure Schedules relating to this Article IV shall be deemed to be disclosed for all purposes of this Article IV as long as the relevance of such disclosure to the other Sections or sub-Sections of this Agreement is reasonably apparent on the face of such disclosure that it applies to such Sections or sub-Sections), Purchaser hereby represents and warrants to Sellers as follows:

Section 4.1 Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction (where applicable) in which it is organized and has all necessary organizational power and authority to carry on its business as presently conducted, except as would not, or would not reasonably be expected to, materially impair or materially delay the ability of Purchaser to (a) perform its obligations under this Agreement and the other Transaction Documents or (b) consummate the Transaction and the other transactions contemplated hereby and thereby (any such impairment or material delay, a “Purchaser Material Adverse Effect”).

Section 4.2 Authority; Execution and Delivery; Enforceability. Subject to the Bankruptcy Court’s entry of the Bidding Procedures Order, the Sale Order, the Confirmation Order (unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option) and any other order necessary to consummate the Transaction, Purchaser has all necessary power and authority to execute this Agreement and the other Transaction Documents to which it will be a party and, subject to entry of the Sale Order or the Confirmation Order (as applicable) by the Bankruptcy Court, to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it will be a party and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby and thereby have been, or in the case of the Transaction Documents to be executed at the Closing, will be, duly authorized by all necessary corporate or other action of Purchaser (subject to the entry of the Bidding Procedures Order and the Sale Order and, in the case of the obligation to consummate the Transaction, to the entry of the Confirmation Order (unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option)). Purchaser has duly executed and delivered this Agreement, and the Transaction Documents to be executed by Purchaser at the Closing will be duly executed and delivered by Purchaser, and assuming due authorization, execution and delivery by such other party thereto, this Agreement constitutes, and when executed by Purchaser and the other parties thereto, the Transaction Documents will constitute, its valid and binding obligations of Purchaser, enforceable against it in accordance with their terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 4.3 No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement does not, and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby, and the compliance by Purchaser with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of (a) the Organizational Documents of Purchaser or any of its Subsidiaries, (b) any Judgment or Law applicable to Purchaser or its

Subsidiaries, or to which properties or assets of Purchaser or one of its Subsidiaries, or (c) any material Contract to which Purchaser or one of its Subsidiaries is a party, or by which the properties or assets of Purchaser or its Subsidiaries are bound, except, in the case of clauses (b) and (c), for any such items that would not reasonably be expected to have a Purchaser Material Adverse Effect. No Approval of or notification to any Governmental Entity is required to be obtained or made by or with respect to Purchaser or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby and thereby, other than in respect of (i) any applicable Antitrust Laws and (ii) notices, filings, consents and orders required in connection with the Chapter 11 Cases (including the entry of the Sale Order or the Confirmation Order (as applicable) by the Bankruptcy Court).

Section 4.4 Financial Ability to Perform. Upon consummation of the Debt Financing in accordance with the terms of the Debt Commitment Letters and the Equity Financing in accordance with the terms of the Equity Commitment Letters, Purchaser will have immediately prior to and at the Closing, available, unrestricted funds sufficient to enable Purchaser to perform all of its obligations hereunder, including delivering the Closing Purchase Price and the Purchase Price to Sellers, as and when contemplated by this Agreement and to pay or otherwise perform all of the obligations of Purchaser under the other Transaction Documents. Without limiting Section 9.7 or the provisions of Section 2.4 relating to the commencement and ending of the Marketing Period, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing and the Equity Financing) by or to Purchaser or any of its Affiliates or any Fund Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser hereunder.

Section 4.5 Proceedings. There are no Proceedings or claims pending, or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates that would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.6 Financing. Purchaser has provided to Sellers true, correct and complete copies of (i) executed and binding commitment letters dated as of the date hereof (as the same may be amended or replaced in accordance with Section 5.20(a) and including any executed commitment letter or similar agreement for alternate financing, in each case, in accordance with Section 5.20(a), including all exhibits, schedules and annexes thereto, collectively, the “Debt Commitment Letters”) from the Debt Financing Sources, relating to the commitment of the Debt Financing Sources to provide, or cause to be provided, and subject to the terms and conditions thereof, the amount of the debt financing stated therein for the purpose of funding the transactions contemplated by this Agreement (collectively, the “Debt Financing”), (ii) executed fee letters (with fee amounts, pricing caps and other “market flex” terms redacted, so long as such redaction does not cover terms that would reasonably be expected to affect the conditionality, amount, timing, availability or termination of the Debt Financing in connection with the Debt Commitment Letters (such fee letters, the “Fee Letters”), and (iii) executed and binding commitment letters dated as of the date hereof, together with all exhibits, schedules and annexes thereto (collectively, the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”) from each of Haldia Petrochemicals Limited, Rhône Partners V L.P. and Rhône Offshore Partners V L.P. (the “Equity Investors”), pursuant to which the Equity Investors have committed to provide Purchaser with cash equity financing up to an amount stated in each such Equity

Commitment Letter (collectively, the “Equity Financing” and, together with the Debt Financing, the “Financing”), to which Sellers are express third-party beneficiaries pursuant to the terms and subject to the conditions and limitations thereof. The Commitment Letters and the Fee Letters are valid, binding and enforceable against Purchaser and, to the knowledge of Purchaser, each of the other parties thereto, in accordance with their respective terms, except as such enforceability may be (1) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (2) subject to general equitable principles (whether considered in a proceeding in equity or at law). None of the Commitment Letters or the Fee Letters has been amended or modified prior to the date of this Agreement, and as of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect and no such withdrawal, rescission, amendment or modification is contemplated by Purchaser (other than potential modifications in accordance with the “market flex” provisions in the Fee Letters as in effect on the date hereof). There are no conditions precedent related to the funding of the full amount of Debt Financing by the Debt Financing Sources or the Equity Financing by the Equity Investors, other than as set forth in or contemplated by the Commitment Letters. As of the date of this Agreement, subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Purchaser, and to the Knowledge of Purchaser, any other parties thereto, under the Commitment Letters. Purchaser will provide to Sellers any amendments to the Commitment Letters or the Fee Letters (redacted in the same manner as the Fee Letters delivered to the Sellers on or prior to the date hereof) as promptly as possible after execution and delivery thereof. Other than as expressly set forth in the Commitment Letters, there are (i) no agreements, side letters, arrangements or understandings that would, or would reasonably be expected to, (A) impair the enforceability of the Commitment Letters, (B) reduce the aggregate amount of the Financing required to fund the Required Payment Amount, (C) impose new or additional conditions precedent to the Financing, or (D) otherwise adversely expand, amend or modify any of the conditions precedent to the Financing, or otherwise expand, amend or modify any other provision of the Commitment Letters, in the case of clauses (C) and (D), in a manner that would reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the Closing. As of the date of this Agreement, subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, to the Knowledge of Purchaser, no fact or occurrence exists that, with or without notice, lapse of time or both, would reasonably be expected to (x) result in any of the conditions precedent to the Financing set forth in the Commitment Letters not being satisfied on the Closing Date, (y) cause any of the Commitment Letters to become ineffective or (z) result in the aggregate proceeds from the Financing, together with any available cash and cash equivalents of the Purchased Entities, not constituting all the funds necessary for the satisfaction of all of Purchaser’s obligations under this Agreement and the payment of the Closing Purchase Price to Sellers (the “Required Payment Amount”) on the Closing Date (provided that Purchaser makes no representation regarding the satisfaction of conditions to the extent relating to Sellers, any Target Entity or the Business). Purchaser has fully paid or caused to be fully paid all commitment fees or other fees that are required pursuant to the Commitment Letters or the related Fee Letters to be paid prior to the date of this Agreement.

Section 4.7 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates for which Sellers or any of their respective Affiliates would have any Liability.

Section 4.8 Investigation; Acquisition of Shares for Investment. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Transaction and the other transactions contemplated by this Agreement. Purchaser confirms that Sellers have made available to Purchaser and its Affiliates and Representatives the opportunity to ask questions of the officers and management of Sellers and the Business, as well as access to the documents, information and records of or with respect to the Purchased Assets, the Assumed Liabilities, the Business and the Target Entities and to acquire additional information about the business and financial condition of the Business, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Purchased Assets, the Assumed Liabilities, the Business and the Target Entities. Purchaser is acquiring the Purchased Entity Shares and Purchased Venture Equity Interests for investment purposes and not with a view toward or for offer or sale in connection with any distribution thereof, or with any present intention of offering, distributing or selling any of the Purchased Entity Shares or Purchased Venture Equity Interests. Purchaser acknowledges that the Purchased Entity Shares and the Purchased Venture Equity Interests have not been registered under the securities Laws of any jurisdiction, including the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or any state securities Laws, and agrees that the Purchased Entity Shares and Purchased Venture Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under any such applicable Laws, except pursuant to an exemption from such registration available, or in a transaction not subject to registration, under such Laws and without compliance with any other Laws, in each case, to the extent applicable. Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and any Purchased Entity Shares and Purchased Venture Equity Interests that Purchaser receives, directly or indirectly, hereunder will be received only on its own behalf and its Affiliate assignees and not for the account or benefit of any other person or entity. Purchaser is able to bear the economic risk of holding the Purchased Entity Shares and Purchased Venture Equity Interests for an indefinite period (including total loss of its investment).

Section 4.9 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents (including the payment of the Purchase Price), Purchaser and each of its Subsidiaries (including each of the Target Entities) will be Solvent.

Section 4.10 Adequate Assurance Regarding Executory Contracts. Purchaser (or its Affiliates that will be assuming any Assumed Contract in connection with the Transaction) is and will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts.

ARTICLE V

COVENANTS

Section 5.1 Covenants Relating to Conduct of Business.

(a) Except (i) as set forth in Section 5.1 of the Seller Disclosure Schedules, (ii) as required by applicable Law, (iii) as expressly contemplated by the terms of this Agreement or the Pre-Closing Reorganization Plan, or (iv) as may be required by order of the Bankruptcy Court, from the date of this Agreement to the Closing, and except as Purchaser may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), Sellers shall (and shall cause their respective Subsidiaries to) use commercially reasonable efforts to (x) conduct the Business in all material respects in the ordinary course and consistent with past practice and (y) preserve substantially intact its goodwill and relationships with the Significant Customers and the Significant Suppliers.

(b) Except (w) as set forth in Section 5.1 of the Seller Disclosure Schedules, (x) as required by applicable Law, (y) as expressly contemplated by this Agreement or the Pre-Closing Reorganization Plan, or (z) as may be contemplated or required by order of the Bankruptcy Court, and solely with respect to the Business, Sellers shall not, and shall cause each Seller and each Target Entity not to, do any of the following (by merger, operation of law, or otherwise) without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) authorize, consent to or effect any amendment or change to the Organizational Documents of any Target Entity;

(ii) issue, deliver or authorize the issuance of any Capital Stock or grant any options, warrants, or other rights to purchase or obtain any Capital Stock of any Target Entity or issue, sell or otherwise dispose of any of its Capital Stock or redeem, repurchase or otherwise acquire any securities of any Target Entity;

(iii) (A) adjust, split, combine or reclassify any equity interests of any Target Entity; (B) declare, set aside, issue, make or pay any dividends, distribution or other similar payment, other than any such dividend, distribution or other similar payment that constitutes Leakage or Permitted Leakage and, if constituting Leakage, results in a dollar-for-dollar adjustment to the Final Purchase Price in accordance with this Agreement, all of which are, subject to Sellers’ compliance with the limitations set forth in clauses (x) and (y) of Section 5.1(a), permitted under this Agreement at any time on or after the date hereof and at or prior to the Closing notwithstanding anything to the contrary in this Agreement (including Section 5.1(b)(iii) or Section 3.22); (C) directly or indirectly redeem, repurchase, retire or otherwise acquire any equity interests of any Target Entity; (D) effect any recapitalization, reclassification, stock dividend, stock split or like change in the capitalization of any Target Entity; or (E) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(iv) (A) incur any Indebtedness that would be an Assumed Liability other than in the ordinary course of business or for amounts not exceeding $5,000,000 in the aggregate, (B) make any acquisition of any assets or businesses that would be Purchased Assets in excess of $1,000,000 individually or $5,000,000 in the aggregate or that consist of an interest in real property, other than acquisitions of businesses, assets already contracted for by Sellers, any Target Entity or their respective Affiliates set forth on Section 5.1(b)(iv) of the Seller Disclosure Schedules or capital expenditures related to research and development activities in the ordinary course of business consistent with past practice, (C) sell, lease, license, transfer, pledge, dispose of, abandon, allow to lapse or encumber any material assets or businesses that would be Purchased Assets (including any Owned Real Property or Leased Real Property), other than the sale of Inventory and dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice, or sales or dispositions of businesses or assets already contracted for by Sellers, any Target Entity or their respective Affiliates set forth on Section 5.1(b)(iv) of the Seller Disclosure Schedules or (D) acquire an interest in material real property;

(v) other than in the ordinary course of business, omit to take any action necessary to maintain or renew any Registered IP;

(vi) waive, release, assign, compromise or settle any Proceeding related to the Business, the Target Entities, the Purchased Assets or the Assumed Liabilities, other than (w) the Chapter 11 Cases, (x) involving solely money damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate or (y) involving solely an agreement by the Business to provide services with a value not in excess of $1,000,000;

(vii) make any change in any method of financial accounting or financial accounting practice, policy or procedure applicable to the Business, other than such changes as are required by GAAP or applicable Law, after the date of this Agreement;

(viii) fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by the applicable entity, prepare any material Tax Return on a basis inconsistent with past practice, fail to timely pay any material Tax that is due and payable by the applicable entity, settle or compromise any material Tax Proceeding, make, revoke or change any material Tax election, file any material amended Tax Return, surrender any claim for a refund of a material amount of Taxes, consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to a material amount of Taxes, or adopt or change any material Tax accounting principle, method, period or practice;

(ix) (A) modify, amend or waive any material right or obtain a modification, amendment or waiver of any material obligation under, or fail to timely exercise any reserved right under, any Material Contract or Real Property Lease, (B) enter into (x) a new Contract that would be a Material Contract of the types referenced in Sections 3.11(a)(i), (ii), (vi), (vii), (viii), (x) or (xi), or (y) any Real Property Lease except, in the case of this clause (b), in the ordinary course of business consistent with past practice, or (C) renew or terminate any Material Contract or Real Property Lease, other than any renewal or termination in accordance with the terms of such Material Contract or Real Property Lease, as applicable;

(x) materially change or fail to keep in full force and effect any material insurance coverage provided by existing insurance policies of the Business;

(xi) grant any material waiver under or materially amend or modify, or surrender, revoke, permit to lapse or otherwise terminate any material Business Permits, other than waivers, amendments or modifications in the ordinary course of business consistent with past practice;

(xii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than in connection with the Chapter 11 Cases; provided that any such plan proposed in the Chapter 11 Cases shall be consistent with the terms of this Agreement and the Sale Order;

(xiii) make or commit to make any capital expenditures or capital additions or improvements involving more than $5,000,000 in the aggregate, except for (A) any capital expenditures as may be required to redress an ongoing or imminent Emergency or (B) any capital expenditures set forth on Section 5.1 of the Seller Disclosure Schedules;

(xiv) enter into, or renew, any Contract relating to the Business and containing (A) covenants that would restrict or limit in any material respect the ability of the Business or any Target Entity after the Closing to compete in any business or with any Person or in any geographic area or (B) any exclusive right or right of first refusal in favor of the counterparty thereto;

(xv) make any loans to any third party (other than loans or advances to employees for travel and business expenses in the ordinary course of business consistent with past practice) or purchase debt securities of a third party or amend the terms of any outstanding loan agreement for Funded Debt that constitutes an Assumed Liability;

(xvi) other than as required by applicable Law, enter into or amend in any material respect any material collective bargaining agreement with any labor organization or other representative of any Business Employees;

(xvii) except (x) as required by any Benefit Plan or other Contract in existence as of the date hereof or (y) as set forth in Section 5.1(b) of the Seller Disclosure Schedules, (A) adopt, enter into, terminate, modify, amend or grant any waiver or consent (or communicate any intention to take such action) in respect of any Transferred Benefit Plan, (B) increase the compensation or benefits of any Business Employee or individual independent contractor or consultant of a Target Entity (except in the ordinary course of business with respect to employees who are not members of the board of directors or executive officers, including pursuant to Sellers’ regular merit review process, that do not exceed three percent (3%) in the aggregate), or result from increases in benefits under a Seller Benefit Plan that are not targeted solely or primarily at Business Employees and apply uniformly to Business Employees and other affected employees Sellers or their Subsidiaries that do not materially increase the Assumed Liabilities, (C) enter into any new or enhanced severance or termination pay arrangements with any Business Employee, Former Business Employee or current or former individual independent contractor or consultant of a Target Entity, (D) pay any material amount or benefit to any Business Employee or Former Business Employee not required by any Benefit Plan as in effect as of the date of this Agreement or, in the case of any performance-based payment or benefit, in excess of the amount earned based on actual performance, (E) grant any retention, stay, transaction or similar bonuses, payments or rights to any Business Employee that would be an obligation of any Target Entity or that would increase any Business Employee’s entitlements under any Transferred Benefit Plan, (F) change any assumptions used to calculate funding or contribution obligations under any Transferred Benefit Plan, other than as required by GAAP, (G) hire any individual who would, upon hiring, be a Business Employee who is at the level of vice president or above or whose total annual base salary exceeds $220,000, (H) transfer any employee of Sellers or any of their Subsidiaries (other than any Business Employee) to any Target Entity, (I) transfer any employee of any Target Entity out of such Target Entity to Sellers or any of their Subsidiaries, (J) terminate the employment of any Business Employee who is at the level of vice president or above or whose total annual base salary exceeds $200,000, other than for cause, or (K) permit any Affiliate of any Seller (other than a Target Entity) to hire or solicit any Business Employee who is at the level of vice president or above or whose total annual base salary exceeds $220,000; or

(xviii) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c) Anything in this Section 5.1 to the contrary notwithstanding, the Parties acknowledge and agree that this Section 5.1 shall not prohibit, limit or restrict (i) the transfer of Excluded Assets or Retained Liabilities prior to, at or after the Closing, in accordance with this Agreement, (ii) the transfer (by distribution or otherwise) of any cash or cash equivalents immediately prior to the Closing or the operation of the cash management system of Sellers or any of their respective Affiliates in the ordinary course of business consistent with past practice (provided that any such cash or cash equivalents shall not be included in the Closing Cash Amount), (iii) the operation of the businesses of Sellers or any of their respective Affiliates, except with respect to the conduct of the Business by Sellers, the Target Entities and their respective Affiliates, (iv) transactions and activities solely by or among any Seller and the Target Entities that do not have the effect of creating any Lien on a Purchased Asset or result in an Assumed Liability or (v) any action taken or to be taken as contemplated by the Pre-Closing Reorganization Plan.

(d) Sellers shall not, and shall cause their respective Subsidiaries and Representatives not to, consent to any action by a Purchased Venture that would require the consent of Purchaser pursuant to Section 5.1(b) if taken by a Subsidiary of any Seller, without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.2 Efforts.

(a) From and after the date hereof, each of Purchaser and Sellers shall, and each shall cause their respective Affiliates (other than Fund Affiliates) to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Law to cause all conditions precedent to this Agreement to be satisfied and to consummate and make effective in the most expeditious manner possible (and in any event prior to the Outside Date) the Transaction and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices (including, with respect to the CFIUS Approval, a joint voluntary notice to CFIUS under Section 721 of the Defense Production Act (the “CFIUS Notice”)) required or otherwise agreed by the Parties to be filed to consummate the Transaction and the other transactions contemplated by this Agreement (including, where applicable, the commencement of any pre-notification periods) as soon as practicable after the date of this Agreement, which shall include a request for early termination of the applicable waiting period under the HSR Act or any other Antitrust Law, (ii) the execution and delivery of any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement, (iii) obtaining promptly (and in any event no later than the Outside Date) all Regulatory Approvals and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement. Without limiting the foregoing, Purchaser and Sellers shall, and each shall cause their respective Affiliates (other than Fund Affiliates) to, take all actions necessary to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include furnishing all information required in connection with such Approvals) required to be obtained or made by Purchaser, Sellers or the Target Entities in connection with the Transaction or the other transactions contemplated by this Agreement. Additionally, each of Purchaser and Sellers shall use reasonable best efforts to fulfill all conditions precedent to this Agreement (including those set forth in Section 7.1) and shall not take, and shall not permit any of its Affiliates (other than Fund Affiliates) to take, any action after the date of this Agreement that would reasonably be expected to impair or delay the obtaining of any Regulatory Approval necessary to be obtained prior to the Closing. To the extent that transfers of any Permits are required as a result of the execution of this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement, the Parties shall use reasonable best efforts to effect such transfers, to the extent any such Permits are transferable in accordance with their respective terms (but subject to Section 2.13).

(b) Prior to the Closing, Purchaser and Sellers shall each keep the other apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.3, each Party shall promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of) all submissions or filings made by such Party with any Governmental Entity (other than, with respect to Sellers, any forms, statements or other documents filed with the Bankruptcy Court in connection with the Chapter 11 Cases) or any other information supplied by such Party to, or substantive correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 5.3, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any substantive communication from any Governmental Entity regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any proposed oral) substantive communication with any such Governmental Entity. If either Party or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. Neither Party shall participate, or permit its Representatives to participate, in any meeting or communication (whether in person, via video or telephone conference or via email) with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (or make oral or written submissions at meetings or in telephone or other conversations) unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives such other Party and its Representatives the opportunity to attend and participate thereat. To the extent permitted by applicable Law, each Party shall furnish the other Party with copies of all substantive correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity. Purchaser and Sellers may, as they deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.2(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Sellers, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Section 5.2(b) may be redacted (i) to remove references concerning the valuation of or future plans for the Business, (ii) as necessary to comply with contractual obligations and (iii) as necessary to address reasonable privilege concerns.

(c) Notwithstanding anything to the contrary set forth elsewhere in this Agreement, each of Purchaser and Sellers shall, and each shall cause their respective Affiliates (other than Fund Affiliates) to, take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity or any other Person with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, lease, license, transfer or disposition, before or after the Closing, of any assets, licenses, operations, rights, product lines, businesses or interests therein of the Business or of Purchaser or its Affiliates (other than Fund Affiliates) (and consenting to any such sale, divestiture, lease, license, transfer, disposition or other encumbering by the Sellers of any of the assets, licenses, operations, rights, product lines, businesses or interests therein of the Business or to any agreement by any of the Sellers to take any of the foregoing actions), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Business or of Purchaser or its Affiliates (other than Fund Affiliates) (or consenting to any such creation, termination, or divestiture of relationships, ventures, contractual rights or obligations by Sellers), or (z) otherwise taking or committing to take any action that would limit Purchaser’s and its Affiliates’ (other than Fund Affiliates) freedom of action with respect to, or their ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, rights, product lines or properties of the Business or of Purchaser or its Affiliates (other than Fund Affiliates), in each case as may be required in order to obtain all Regulatory Approvals necessary to be obtained prior to the Closing or to avoid the commencement of any action to prohibit the transactions contemplated hereby under any Antitrust Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the transactions contemplated hereby or delay the Closing beyond the Outside Date; provided that (i) none of the Parties or any of their respective Affiliates shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, divest, lease, license, transfer, dispose of or otherwise encumber, or agree to make any changes, restriction or impairment, unless such requirement, condition, understanding, agreement, order, encumbrance, agreement, change, restriction or impairment is binding on such Party and its Affiliates only in the event that the Closing occurs and that (ii) neither (A) Purchaser nor any of its respective Affiliates nor (B) Sellers nor any of their respective Affiliates shall, in either case, be required to become subject to, or consent or agree to or otherwise take any action with respect to, any asset, licenses, operation, right, product line, business or interest therein that does not constitute a Purchased Asset.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.2, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Purchaser and Sellers shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction or the other transactions contemplated by this Agreement.

(e) Whether or not the Transaction is consummated, Purchaser shall be responsible for all of the filing fees to any Governmental Entity pursuant to this Section 5.2.

(f) Sellers and the Target Entities shall use their reasonable best efforts to obtain the Other Lien Release Letters on or prior to the Closing.

Section 5.3 Confidentiality.

(a) Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement between Purchaser and MII, dated as of September 24, 2019 (the “Confidentiality Agreement”), the terms of which are incorporated into this Agreement by reference in their entirety; provided that actions taken by the Parties to the extent necessary in order to comply with their respective obligations under Section 5.2, Section 5.19 or Section 5.20 hereunder shall not be deemed to be in violation of this Section 5.3 or the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate; provided that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Sellers, the Target Entities or any of their respective Affiliates or Representatives, concerning Sellers or any of their respective Affiliates (other than information exclusively related to the Business and the Target Entities) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement until two (2) years from the Closing. Notwithstanding anything in the Confidentiality Agreement or this Agreement to the contrary, Purchaser may disclose any information concerning the transactions contemplated by this Agreement (i) to any potential financing source and their respective Representatives, provided that such information is reasonably required in connection with any equity or debt financing arrangements in connection with the Transaction and any such recipients are subject to customary confidentiality obligations to Purchaser or its Affiliates; (ii) which is or becomes generally available to the public other than as a result of disclosure in violation of this Section 5.3 or the Confidentiality Agreement, (iii) is required to be disclosed by applicable Law, to a Governmental Entity or otherwise in connection with compliance or regulatory activity, in which case, if legally permitted, Purchaser shall use reasonable best efforts to provide Sellers with prompt notice of such required disclosure so that Sellers may seek, at Sellers’ sole expense, to obtain a protective order, injunctive relief or other reasonable assurance that such disclosure shall be treated confidentially (which shall not be a condition to any disclosure by Purchaser or any of its Affiliates) or (iv) that Purchaser or any of its Affiliates receive from a third party after the Closing from a source that is not, to the Knowledge of Purchaser, under any obligation of confidentiality with respect to such information. For purposes of this Section 5.3, the term “Confidential Information” shall have the meaning ascribed to it in the Confidentiality Agreement.

(b) From the Closing and until the three (3) -year anniversary of the Closing, unless Purchaser has otherwise expressly consented in writing, Sellers shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to safeguard Confidential Information and to protect it against disclosure, theft and loss, retain in confidence and not use, directly or indirectly, for the benefit of itself or its Affiliates, any and all Confidential Information to the extent exclusively relating to the Business and the Target Entities, and shall not disclose such Confidential Information to any other Person; provided that the foregoing restrictions shall not apply to any information (i) which is or becomes generally available to the public other than as a result of disclosure in violation of this Section 5.3(b), (ii) is required to be disclosed by applicable Law, to a Governmental Entity or otherwise in connection with compliance or regulatory activity, in which case, if legally permitted, Sellers shall use reasonable best efforts to provide Purchaser with prompt notice of such required disclosure so that Purchaser may seek, at Purchaser’s sole expense, to obtain a protective order, injunctive relief or other reasonable assurance that such disclosure shall be treated confidentially (which shall not be a condition to any disclosure by Sellers or any of their Affiliates), (iii) that Sellers or any of their respective Affiliates receive from a third party after the Closing from a source that is not, to the Knowledge of Sellers, under any obligation of confidentiality with respect to such information or (iv) that is independently developed by or on behalf of Sellers or any of their respective Affiliates without reference to or use of such Confidential Information. Subject to Section 5.14, the Parties acknowledge and agree that (x) Sellers and their respective Affiliates may currently, and may continue following the Closing, to maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons, and engage in commercial relationships with such Persons and with Purchaser and the other Target Entities, and may employ, or continue to employ, individuals who previously worked in or with the Business and possess knowledge and Know-How in their unaided memory used in, relating to, or arising from the Business and (y) nothing in this Section 5.3(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals (provided that all express obligations of this Section 5.3(b) are otherwise observed). In addition, the foregoing shall not prohibit Sellers from using such Confidential Information solely for the purpose of complying with the terms of any of the Transaction Documents or any Contracts entered into prior to the Closing that have not been assigned or transferred to Purchaser pursuant to Section 2.12, to the limited extent reasonably necessary in connection with such Contracts (provided that all express obligation of this Agreement are otherwise observed). Furthermore, the provisions of this Section 5.3(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements with a Governmental Entity (including the U.S. Securities Exchange Commission (the “SEC”)) or Tax Returns of any Seller or its Affiliates or in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

Section 5.4 Access to Information.

(a) From the date of this Agreement through the Closing Date, Sellers shall, and shall cause their respective Affiliates to, afford to Purchaser, its Affiliates and its Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law, during the period prior to the Closing, to their respective Representatives, properties and the books, documents, Contracts and records (including, for the avoidance of doubt, any Tax Returns and Tax books and records, together with any note papers or work papers related thereto, in each case, to the extent related to the Business), and personnel of Sellers and their respective Subsidiaries to the extent related to the Business, the Assumed Liabilities, the Purchased Assets and the Target Entities; provided that no Seller or any Affiliates of such Seller shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4(a); provided, further, that such Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to enter into back-to-back confidentiality agreements in order to permit Purchaser, its Affiliates and its Representatives to have reasonable access to Sellers’ and their Affiliates’ respective Representatives, properties and the books, documents, Contracts and records (including, for the avoidance of doubt, any Tax Returns and Tax books and records, together with any note papers or work papers related thereto, in each case, to the extent related to the Business), and personnel of Sellers and their respective Subsidiaries to the extent related to the Business, the Assumed Liabilities, the Purchased Assets and the Target Entities. Sellers shall, and shall cause their respective Affiliates to, furnish promptly to Purchaser and its Representatives, such information concerning the Business as Purchaser and its Representatives may reasonably request; provided that, prior to the Closing Date, Purchaser, its Affiliates and its Representatives shall not conduct any Phase II environmental site assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material located at, on, under, about or within any facility on the Owned Real Property or the Transferred Leased Real Property, or any other property of Sellers, the Target Entities or any of their respective Affiliates; provided, further, that nothing in this Agreement shall limit any of the Parties’ or any of their respective Affiliates’ rights of discovery.

(b) Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business. All requests for access or information pursuant to Section 5.4(a) shall be submitted to such persons as Seller Representative may designate in writing, and none of Purchaser or any of its Affiliates or Representatives shall communicate with any other employees of the Business (or Sellers or their respective Affiliates) without the prior written consent of Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed). Anything to the contrary in this Agreement notwithstanding, no Seller nor any Affiliate of such Seller shall be required to provide access to or disclose information where, upon the written advice of counsel, such access or disclosure would jeopardize attorney-client privilege, contravene any applicable Laws or violate any obligation of confidentiality to which Sellers or any of their respective Affiliates may be subject; provided that each Seller and its Affiliates shall use commercially reasonable efforts to provide such access or information to Purchaser, its Affiliates and its Representatives in a manner not inconsistent with the foregoing.

(c) At the Closing and until the fifth (5th) anniversary of the Closing, Purchaser shall, and shall cause the Target Entities to, afford Sellers, their respective Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, access only to the books, Contracts and records that are Transferred Books and Records to the extent that such documents relate to the Business and the Purchased Assets and only senior employees of the Business and the Target Entities to the extent such access may be reasonably requested by Sellers, solely in connection with Sellers’ financial statements, taxes, reporting obligations and compliance with applicable Laws; provided that neither Purchaser nor any of its Affiliates shall be required to violate any Law or obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4(c); provided, further, that nothing in this Agreement shall limit any of the Parties’ or any of their respective Affiliates’ rights of discovery.

(d) Sellers agree that any investigation undertaken pursuant to the access granted under Section 5.4(c) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business. All requests for access or information pursuant to Section 5.4(c) shall be submitted to an executive officer of Purchaser or such other persons as Purchaser may designate in writing, and none of Sellers or any of their respective Affiliates or Representatives shall communicate with any other employees of the Business (or Purchaser or its Affiliates) without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). Anything to the contrary in this Agreement notwithstanding, neither Purchaser nor any of its Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege, contravene any applicable Laws or violate any obligation of confidentiality to which Purchaser or any of its Affiliates may be subject. Purchaser agrees to use commercially reasonable efforts provide such access or information in a manner not inconsistent with the foregoing.

(e) Except as otherwise provided in Section 6.8, the Parties agree to use commercially reasonable efforts to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of five (5) years from the Closing Date or such longer time as may be required by Law.

Section 5.5 Publicity. The initial press release with respect to the entry into this Agreement shall be agreed upon in writing by Seller Representative and Purchaser. Other than this initial press release, no Party nor any Subsidiary or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement, without the prior written consent of the other Party to this Agreement (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, the Bankruptcy Court or stock exchange rules (in which event such Party shall provide the other Party a meaningful opportunity to review and comment (and will consider in good faith all reasonable comments) upon such press release or public announcement in advance, to the extent reasonable under the circumstances); provided that (a) each Party may make press releases or public announcements concerning this Agreement, the Transaction or the other transactions contemplated by this Agreement that consist solely of information previously disclosed in previous press releases or public announcements made by either Party in compliance with this Section 5.5, (b) Sellers may disclose any information concerning the transactions contemplated by this Agreement which is reasonably required in order to comply with its obligations under the documents set forth on Section 5.5 of the Seller Disclosure Schedules (in which event such Party shall provide the other Party with a meaningful opportunity to review and comment (and will consider in good faith all reasonable comments) upon such press release or public announcement in advance) and (c) Purchaser and its Affiliates, without consulting with Sellers, may provide ordinary course communications regarding this Agreement and the Transaction to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 5.6 Intercompany Accounts and Intercompany Arrangements.

(a) Immediately prior to the Closing, all intercompany balances and accounts (other than intercompany balances and accounts set forth in Section 5.6(a) of the Seller Disclosure Schedules) between Sellers and any of their respective Affiliates (other than the Target Entities), on the one hand, and the Target Entities, on the other hand, shall be cancelled, repaid or otherwise eliminated in such a manner as Sellers shall determine after consultation with Purchaser, in each case, without any Liability (including for Taxes) to Purchaser or any of its Affiliates from or after the Closing Date without Leakage (other than Permitted Leakage or Leakage that reduces the Final Purchase Price). Intercompany balances and accounts solely among any of the Target Entities shall not be affected by this provision.

(b) Immediately prior to the Closing, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, between Sellers or any of their respective Affiliates (other than the Target Entities), on the one hand, and the Target Entities, on the other hand, to the extent set forth in Section 5.6(b) of the Seller Disclosure Schedules, shall automatically be terminated without further payment or performance and cease to have any continuing or further force and effect, such that no Party thereto shall have any further obligations therefor or thereunder and without any new or surviving Liability to Purchaser or any of its Affiliates from or after the Closing Date.

(c) Sellers and their respective Subsidiaries may not enter into amendments to any or all of the Surviving Intercompany Arrangements, except as set forth on Section 5.6(c) of the Seller Disclosure Schedules, without the prior written consent of Purchaser.

Section 5.7 Tax Matters. Within one week from the date of this Agreement, MDRT shall send a draft to Purchaser of the request to approve that the Existing CIT Fiscal Unity will not terminate in respect of the Relevant Target Entities as a result of the entry into this Agreement and the covenants included herein, in accordance with paragraph 3.3 of the decree of 14 December 2010 (DGB2010/4620M), as most recently amended by the decree of 20 August 2018 (2018/121069). Purchaser shall provide its comment on the draft request to MDRT within 3 days after receipt thereof and Sellers shall accept all reasonable comments of Purchaser. MDRT shall ensure that the request is filed with the competent tax inspector of the Dutch Tax Authority (Belastingdienst) within two weeks from the date of this Agreement.

Section 5.8 Employee Matters.

(a) Pre-Closing Transfers of Employment. On or prior to the Closing Date, Sellers shall, or shall cause one of their respective Affiliates to take commercially reasonable steps to transfer the employment of (i) each Target Dedicated Employee to the applicable Target Entity or such other Entity as designated by Purchaser in writing and (ii) each employee of Sellers and their respective Affiliates who is not a Business Employee and who is employed by a Target Entity to Sellers or any of their respective Affiliates (other than any Target Entity), in each case, as designated by Seller Representative. No later than fourteen (14) days following the date of this Agreement, Sellers shall update the list of material Transferred Benefit Plans and material Seller Benefit Plans set forth on Section 3.15(a) of the Seller Disclosure Schedules to reflect any update with respect to Benefit Plans excluded due to Sellers not being able to make the relevant employees of Sellers in non-U.S. jurisdictions aware of the Transaction so as to be provided with the necessary information to populate Section 3.15(a) of the Seller Disclosure Schedules as of the date of this Agreement. To the extent any shared services employees of Sellers are designated as Business Employees, Sellers shall be permitted, subject to Purchaser’s prior written consent, to update Section 3.15(a) of the Seller Disclosure Schedules to reflect additional Transferred Benefit Plans.

(b) Continuation of Employment.

(i) Purchaser shall, or shall cause one of its Affiliates to, no later than twenty-five (25) Business Days prior to Closing, make offers of employment to all Business Employees (other than the Target Entity Employees, Target Dedicated Employees whose employment is transferred or is contemplated to be transferred as provided under Section 5.8(a), and Business Employees whose employment transfers to Purchaser or any of its Affiliates by operation of Law), in each case, (i) in a position in the Business that is comparable to such Business Employee’s position in the Business on the offer date, (ii) at the same work location as such Business Employee’s work location on the offer date, (iii) with terms and conditions regarding annual base salary, or weekly or hourly rate of pay, annual short-term incentive target, commission incentive target, annual long-term incentive target opportunities, and employee benefits that meet the standards set forth in this Section 5.8, and (iv) effective subject to and upon the occurrence of the Closing. Each Target Entity Employee (including each Target Dedicated Employee whose employment is transferred as provided under Section 5.8(a)), each Business Employee whose employment transfers to Purchaser or any of its Affiliates by operation of law, and each other Business Employee who accepts Purchaser’s offer of employment pursuant to this Section 5.8(b), shall be referred to in this Agreement as a “Transferred Business Employee.” Purchaser shall comply with all Laws applicable to the hiring or non-hiring of all Transferred Business Employees.

(ii) The Parties agree that, with respect to Business Employees who primarily provide services in a jurisdiction with Transfer Regulations, the transactions contemplated by this Agreement will constitute the automatic transfer of such Business Employees, their contracts of employment and all rights and obligations associated with such contracts of employment to Purchaser or one of its Affiliates. If it is found that any such Business Employee does not automatically transfer to Purchaser or one of its Affiliates pursuant to the Transfer Regulations, Purchaser shall make an offer of employment to such Business Employee on the terms set forth in Section 5.8(b)(i); provided that offers of employment to such Business Employees shall be on terms that would have applied had such employee transferred by operation of law pursuant to the Transfer Regulations.

(iii) Upon request by Seller Representative, Purchaser shall use commercially reasonable efforts to cooperate with Sellers to enter into and ensure the termination or resignation or assignment of the employment relationship of International Business Employees. Effective as of the Closing, each Seller hereby waives and releases (and shall have caused each of its Subsidiaries other than the Target Entities to waive and release) each of the Transferred Business Employees from any preexisting contractual noncompetition or nonsolicitation obligations to which such Transferred Business Employees may have been party with any Seller or any of its Subsidiaries that relate to the Business or the operation thereof. For the avoidance of doubt, such waiver applies only as applicable to the Business and shall not include any restrictive covenants governing non-Business activities or protecting Sellers’ confidential information, proprietary information, and Trade Secrets that are not Purchased Assets.

(c) Terms and Conditions of Employment. With respect to each Transferred Business Employee, Purchaser shall maintain, for a period of at least twelve (12) months following the Closing Date, for so long as such Transferred Business Employee is employed by Purchaser or one of its Affiliates, (i) at least the same wage rate or base salary level in effect for such Transferred Business Employee immediately prior to the Closing, (ii) cash incentive compensation opportunities for such Transferred Business Employee that are no less favorable than those in effect immediately prior to the Closing (less any amounts paid to such Transferred Business Employee by any Seller pursuant to Section 5.8(i) for the year of the Closing) and (iii) employee benefits that are no less favorable, in the aggregate, than those in effect for such Transferred Business Employees immediately prior to the Closing; provided that for purposes of determining whether such pay, opportunities and benefits are no less favorable in the aggregate, equity compensation, defined benefit pension plan benefits, severance (beyond what is required by Section 5.8(e)) retiree medical, nonqualified deferred compensation and retention, sale, stay, and change in control payments and awards shall not be taken into account. The compensation, benefits and terms and conditions of employment of Transferred Business Employees who are covered by a collective bargaining, works council or other labor Contract shall be provided in accordance with the applicable Contract. As of and after the Closing, Purchaser shall provide to each Transferred Business Employee full credit for all purposes under any Transferred Benefit Plan and each employee benefit plan, policy or arrangement sponsored by Purchaser or any of its Affiliates for such Transferred Business Employee’s service prior to the Closing with Sellers or any of their respective Affiliates, to the same extent such service is recognized by Sellers and their respective Affiliates immediately prior to the Closing; provided that such service shall not be credited for purposes of benefit accrual under the defined benefit pension plans of Purchaser and its Affiliates covering the Transferred Business Employees or to the extent that such credit would result in any duplication of compensation or benefits.

(d) Health Coverages. Purchaser shall cause each Transferred Business Employee and his or her eligible dependents to be covered on and after the Closing by a group health plan or plans maintained by Purchaser or any of its Affiliates that (i) comply with the provisions of Section 5.8(b), (ii) do not limit or exclude coverage on the basis of any preexisting condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan and (iii) provide each Transferred Business Employee full credit under Purchaser’s or such Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Transferred Business Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or Purchaser’s or such Affiliate’s group health plans. As of and following the Closing Date, Purchaser or one of its Affiliates shall assume and have the sole responsibility for providing and administering COBRA benefits or any required continuation coverage for any Transferred Business Employee and all “qualified beneficiaries” of such individuals for whom a “qualifying event” occurs on or following the Closing Date (including all qualifying events that occur in connection with the transactions contemplated by this Agreement). The terms “continuation coverage”, “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

(e) Severance. With respect to each Transferred Business Employee whose employment is terminated without cause during the twelve (12)-month period immediately following the Closing Date, Purchaser shall provide such Transferred Business Employee with severance benefits equal in value to the severance benefits that such Transferred Business Employee would receive solely to the extent required under (i) applicable Laws, (ii) the terms of the applicable Benefit Plan set forth on Section 3.15(a) of the Seller Disclosure Schedules, or (iii) collective bargaining agreements or works council agreements, in each case, taking into account such Transferred Business Employee’s service with Sellers and their respective Affiliates prior to the Closing and with Purchaser and its Affiliates on and after the Closing.

(f) Accrued Vacation, Sick Leave and Personal Time. Sellers shall pay each Transferred Business Employee, solely to the extent required by applicable Law, all accrued but unused vacation, sick leave, paid time off and personal time for periods prior to the Closing Date as set forth on Section 5.8(f) of the Seller Disclosure Schedules as soon as administratively practicable following the Closing Date or as required by applicable Law, but in no event later than forty-five (45) Business Days following the Closing Date; provided that, no later than forty-five (45) days following the date of this Agreement, Sellers shall update Section 5.8(f) of the Seller Disclosure Schedules to reflect any updates with respect to accrued but unused vacation, sick leave, paid time off and personal time, and such schedule shall be updated no later than five (5) days after the Closing. Purchaser shall promptly (and, in any event, within ten (10) Business Days following the later of the Closing Date and the date of the applicable payment) reimburse Sellers for any payments made by Sellers or their respective Affiliates to any Transferred Business Employees in respect of earned but unused vacation, sick leave, paid time off and personal time paid to Transferred Business Employees in accordance with the immediately preceding sentence of this Section 5.8(f), except that such reimbursement shall not be $500,000 more than the aggregate amounts set forth on Section 5.8(f) of the Seller Disclosure Schedules as of the date of this

Agreement. To the extent that accrued but unused vacation, sick leave, paid time off and personal time is not paid to Transferred Business Employees in accordance with this Section 5.8(f), Purchaser will recognize and assume all Liabilities with respect to such Transferred Business Employee’s accrued but unused vacation, sick leave and personal time.

(g) Disability Benefits. If any Business Employee who is receiving long-term disability benefits as of the Closing Date is, within six (6) months following the Closing Date (or such longer period as required by applicable Law), able to return to work, Purchaser shall offer employment to such employee on terms consistent with those applicable to Transferred Business Employees generally under this Section 5.8. To the extent provided by a collective bargaining, works council or other labor Contract, Purchaser shall return to work any inactive employee of the Business who is subject to a collective bargaining, works council or other labor Contract and who is receiving short- or long-term disability benefits as of the Closing Date, but who subsequently becomes able to return to work within the period provided in the collective bargaining, works council or other labor Contract that applied to him or her immediately prior to the Closing Date. For the avoidance of doubt, if any Business Employee who is receiving long-term disability benefits as of the Closing Date remains, after six (6) months following the Closing Date (or such longer period as required by applicable Law or under the terms of the applicable collective bargaining, works council or other labor Contract), unable to return to work, then such Business Employee shall not be treated as Transferred Business Employee and shall have no rights to employment with Purchaser and its Affiliates.

(h) 401(k) Plan. Effective as of the Closing, Purchaser shall establish participation by the Transferred Business Employees in Purchaser’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Purchaser 401(k) Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Sellers or their respective Affiliates (collectively, the “Seller 401(k) Plans”). As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to Transferred Business Employees, and the Purchaser 401(k) Plan shall accept any such distribution (including loans) as a rollover contribution if so directed by the Transferred Business Employee.

(i) Annual or Quarterly Bonuses. Each Transferred Business Employee who is eligible for an annual or quarterly bonus under any Benefit Plan for the year or quarter, as applicable, in which the Closing occurs shall be paid a prorated portion of such annual or quarterly bonus by the Sellers (or their applicable designees), to the extent earned under the terms of the applicable Benefit Plan (without regard to any requirement of service through the end of that year or quarter, as applicable), with such proration to reflect service and performance (if applicable) through the Closing Date. Such payment shall be made no later than sixty (60) days following the Closing Date. Following the Closing Date, the Transferred Business Employees shall participate in annual incentive or short-term bonus plans sponsored or maintained by Purchaser in accordance with Section 5.8(b).

(j) Flexible Spending Accounts. Sellers and Purchaser shall take all actions necessary or appropriate so that, effective as of the Closing Date (a) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending accounts of Sellers or their respective Affiliates (collectively, the “Seller FSA Plans”) of the Transferred Business Employees who are participants in the Seller FSA Plans shall be transferred to one or more comparable plans of Purchaser (collectively, the “Purchaser FSA Plans”); (b) the elections, contribution levels and coverage levels of such Transferred Business Employees shall apply under the Purchaser FSA Plans in the same manner as under the Seller FSA Plans; and (c) such Transferred Business Employees shall be reimbursed from the Purchaser FSA Plans for claims incurred at any time during the plan year of the Seller FSA Plans in which the Closing Date occurs that are submitted to the Purchaser FSA Plans from and after the Closing Date on the same basis and the same terms and conditions as under the Seller FSA Plans. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, Sellers shall pay Purchaser the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and Purchaser shall pay Sellers the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(k) Transferred Benefit Plans; Seller Benefit Plans. (i) From and after the Closing, Purchaser shall, or shall cause its designated Affiliate to, assume and honor all Transferred Benefit Plans in accordance with their terms and shall satisfy any and all liability related to the Transferred Benefit Plans. As of the Closing Date, the Transferred Business Employees and their eligible dependents will cease any participation in each of the Seller Benefit Plans; provided that Transferred Business Employees and their eligible dependents may continue to participate in such Seller Benefit Plans as terminated but vested employees (or eligible dependents thereof) in accordance with, and subject to their eligibility under, the terms of such Seller Benefit Plans; (ii) Sellers shall retain each Seller Benefit Plan, unless applicable Law requires a Seller Benefit Plan that is an International Benefit Plan (or a portion thereof) to transfer to or be assumed by Purchaser, a Target Entity or one of their respective Subsidiaries, in which case such plan (or portion thereof) shall be considered a Transferred Benefit Plan under this Agreement; and (iii) with respect to the Lummus Technology Heat Transfer B.V. Pension Plan (the “Dutch Pension Plan”), any funding buffers available on or after January 1, 2021 arising from the expiration of the combined Dutch Pension Plan not specifically allocated pursuant to the termination conditions of the Dutch Pension Plan Contract with Aegon will be allocated to each of Sellers and Lummus Technology Heat Transfer B.V., the amount of which shall be equal to each entity’s percentage of the total net premium reserve of the combined Dutch Pension Plan. Additionally, the Parties agree that following the end of the current Dutch Pension Plan Contract period (December 31, 2020), Purchaser shall solely be responsible for entering into any administrative Contracts or other third party agreements related to or with respect to, and paying any and all costs or other Liabilities arising under, related to or associated with, the portion of the Dutch Pension Plan that is a Transferred Benefit Plan, including the establishment of any administrative Contract to be effective on or after January 1, 2021.

(l) Collective Bargaining Agreements; Works Councils. Purchaser agrees that as of and following the Closing Date, Purchaser shall recognize as the representatives of the Transferred Business Employees the unions and works councils that are signatories to the collective bargaining, works council or other labor Contracts or otherwise represent Business Employees immediately prior to the Closing. Without limiting the generality of this Section 5.8 or Purchaser’s obligations hereunder, with respect to Transferred Business Employees represented by works councils or covered by collective bargaining, works council or other labor Contracts, effective from and after the Closing, Purchaser or one of its Affiliates shall comply with applicable Law concerning the works councils and collective bargaining, works council and other labor Contracts in the context of this Agreement.

(m) Treatment of International Business Employees. The following terms and conditions shall, in addition to the applicable terms and conditions of this Section 5.8, apply to International Business Employees. International Business Employees who become Transferred Business Employees are referred to herein as “Transferred International Business Employees.”

(i) In the case of International Business Employees, Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of this Section 5.8, comply with the Transfer Regulations and any additional requirements under applicable Laws governing the terms and conditions of their employment or severance of employment in connection with the Transaction or otherwise.

(ii) In the event that Purchaser and its Affiliates, with respect to any International Business Employee, either (A) do not comply with the Transfer Regulations or any additional obligations or standards or other requirements under applicable Laws governing the terms and conditions of the employment of International Business Employees or severance of employment of Transferred International Business Employees, (B) do not provide a mirror benefit plan that is identical to the provisions that are in effect as of immediately prior to the Closing under each International Benefit Plan in which such International Business Employee was covered or eligible for coverage immediately prior to the Closing, or (C) amend or otherwise modify at or after the Closing any such mirror benefit plan or other term or condition of employment applicable to such Transferred International Business Employee immediately prior to the Closing, which, in either case of (A), (B), or (C), such failure results in any obligation, contingent or otherwise, of Sellers or their respective Affiliates to pay any severance or other benefits (including such benefits required under applicable Laws) to any International Business Employee or any additional Liability incurred by Sellers and their respective Affiliates in connection therewith, Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless Sellers and their respective Affiliates or all such severance and other benefits and any such additional Liabilities.

(n) Immigration Compliance. Purchaser agrees that, from and after the date hereof, it will, or will cause its applicable Affiliate to, use commercially reasonable efforts to cooperate with Sellers and their respective Affiliates to process and support green card applications and other visa or similar applications of Business Employees.

(o) Retention Program Clawback Repayment. In the event that any Transferred Business Employee actually pays Purchaser or its Affiliates any amounts pursuant to the clawback repayment provision of the Project Union Recognition and Retention Program Award Agreements (a “Repaid Clawback Amount”), then Purchaser shall within thirty (30) days following the receipt thereof pay to Sellers an amount equal to the Repaid Clawback Amount.

(p) No Third-Party Beneficiaries. Without limiting the generality of Section 9.5, the provisions of this Section 5.8 are solely for the benefit of the Parties and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing in this Agreement shall be construed as an amendment to any Benefit Plan or other employee benefit plan for any purpose. Nothing in this Section 5.8, express or implied, (i) shall establish, or constitute an amendment, termination or modification of, or an understanding to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (ii) shall create any obligation on the part of Sellers, Purchaser or any of their respective Affiliates to employ any Business Employee (including any Transferred Business Employee) for any period following the Closing Date.

Section 5.9 Financial Obligations. Purchaser shall use commercially reasonable efforts to, at or prior to the Closing or, solely to the extent not effected at or prior to the Closing, following the Closing, at Purchaser’s election, either (a) arrange for substitute letters of credit, surety bonds, Purchaser guarantees and other similar credit support to replace any outstanding letters of credit, surety bonds, guarantees and other similar contractual obligations entered into by or on behalf of Sellers or any of their respective Affiliates (other than the Target Entities) in connection with or relating to the Business, the Purchased Assets or the Assumed Liabilities that are set forth on Section 5.9 of the Seller Disclosure Schedules (together, the “Guarantees”); provided that, for the avoidance of doubt, nothing herein shall require Purchaser to replace any Guarantee set forth in clause (i) of Section 5.9 the Seller Disclosure Schedules with cash collateral, letter of credit or other similar obligation; or (b) assume all obligations under each Guarantee, obtaining from the creditor or other counterparty a full and irrevocable release of Sellers and their respective Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Guarantees. Sellers shall, and shall cause their Affiliates to, cooperate with Purchaser as Purchaser reasonably requests in the replacement or assumption of the Guarantees. To the extent the beneficiary or counterparty under the Guarantee does not accept any substitute guarantee or replacement guarantee offered by Purchaser, effective from and after the Closing, Purchaser agrees that to the extent Sellers or any of their respective Affiliates incur any cost or expense, or is required to make any payment, in connection with such Guarantees that are not replaced or assumed by Purchaser, on or after the Closing, Purchaser shall reimburse Sellers and their respective Affiliates for any and all amounts paid following the Closing, including costs or expenses in connection with maintaining such Guarantees, whether or not any such Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than ten (10) Business Days after written demand therefor from Seller Representative, reimburse Sellers and any of their respective Affiliates to the extent that any Guarantee is called upon and Sellers or any of their respective Affiliates makes any cash payment or incurs any Liability in respect of any such Guarantee. With respect to any Guarantees that remain outstanding after the Closing and are not otherwise replaced or substituted by Purchaser, Purchaser shall not permit any of the Purchased Entities or Purchased Ventures to (x) renew or extend the term of, (y) increase its obligations under or otherwise amend in any manner adverse to Sellers or any of their respective Affiliates or (z) transfer to any third party other than Purchaser or its Affiliates any loan, Contract or other obligation for which Sellers or any of their respective Subsidiaries would reasonably be expected to be liable under such Guarantee. To the extent that Sellers or their respective Subsidiaries have performance obligations under any Guarantee following the Closing, Purchaser will take such actions as reasonably requested by Seller Representative to assist Sellers and their Subsidiaries in such obligations. To the extent Reorganized McDermott shall have liability for any Guarantees referenced in this Section 5.9, it is intended to be a third-party beneficiary of this Section 5.9 and shall have the right to enforce the benefits intended to be conferred upon it under this Section 5.9 as though it were party to this Agreement.

Section 5.10 Names Following Closing.

(a) Except as set forth in Section 5.10, neither Purchaser nor any of its Affiliates (including the Target Entities) shall use, or have the right to use, any of the Seller Marks. Within ninety (90) days following the Closing, Purchaser shall cause each of the Target Entities whose names include any of the Seller Marks to change its name to remove the Seller Marks from such name. Each Seller shall, and shall cause any of its applicable Affiliates to, (i) within ninety (90) days following the Closing, discontinue the use of the name “Lummus” (and any other Marks included in the Owned Intellectual Property) and (ii) from and after the Closing, not subsequently change its name to otherwise use or employ any name or Mark that includes, or is likely to cause confusion with, the word “Lummus” or any other Marks included in the Owned Intellectual Property without the prior written consent of Purchaser.

(b) Effective upon the Closing and until the expiration of the applicable time period set forth in this Section 5.10(b), Seller shall, and shall cause its Affiliates to, grant to Purchaser, its Affiliates and the Fund Affiliates, including the Target Entities, a limited, non-exclusive, non-transferable, non-sublicenseable, fully paid-up, royalty-free, world-wide right and license to use the Seller Marks for a period of six (6) months following the Closing Date (the “Transition Period”) solely in connection with any Inventory, existing packaging, labeling, container, stationery, business form, supplies, advertising or promotional material and any similar material that, as of the Closing Date, bears or incorporates the Seller Marks, until such time as usable Inventory existing as of the Closing Date has been exhausted; provided, however, that during the Transition Period, (x) none of Purchaser, the Target Entities, Purchaser’s other Affiliates or any Fund Affiliate shall take any action that would reasonably be expected to impair the value of the Seller Marks, (y) when using the items listed in this Section 5.10(b) in the context of entering into or conducting contractual relationships, Purchaser shall clearly inform all other applicable parties that Purchaser, rather than Seller, is the party (or the direct or indirect parent of the party) entering into or conducting the contractual relationship, and (z) the personnel of Purchaser, the Target Entities, Purchaser’s other Affiliates or any Fund Affiliates using the above items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of any of the Sellers.

(c) Purchaser shall use commercially reasonable efforts to minimize the use of the Seller Marks by Purchaser and its Affiliates on fixed assets as soon as practicable and in any event before the expiration of the Transition Period or the period provided in Sections 5.10(a) and 5.10(b), as applicable.

Section 5.11 Insurance/Directors and Officers of the Target Entities.

(a) Following the Closing, Sellers shall and shall cause their respective Affiliates to (i) reasonably cooperate with Purchaser (upon Purchaser’s reasonable request) in Purchaser making claims with respect to the Business with respect to Purchased Insurance Proceeds, and (iii) promptly pay over to Purchaser any insurance proceeds that are Purchased Insurance Proceeds and are received by Sellers or any of their respective Affiliates from and after the Closing.

(b) Except as set forth in Section 5.11(b) of the Seller Disclosure Schedules, from and after the Closing Date, the Business, the Target Entities, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Sellers’ or their respective Affiliates’ insurance policies or by any of their self-insured programs, and, subject to Section 5.11(a), neither Purchaser nor its Affiliates (including the Business and the Target Entities) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Target Entities, the Purchased Assets, the Assumed Liabilities, or the operations or assets or Liabilities in respect thereof. Prior to, on or after the Closing, Sellers or their respective Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.11. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, the Target Entities, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof.

(c) Purchaser agrees that, for a period of six (6) years after the Closing, it shall cause the Target Entities and their successors not to repeal or modify any provision in their Organizational Documents in a manner that would adversely affect the rights and/or exculpation or indemnification of present or former directors, officers, employees or agents of the Target Entities, it being the intent of the Parties that the directors, officers, employees and agents of the Target Entities prior to the Closing shall continue thereafter to be entitled to such rights of exculpation and indemnification to the fullest extent permitted under applicable Laws until at least the sixth anniversary of the Closing Date.

Section 5.12 Litigation Support. For a period of three (3) years after the Closing, in the event that and for so long as any Party or any of its Affiliates is prosecuting, contesting or defending any third-party Proceeding, or is involved in an investigation by a third party, in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Target Entities, the Purchased Assets or the Assumed Liabilities, at the reasonable request of such Party, the other Party shall, and shall cause its Affiliates (including, in the case of Purchaser, the Target Entities but excluding Fund Affiliates) (and its and their officers and employees) to reasonably cooperate with such Party and its counsel in such prosecution, contest or defenses, including making its personnel reasonably available (including reasonably available to provide testimony to the extent reasonably necessary) and providing reasonable access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense, at the sole cost and expense of the prosecuting, contesting or defending Party, and entry into a joint defense agreement as may be agreed between the Parties. Notwithstanding anything to the contrary in this Section 5.12, Purchaser and Sellers acknowledge and agree that this Section 5.12 shall not apply with respect to any Proceeding with respect to which Purchaser and/or its Affiliates are adverse to Seller and/or its Affiliates.

Section 5.13 Payments.

(a) Sellers shall, or shall cause their respective Affiliates to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks to the extent related to the Business, the Purchased Assets, the Assumed Liabilities or the Target Entities that have been sent to Sellers or any of their applicable Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or the Target Entities to the extent that they are in respect of the Business, a Purchased Asset or Assumed Liability hereunder.

(b) Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Sellers (or their designated Affiliates) any monies or checks that have been sent to Purchaser or any of its applicable Affiliates (including the Target Entities) after the Closing Date to the extent that they are in respect of an Excluded Asset or Retained Liability hereunder.

Section 5.14 Non-Solicitation of Employees; Non-Competition.

(a) For a period of two (2) years from the Closing Date, Sellers agree that, without the prior written consent of Purchaser, none of Sellers or any of their respective Subsidiaries will, directly or indirectly, retain, employ or solicit for employment any individual who was a Business Employee immediately prior to the Closing and became employed by Purchaser or Purchaser’s Subsidiaries (including any Target Entity) as of immediately following the Closing (each, a “Business Covered Person”) as an employee or a consultant; provided that Sellers and their respective Subsidiaries shall not be precluded from soliciting or hiring or taking any other action with respect to any Business Covered Person whose employment ceased at least six months prior to commencement of employment discussions between the applicable Seller or its Subsidiaries and such individual; provided, further, that Sellers and their respective Subsidiaries shall not be restricted from engaging in general solicitations or advertising not targeted at any such Persons described above. In addition to the foregoing, for a period of three (3) years from the Closing Date, Sellers agree that, without the prior written consent of Purchaser, no Seller or any of their respective Subsidiaries will retain, employ or solicit for employment any Key Employee as an employee or consultant; provided, that Sellers and their respective Subsidiaries shall not be restricted from engaging in solicitations or advertising not targeted at any such Key Employee. “Key Employee” means the individuals set forth on Section 5.14(a) of the Disclosure Schedules.

(b) For a period of two (2) years from the Closing Date, Purchaser agrees that, without the prior written consent of Seller Representative, none of Purchaser or any of its Subsidiaries will, directly or indirectly, retain, employ or solicit for employment any individual who is an employee of any Seller or any of its Affiliates after the Closing (each, a “Seller Covered Person”) as an employee or a consultant; provided that Purchaser and its Subsidiaries shall not be precluded from soliciting or hiring or taking any other action with respect to any Seller Covered Person whose employment ceased at least six months prior to commencement of employment discussions between Purchaser or its Subsidiaries and such individual; and provided, further, that Purchaser and its Subsidiaries shall not be restricted from engaging in solicitations or advertising not targeted at any Seller Covered Persons. Sellers agree that if Purchaser requests that Sellers waive the restrictions set forth in this Section 5.14(b) with respect to a Seller Covered Person, Sellers shall consider such request in good faith.

(c) For a period of three (3) years from the Closing Date, without the prior written consent of Purchaser, Sellers agree that they shall not, and shall cause each of their Affiliates not to, directly or indirectly, whether alone or jointly with another Person, whether under an agency, employment, consulting or similar arrangement, license, contract manufacturing arrangement or any other form of business association, carry on in any manner, or have an interest in any Person engaged in any business or activities that compete with the Business as conducted as of the Closing Date (the “Restricted Activities”); provided that the provisions of this Section 5.14(c) shall not be applicable to the acquiring or the surviving Entity (or any of its Affiliates, other than Sellers and their Affiliates as of immediately prior to a bona fide third party transaction hereinafter described) of a bona fide third party transaction to a non-Affiliate in the event that any Seller or any of its Affiliates is acquired, directly or indirectly, by any Person engaged, directly or indirectly, prior to the date of such transaction in operations the conduct of which would otherwise violate this Section 5.14(c) but shall in any event restrict Sellers and their Subsidiaries and provided, further, that nothing herein shall preclude any Seller from:

(i) acquiring (or entering into an agreement to acquire) and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a business or activity that would otherwise violate this Section 5.14(c) (a “Competing Business”) if such Competing Business generated less than ten percent (10%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person prior to such acquisition;

(ii) owning ten percent (10%) or less of the outstanding publicly traded equity securities of any Person who may be engaged in a Competing Business and whose equity securities are listed on a recognized public stock exchange or trading platform;

(iii) owning any interest in NET Power, LLC;

(iv) acquiring (or entering an agreement to acquire) and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business if (A) such Competing Business generated ten percent (10%) or more (but in no event greater than twenty-five percent (25%)) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) such Seller, within six (6) months after the consummation of such acquisition, discontinues, or enters into a definitive agreement to cause the divestiture of, a sufficient portion of the Competing Business of such Person such that the restrictions set forth in this Section 5.14(c) would not operate to restrict such ownership and has completed such disposition within twelve (12) months of the date of such definitive agreement;

(v) exercising its rights or performing or complying with its obligations (including through such Seller’s direct or indirect ownership of Purchaser and its subsidiaries after the Closing and the Shareholders Agreement) under or as contemplated by this Agreement or any of the other Transaction Documents;

(vi) subject to Section 5.3, entering into or participating in a joint venture, partnership or other strategic business relationship (including a subcontracting relationship) with any Person engaged in a Competing Business, including, for the avoidance of doubt, in any activities in respect of Opportunities (as defined in the Strategic Agreement) for which the Joint Steering Committee (as defined in the Strategic Agreement) has not agreed to pursue in accordance with the terms of the Strategic Agreement; provided that such joint venture, partnership or other strategic business relationship does not engage in the Competing Business (it being acknowledged that, subject to the compliance with the Strategic Agreement, business relationships relating to pursuing Opportunities (as defined in the Strategic Agreement) or similar engagements with customers, where a third-party provider of services similar to those provided by the Business provides those services and Sellers or their Affiliates provide EPC or other services shall not in and of itself be restricted by this Section 5.14(c); or

(vii) performing any obligations or receiving any benefits under the Surviving Intercompany Arrangements or the Strategic Agreement.

(d) The Parties acknowledge that the restrictions contained in this Section 5.14 are reasonable in scope and duration in the light of the nature, size and location of the Business. The Parties further acknowledge that the restrictions contained in this Section 5.14 are necessary to protect Purchaser’s significant investment in the Business, including its goodwill. It is the desire and intent of the Parties that the provisions of this Section 5.14 be enforced to the fullest extent permissible under applicable Law. If any provision of this Section 5.14 is held to be excessively broad as to duration, scope, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent permissible under applicable Law.

Section 5.15 Misallocated Assets. If, following the Closing, Purchaser or its Affiliates (including the Target Entities) own any Excluded Asset (including by having an Excluded Asset located at a facility that will be owned or leased by Purchaser or Affiliates (including the Target Entities)), Purchaser shall transfer, or shall cause its Affiliates (including the Target Entities) to transfer, at no cost to Purchaser, such Excluded Asset as soon as practicable to the Seller indicated by Seller Representative. If, following the Closing, Sellers or any of their respective Affiliates owns any Purchased Asset, subject to Section 2.13, Sellers shall transfer, or shall cause their respective Affiliates to transfer, at no cost to Purchaser or any of its Affiliates, such Purchased Asset as soon as practicable to Purchaser or an Affiliate (including a Target Entity) indicated by Purchaser. Sellers shall be responsible for reasonable out-of-pocket fees, expenses or costs, including any Tax costs, incurred by the Parties in connection with the transfers described in this Section 5.15.

Section 5.16 Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases, acquittances and instruments, and take such other reasonable actions, in each case as may be necessary or appropriate to make effective the Transaction and the other transactions contemplated hereby if reasonably requested by any other Party to this Agreement.

Section 5.17 Pre-Closing Reorganization. Prior to the Closing, Sellers shall cause the Pre-Closing Reorganization to be consummated; provided that, notwithstanding anything to the contrary contained in any of the Transaction Documents, any documents, Contracts or other arrangements implementing the Pre-Closing Reorganization shall be reasonably acceptable to both the Sellers and Purchaser.

Section 5.18 Additional Financial Statements.

(a) Sellers shall prepare and deliver to Purchaser (A) audited balance sheets of the Business as of December 31, 2018 and December 31, 2017 and the related audited statements of operations, statements of cash flows and statements of changes in net investment of the Business for the years ended December 31, 2018 and December 31, 2017, together with the auditor’s reports thereon, an unqualified opinion of the auditor, and all related notes and schedules thereto, which shall be provided by Sellers to Purchaser as soon as practicable following the date hereof (but which shall be provided no later than the later of (x) February 10, 2020 and (y) the date that is three (3) Business Days following the date on which Ernst & Young LLP is appointed as the auditor by the Bankruptcy Court in the Chapter 11 Cases, or if another auditor is appointed, thirty (30) days following the date on which such other auditor is appointed) (the “2017–2018 Audited Additional Financial Statements”), (B) audited balance sheets of the Business as of December 31, 2019 and the related audited statements of operations, statements of cash flows and statements of changes in net investment of the Business for the year ended December 31, 2019, together with the auditor’s reports thereon, an unqualified opinion of the auditor and all related notes and schedules thereto, which shall be provided by Sellers to Purchaser as soon as practicable (but which shall be provided no later than the later of (x) March 31, 2020 and (y) the date that is three (3) Business Days following the date on which Ernst & Young LLP is appointed as the auditor by the Bankruptcy Court in the Chapter 11 Cases or if another auditor is appointed, thirty (30) days following the date on which such other auditor is appointed) (the “2019 Audited Additional Financial Statements”, collectively with the 2017–2018 Audited Additional Financial Statements, the “Additional Audited Financial Statements”), (C) unaudited balance sheet and related statement of operations of the Business as of and for the nine-month period ended September 30, 2019, which shall be provided by Sellers to Purchaser as soon as practicable (but which shall be provided no later than February 10, 2020), and (D) unaudited monthly financial statements of the Business in the form customarily prepared by Sellers (which shall not include footnote disclosures), to the extent available to Sellers, as of and for each monthly period ended after December 31, 2019 and at least thirty (30) Business Days prior to the Closing, in each case prepared on an as-managed basis.

Section 5.19 Bankruptcy Court Filings; Milestones.

(a) No later than:

(i) January 22, 2020, Sellers shall file the Chapter 11 Cases with the Bankruptcy Court. Sellers and Purchaser acknowledge that this Agreement and the transactions contemplated herein are subject to entry of the Bidding Procedures Order, the Sale Order and the Confirmation Order (unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option). In the event of any discrepancy between this Agreement and the Bidding Procedures Order, the Bidding Procedures Order shall govern; in the event of any discrepancy between this Agreement and the Sale Order, the Sale Order shall govern; and in the event of any discrepancy between this Agreement and the Confirmation Order, the Confirmation Order shall govern, unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option, in which case this Agreement shall govern.

(ii) The Petition Date, Sellers shall file with the Bankruptcy Court the Bidding Procedures Motion seeking entry of the Bidding Procedures Order and the Sale Order. Except as otherwise provided herein, the Bidding Procedures Motion, the Sale Order, the Bidding Procedures Order, and any other filings, pleadings, documents, or agreements related to or describing the transactions contemplated herein or Purchaser (including, if applicable, any “first day declaration” or other “first day papers,” disclosure statement or chapter 11 plan of reorganization or liquidation) shall be reasonably acceptable to Purchaser.

(iii) forty (40) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Bidding Procedures Order.

(iv) fifty-five (55) calendar days following the Petition Date, Sellers shall have completed the Auction (if any) on the terms set forth in the Bidding Procedures Order.

(v) seventy (70) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Sale Order; provided that, if (A) on the Petition Date, Sellers fail to file a chapter 11 plan, disclosure statement, and RSA executed by the Required Supporting Stakeholders, in each case consistent with the Transaction, (B) at any time following the Petition Date, any statutory committee is appointed in the Chapter 11 Cases, or (C) at any time after the Petition Date, the parties to the RSA do not constitute the Required Supporting Stakeholders, then the Bankruptcy Court shall have sixty (60) calendar days following the Petition Date to enter the Sale Order.

(b) Sellers shall give customary notice under the Bankruptcy Code for the relief specified in the Bidding Procedures Motion to known creditors and parties in interest entitled to notice thereof pursuant to the proposed Bidding Procedures Order and any other applicable orders or rules of the Bankruptcy Court.

(c) From and after the date hereof, Sellers will, and will cause their Affiliates to, provide reasonable prior notice before filing any materials with the Bankruptcy Court that relate in any material respect to this Agreement, the transactions contemplated herein, Purchaser or its Affiliates, the Bidding Procedures Order, the Sale Order, or the Confirmation Order, and shall consult in good faith with Purchaser regarding the content of such materials to the extent relating to Purchaser or its Affiliates, this Agreement or the transactions contemplated herein (including, but not limited to, whether portions of such materials should be redacted prior to any such filing).

Section 5.20 Alternative Transactions.

(a) In accordance with the Bidding Procedures Order, Sellers may, and may cause their respective Affiliates and Representatives to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Purchaser and its Affiliates and Representatives) in connection with or for purposes of pursuing any Alternative Transaction only in accordance with the Bidding Procedures Order; provided that Sellers may only furnish information with respect to any of the Purchased Assets to any such Person (and simultaneously provide such information to Purchaser) pursuant to an Acceptable Confidentiality Agreement. Subject to the Bidding Procedures Order, Sellers shall as promptly as reasonably practicable (and in any event within twenty (24) hours after receipt) notify Purchaser in writing of (i) receipt by Sellers or any of their respective Affiliates or Representatives of any such inquiries, proposals or offer and (ii) any decision by Sellers as to whether to enter into any such discussions or negotiations. Subject to the Bidding Procedures Order, Sellers shall (x) promptly provide Purchaser with (1) written notice indicating the identity of the Person making any such inquiry, proposal or offer and the material terms and condition of any such proposal or offer and (2) such other information as is reasonably necessary to keep Purchaser informed in all material respects of the status and material terms of any such inquiry, proposal, offer, discussions or negotiations and (y) keep Purchaser informed as promptly as practicable with respect to any changes in the material terms of any such inquiry, proposal, offer, discussions or negotiations.

(b) If an Auction is conducted, and Purchaser is not the Successful Bidder, then if and only if Purchaser submits the second-highest or second-best bid at the Auction for the Purchased Assets or the terms of this Agreement constitute the second-highest or second-best bid for the Purchased Assets at the Auction, and Sellers provide notice thereof to Purchaser within three (3) days of the Auction, then Purchaser shall, in accordance with and subject to the Bidding Procedures Order, be required to serve as the back-up bidder if Purchaser is the next highest or otherwise best bidder at the Auction (such party that is the next highest or otherwise best bidder at the Auction, the “Back-Up Bidder”) and, if Purchaser is the Back-Up Bidder, Purchaser shall, notwithstanding Section 8.1(i), be required to keep its bid to consummate the Transaction on the terms and conditions set forth in this Agreement (as the same may be improved upon by Purchaser in the Auction) open and irrevocable until the Back-Up Termination Date. Following the Auction, if the Successful Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, then Purchaser, if Purchaser is the Back-Up Bidder, will be deemed to have the new prevailing bid and be the Successful Bidder (including for purposes of the 363 Sale Option), and Sellers may seek authority to consummate the Transaction on the terms and conditions set forth in this Agreement (as the same may be improved upon by Purchaser in the Auction) with the Back-Up Bidder. For the avoidance of doubt, Purchaser shall not be required to serve as the Back-Up Bidder beyond the Back-Up Termination Date as such date may be extended pursuant to the terms of this Agreement.

Section 5.21 Cure Costs. Sellers shall transfer and assign, or shall cause to be transferred or assigned, the Assumed Business Contracts and Real Property Leases (collectively, the “Assumed Contracts”) to Purchaser or an Affiliate of Purchaser designated by Purchaser, and Purchaser or such designated Affiliate of Purchaser shall assume all Assumed Contracts, as of the Closing Date pursuant to section 365 of the Bankruptcy Code and the Sale Order or the Confirmation Order (as applicable). As promptly as practicable following the date hereof, Purchaser and Sellers shall use commercially reasonable efforts to cooperate and determine the Cure Costs under each Assumed Contract, if any, so as to permit the assumption and assignment of each such Assumed Contract pursuant to section 365 of the Bankruptcy Code in connection with the Transaction. In connection with the assignment and assumption of the Assumed Contracts, Sellers shall cure any defaults under the Assumed Contracts by payment of any Cure Costs (or create reserves therefor) as ordered by the Bankruptcy Court. Sellers or their designated Affiliate shall be responsible for demonstrating and establishing adequate assurance of future performance before the Bankruptcy Court with respect to the Assumed Contracts.

Section 5.22 Financing.

(a) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) maintain in effect and comply with the Commitment Letters in accordance with the terms and subject to the conditions thereof, (ii) negotiate and enter into definitive agreements (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the Debt Financing) with respect thereto on the terms and conditions contained therein or on other terms no less favorable in any material respect to Purchaser than the terms provided in the Commitment Letters, (iii) to satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions, and otherwise comply with all terms, applicable to Purchaser in the Commitment Letters that are within its control (or, if deemed advisable by Purchaser, seek the waiver of conditions applicable to Purchaser contained in such Commitment Letters) and (iv) upon the satisfaction or waiver of the conditions precedent set forth in the Commitment Letters, consummate the financing contemplated by the Commitment Letters, subject to the terms and conditions set forth therein (taking into account the implementation of any “market flex” provisions). If the commitments with respect to all or any portion of the Financing expire, terminate or otherwise become unavailable for any reason on the terms and conditions contemplated in the Commitment Letters, Purchaser shall promptly notify Sellers in writing and Purchaser shall use its reasonable best efforts to arrange and obtain any such portion from alternative sources on terms and conditions no less favorable to Purchaser as those contained in the Commitment Letters as in effect on the date hereof as promptly as practicable following the occurrence of such event. Purchaser shall deliver to Sellers true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Purchaser with any portion of the Financing and promptly provide Sellers with such information it may reasonably request regarding any alternative financing arrangements or plans. Purchaser shall give Sellers prompt notice in writing of any material breach by any party to the Commitment Letters of which Purchaser has become aware or any termination of the Commitment Letters. Purchaser shall keep Sellers informed on a reasonably current basis of material developments relating to the Financing. Purchaser may agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, the Commitment Letters or the definitive agreements relating to the Financing and may obtain financing in substitution of all or a portion of the Financing so long as (x) Purchaser promptly provides Sellers with such information as they may reasonably request in connection with any alternative financing arrangements or plans or (y) such amendment, supplement, modification or waiver (i) does not reduce the aggregate amount, together with any available cash and cash equivalents of the Purchased Entities, of the Financing below an amount required to pay the Required Payment Amount (including by increasing the amount of fees to be paid or original issue discount as compared to such fees and original issue discount contemplated by the Debt Commitment Letter and related Fee Letters in effect on the date hereof unless the Debt Financing or the Equity Financing is increased by a corresponding amount); (ii) does not (A) impose new or additional conditions precedent to the Financing, or (B) otherwise adversely expand, amend or modify any of the conditions precedent to the Financing, or otherwise expand, amend or modify any other provision of the Commitment Letters, in the case of clauses (A) and (B), in a manner that would reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the Closing; (iii) would reasonably be expected to prevent, or materially delay, impede or impair the Closing; or (iv) would not materially adversely impact the ability of Purchaser to enforce its rights against other parties to the Commitment Letters or otherwise to timely consummate the transactions contemplated by this Agreement (it being understood that Purchaser may amend any Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed such Debt Commitment Letters as of the date of this Agreement). Prior to the Closing, Purchaser shall not, without the prior written consent of the

Sellers, agree to, or permit, any amendment, restatement, amendment and restatement, replacement, supplement, or other modification of, or waiver or consent under, the Commitment Letters, Fee Letters, or other documentation relating to the Financing which would reasonably be expected to prevent, or materially delay, impede or impair the Closing. For purposes of this Agreement, references to “Financing” or “Debt Financing,” as applicable, shall include the financing contemplated by the Commitment Letters as permitted to be amended, modified, waived or replaced by this Section 5.22(a) and references to “Debt Commitment Letters” and “Fee Letters” shall include such documents as permitted to be amended, modified, waived or replaced by this Section 5.22(a).

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 5.22 shall require, and in no event shall the reasonable best efforts of Purchaser be deemed or construed to require, Purchaser or any Affiliate thereof to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, or (ii) pay any material fees in excess of those contemplated by the Equity Commitment Letter, the Debt Commitment Letters or the Fee Letters.

For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, the Financing is not a condition to Purchaser’s obligation to consummate the Closing; accordingly, if the Financing (or any alternative) has not been obtained, Purchaser shall continue to be obligated to consummate the Closing on the terms of this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Article VII and to Purchaser’s rights under Section 8.1.

(b) Prior to the Closing, Sellers shall use their reasonable best efforts to provide, and shall use reasonable best efforts to cause their respective Subsidiaries to provide, and shall use reasonable best efforts to cause their and their respective Representatives to provide, upon reasonable advance notice and at mutually agreed times, to Purchaser such cooperation as is reasonably requested by Purchaser that is customary in connection with arranging and syndicating the Debt Financing in connection with the Debt Financing, including such cooperation in connection with:

(i) assisting in preparation for and participation in a reasonable number of bank meetings, drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) with prospective lenders, investors and ratings agencies and assisting Purchaser in obtaining ratings as contemplated by the Debt Financing;

(ii) assisting Purchaser and the Debt Financing Sources in the preparation of (A) offering documents, private placement memorandum, bank information memorandum, prospectuses and similar marketing documents for any of the Debt Financing, including the execution and delivery of customary authorization and representation letters in connection with bank information memoranda and (B) materials for rating agency presentations;

(iii) as promptly as reasonably practicable (A) furnishing Purchaser and the Debt Financing Sources with (x) the Required Financial Information and (y) such pertinent and customary information, to the extent reasonably available to Sellers or any of their respective Subsidiaries, regarding the Business as may be reasonably requested by Purchaser in order to consummate the arrangement and borrowings of the credit facilities and loans, the bridge loan facility and loans and offerings of debt securities contemplated by the Debt Financing and (B) informing Purchaser if any Seller or any of its respective Subsidiaries shall have knowledge of any facts that would likely require the restatement of such financial statements for such financial statements to comply with GAAP;

(iv) both before the Closing and, to the extent reasonably necessary to allow Purchaser or any of its Affiliates to consummate a securities offering, for up to twelve (12) months after the Closing, providing appropriate representations in connection with the preparation of financial statements and other financial data of the Business and requesting accountants’ consents in connection with the use of the financial statements of the Business in offering documents;

(v) delivering information reasonably requested by Purchaser to assist with Purchaser’s preparation of pro forma financial information and financial statements to the extent necessary or reasonably required by Purchaser’s financing sources (including the Debt Financing Sources) to be included in any offering documents; provided that none of Sellers nor any of their Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(vi) providing the financial statements contemplated by and in accordance with the terms of Section 5.18;

(vii) executing and delivering as of (but not before) the Closing any pledge and security documents (by the Target Entities), other definitive financing documents (by the Target Entities), or other certificates, customary (e.g., local counsel) legal opinions or documents as may be reasonably requested by Purchaser (including a certificate of the chief financial officer of the Business with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letters) and otherwise facilitating the pledging of collateral by the Target Entities (including (x) cooperation in connection with the pay-off of existing Indebtedness of the Target Entities that does not constitute Assumed Liabilities and obtaining for delivery concurrently with the Closing customary instruments or notices of termination and discharge (executed as necessary) in appropriate form for filing, registration, recordation or delivery, as applicable, in respect of the Liens on the Purchased Assets other than Permitted Liens (and the Liens terminated under the Lien Release Letters) and (y) cooperation in connection with Purchaser’s efforts to obtain environmental assessments and title insurance);

(viii) assisting Purchaser to obtain waivers, consents, estoppels and approvals from other parties to material licenses, leases, encumbrances and Contracts relating to the Business and to arrange discussions among Purchaser, the providers of the Equity Financing and the Debt Financing and their respective Representatives with other parties to material licenses, leases, encumbrances and Contracts of the Business as of the Closing;

(ix) taking all reasonable actions necessary to permit Purchaser’s financing sources (including the Debt Financing Sources) to evaluate the Business’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations;

(x) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser that are necessary or customary to permit the consummation of the Debt Financing, including any high yield financing, and to permit the proceeds thereof, together with the cash at the Purchased Entities, if any (not needed for other purposes including, and without limiting Sellers’ rights under this Agreement, to distribute any such cash or otherwise engage in any transaction that results in Leakage or Permitted Leakage prior to the Closing, subject to all other relevant provisions of this Agreement regarding adjustment to the Purchase Price as a result of Leakage), to be made available on the Closing Date to consummate the transactions contemplated by this Agreement; and

(xi) providing at least five Business Days prior the Closing Date all documentation and other information about the Business as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and the beneficial ownership regulations set forth in 31 C.F.R. § 1010.230 and requested at least nine (9) Business Days prior to the Closing Date;

provided that (x) all such requested cooperation provided in accordance with this Section 5.22 shall not unreasonably interfere with the normal business or operations of Sellers, the Target Entities or the Business, (y) no obligation of Sellers or the Target Entities under an certificate, document, agreement or instrument (other than the authorization and representation letters referred to above) will be effective until consummation of the Closing and (z) neither Sellers nor any of their respective Affiliates shall be required to pay any commitment or other similar fee or incur any other Liability, in each case, in connection with the Financing (in the case of the Target Entities, prior to the Closing), or make any other payment or agree to provide any indemnity (other than in connection with authorization and representation letters referred to above) in connection with the Financing (in the case of the Target Entities, prior to the Closing); provided, further, that the effectiveness of any documentation executed by any Target Entity with respect thereto, and the attachment of any Lien, shall be subject to the consummation of the Closing; provided, further, no director or officer of any Seller or any Subsidiary of any Seller shall be required to execute any agreement, certificate, document or instrument with respect to the Financing that would be effective prior to the Closing (other than the authorization and representation letters referred to above). In addition, nothing in this Section 5.22 shall require any action that would conflict with or violate the Organizational Documents of any Seller or Target Entity, as applicable, or any Law.

Purchaser shall promptly, upon request by Sellers, reimburse Sellers for all reasonable and documented out-of-pocket costs or expenses incurred by Sellers, any of their Affiliates, Subsidiaries and their respective Representatives in complying with their respective covenants pursuant to this Section 5.22. Further, Purchaser shall indemnify and hold harmless Sellers, their Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing or any alternative financing and any information utilized in connection therewith (other than any information provided in writing by or on behalf of Seller or any of its Subsidiaries specifically for use in connection with the Financing), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, Seller or any of its Subsidiaries or their respective Affiliates and Representatives.

(c) Seller hereby consents to the use of the logos of the Business solely in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers or any of their respective Affiliates or Sellers’ or any of their respective Affiliates’ reputation or goodwill and will comply with Sellers’ usage requirements to the extent made available to Purchaser prior to the date of this Agreement.

(d) Sellers shall, and shall cause their Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Purchaser as may be necessary so that such Required Financial Information is (i) Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Financial Information” and (iii) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced. For the avoidance of doubt, Purchaser may, to most effectively access the financing markets, require the cooperation of Seller and its Subsidiaries under this Section 5.22 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. Sellers shall timely file SEC documents and other materials with the SEC to the extent required by the SEC, in each case in accordance with Law, to the extent such documents and other materials relate specifically to the Business. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letters, Purchaser reasonably requests Sellers to file a Current Report on Form 8-K pursuant to the Exchange Act or similar report under applicable Laws that contains material non-public information with respect to Sellers or the Business, which Purchaser reasonably determines to include in a customary offering memorandum for the Debt Financing, then Sellers shall file a Current Report on Form 8-K containing such material non-public information.

(e) Prior to the Closing, Sellers shall, and shall cause their Subsidiaries to, use their reasonable best efforts to cause their independent auditors to provide, consistent with customary practice, (i) consent to offering memoranda that include or incorporate consolidated financial information of the Business and their reports thereon, in each case, to the extent such consent is required, customary auditors reports and customary comfort letters (including “negative assurance” comfort) with respect to financial information relating to the Business, (ii) delivering information reasonably requested by Purchaser to assist Purchaser in its preparation of pro forma financial statements and (iii) reasonable assistance and cooperation to Purchaser, including attending accounting due diligence sessions.

Section 5.23 R&W Insurance Policy.

(a) As of the date of this Agreement, Purchaser has entered into a binder agreement (the “Binder Agreement”) with a representation and warranty insurer (or agent thereto) providing for a summary of conditional coverage of a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”) a copy of which is attached hereto as Exhibit L. Purchaser shall use commercially reasonable efforts to satisfy the conditions set forth in the Binder Agreement to ensure that the R&W Insurance Policy is fully bound and in full force and effect at the Closing. Purchaser shall not amend, modify or otherwise change, terminate or waive all or any portion of the Binder Agreement or the R&W Insurance Policy in any manner that is materially adverse to Sellers without the prior written consent of the Seller Representative.

(b) The cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, shall be paid by Purchaser.

(c) The Parties agree that none of Sellers, their respective Affiliates or their respective Representatives shall be liable to the insurer under the R&W Insurance Policy for subrogation claims pursuant to the R&W Insurance Policy, and Purchaser covenants and agrees that the R&W Insurance Policy will include a waiver of any right of subrogation against each Seller, and each Affiliate or Representative of such Seller in connection with this Agreement and the transactions contemplated hereby, except in the case of Fraud by such Seller, or such Affiliate or Representative of such Seller in connection with this Agreement and the transactions contemplated hereby.

(d) From and after the date hereof, each of Purchaser and Sellers shall, and each shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to cause the removal of any exclusions under the R&W Insurance Policy relating to the Unaudited Statements and the Additional Audited Financial Statements; provided that, notwithstanding anything to the contrary contained in this Section 5.23(d), the obligations of the Parties under this Section 5.23(d) shall not unreasonably delay the consummation of the Transaction in accordance with this Agreement.

Section 5.24 Dutch 403 Statement. Comet II B.V. has withdrawn its declaration of joint and several liability (the “403 Statement”) in respect of Lummus Technology Heat Transfer B.V. and Lummus Technology B.V., and shall take the required steps to terminate the remaining liability thereunder in accordance with Article 2:404 of the Dutch Civil Code. Following the Closing, to the extent any creditor of Lummus Technology Heat Transfer B.V. or Lummus Technology B.V. objects to the termination of the remaining liability under the 403 Statement, Purchaser shall, or shall cause the Target Entities to, provide such objecting creditor with sufficient security as requested by such creditor, or as may otherwise be determined by a court having competent jurisdiction over the matter. Purchaser shall indemnify Sellers and their respective Affiliates (including, for the avoidance of doubt, Comet II B.V.) for any liability in relation to Lummus Technology Heat Transfer B.V. or Lummus Technology B.V. arising from or in connection with the 403 Statement or otherwise resulting from Purchaser and the Target Entities not having provided sufficient security as contemplated by this Section 5.24.

Section 5.25 Title Affidavits and Releases of Deeds of Trust . Prior to the Closing, (i) upon reasonable notice to Sellers, Sellers shall use commercially reasonable efforts to deliver, or cause to be delivered, such title affidavits and other documents as Purchaser may reasonably request in connection with obtaining, as of the Closing, title insurance policies insuring fee title to the Owned Real Property, subject only to Permitted Liens and (ii) Sellers shall use reasonable best efforts to release from the Owned Real Property (a) the Deed of Trust, dated December 20, 2019, recorded December 26, 2019 in County Clerk’s File No. RP-2019-570318, of the Official Public records, of Harris County, Texas, granted by Chemical Research & Licensing, LLC, with Peter S. Graf as trustee and Credit Agricole Corporate and Investment Bank as beneficiary, and (b) the Deed of Trust, dated March 11, 2019, recorded March 26, 2019 in County Clerk’s File No. 2019-117278, of the Official Public records, of Harris County, Texas, granted by Chemical Research & Licensing, LLC, with Peter S. Graf as trustee and Credit Agricole Corporate and Investment Bank as beneficiary.

Section 5.26 Master Service Agreements. Prior to the Closing, Sellers and Purchaser shall discuss in good faith one or more master service agreements (collectively, the “Master Service Agreement”) that may be entered, as of the Closing, between or among certain of Sellers, on the one hand, and certain of the Target Entities, on the other hand, for the supply of goods and services, including engineering services, to or from the other party or parties thereto (as applicable). The Parties acknowledge and agree that the Master Service Agreement shall not obligate any applicable party thereto to provide or receive any goods or services thereunder, and the terms thereof shall be limited only to those terms (including with respect to pricing) that will be applicable should any such goods or services be provided in accordance with the terms thereof.

Section 5.27 Intellectual Property Cross-Licenses.

(a) IP License from the Purchaser and Target Entities. Effective as of the Closing Date, the Purchaser hereby grants, and shall cause the Target Entities to grant, to the Sellers a perpetual, irrevocable, non-exclusive, royalty-free, worldwide, fully paid-up, non-terminable right and license to store, copy, run, display, load, modify, access, make, have made, sell, offer for sale, import, create derivative works of and otherwise use all Owned Intellectual Property (excluding Marks) that was used by the Sellers and their Affiliates at any time during the twelve (12) months prior to the Closing Date in the operation of their retained businesses (for clarity, other than the Business), for use in connection with the businesses of the Sellers and their Affiliates. The foregoing license shall be (i) non-sublicensable, except (a) to the Sellers’ Affiliates and (b) to service providers, consultants, or independent contractors in connection with the performance of services for the Sellers and their Affiliates in the ordinary course of business, and (ii) non-transferable, except to an acquirer of all or substantially all of the assets of the Sellers.

(b) IP License to the Purchaser and Target Entities. Effective as of the Closing Date, the Sellers hereby grant, and shall cause their Affiliates to grant, to the Purchaser and the Target Entities a perpetual, irrevocable, non-exclusive, royalty-free, worldwide, fully paid-up, non-terminable right and license to store, copy, run, display, load, modify, access, make, have made, sell, offer for sale, import, create derivative works of and otherwise use all Business Intellectual Property (excluding Marks) owned by the Sellers and their Affiliates following the Closing Date that was used in connection with the operation of the Business at any time during the twelve (12) months prior to the Closing Date, for use in connection with the Business. The foregoing license shall be (i) non-sublicensable, except (a) to Purchaser’s and the Target Entities’ respective Affiliates and (b) to service providers, consultants, or independent contractors in connection with the performance of services for the Purchaser, the Target Entities or their respective Affiliates in the ordinary course of business, and (ii) non-transferable, except to an acquirer of all or substantially all of the assets of the Purchaser and the Target Entities. Within ten (10) days of the Closing Date, the Sellers shall deliver a copy of the iDocs source code to Purchaser in the same format as maintained by the Sellers or its Affiliates as of the Closing Date, for no additional consideration. The Purchaser and the Sellers shall not, and shall each cause their Affiliates not to, disclose or transfer the iDocs source code or derivative works or improvements thereof to any Person other than to (i) service providers, consultants, or independent contractors in connection with the performance of services for the disclosing Party, or (ii) an acquirer of all or substantially all of the assets of the disclosing Party. Section 5.29 Specified Hedging Arrangements. In respect of the transactions set forth on Section 5.29 of the Seller Disclosure Schedule, Sellers shall use commercially reasonable efforts to cooperate with Purchaser and the contractual counterparty in respect of such transactions in order to effect novations of such transactions such that, as of the Closing Date, Purchaser shall replace the applicable Seller (or Affiliate thereof) as a party to such transactions; provided; however, that any requirements for the satisfaction of any conditions (including, without limitation, the posting of collateral) imposed by the contractual counterparty in connection with such novations shall be the sole responsibility of Purchaser, and neither Sellers nor any of their respective Affiliates shall be required to pay any amount to Purchaser or the contractual counterparty as a prerequisite for effecting, or a consequence of failure to effect, such novations. For the avoidance of doubt, the Sellers’ obligations with respect to the maintenance of such software are set forth solely in the Transition Services Agreement.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT THE INTELLECTUAL PROPERTY LICENSED PURSUANT TO THIS SECTION 5.27 IS LICENSED SOLELY ON AN “AS IS, WHERE IS” BASIS. THE INTELLECTUAL PROPERTY LICENSED PURSUANT TO THIS SECTION 5.27 IS PROVIDED BY THE APPLICABLE LICENSOR WITH ALL FAULTS, AND THE ENTIRE RISK AS TO SATISFACTORY QUALITY, PERFORMANCE, ACCURACY, AND EFFORT IS WITH THE APPLICABLE LICENSEE. EACH LICENSOR PARTY AND ITS AFFILIATES DISCLAIM ALL IMPLIED WARRANTIES WITH RESPECT TO THE INTELLECTUAL PROPERTY LICENSED PURSUANT TO THIS SECTION 5.27 AND ANY SOFTWARE INCLUDED

THEREIN, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY OR ITS AFFILIATES SHALL BE RESPONSIBLE OR LIABLE FOR ANY LOSS OR DAMAGE RESULTING FROM ANY USE OF THE INTELLECTUAL PROPERTY LICENSED PURSUANT TO THIS SECTION 5.27 BY THE OTHER PARTY, ANY OF ITS SUBLICENSEES OR ANY OTHER PERSON.

(d) Notwithstanding any other provision of this Agreement, the license grants set forth in this Section 5.27 shall survive the Closing and any expiration of this agreement in perpetuity.

Section 5.28 Shared Services Agreements. Sellers shall, and shall cause their Affiliates to, deliver to Purchaser as soon as practicable after the date hereof (but in any event no later than thirty (30) days after the date hereof) a true, correct and complete list of any Contract (a) with third parties with respect to the provision of shared services between any of the Sellers and their Affiliates (other than a Target Entity), on the one hand, and any Target Entity, on the other hand or (b) pursuant to which any of the Sellers or their Affiliates provides services to any of the Target Entities, in each case of the foregoing clauses (a) and (b) that are required for the continued conduct of the Business following the Closing in all substantially respects in the manner currently conducted by Sellers and their Subsidiaries.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.1 Survival of Tax Representations and Warranties. Notwithstanding any other provision of this Agreement, the covenants in this Article VI and the representations and warranties of Sellers and the Target Entities contained in Section 3.14 (Taxes) of this Agreement shall survive the Closing and remain in full force and effect with respect to any claim based on such covenants or representations and warranties until the date which is 60 days after the date upon which the Liability to which any such claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive).

Section 6.2 Tax Indemnification. From and after the Closing Date, Sellers shall indemnify Purchaser, the Target Entities and their respective Affiliates (each a “Tax Indemnified Purchaser Party” and collectively, the “Tax Indemnified Purchaser Parties”) against and hold them harmless from any and all Losses suffered or incurred arising out of, without duplication:

(a) (i) Pass-Through Income Taxes of the Target Entities attributable to taxable periods ending on or before the Closing Date (and the portion of a Straddle Period ending on the Closing Date) and (ii) Tax liabilities of or with respect to the assets or operations of the Target Entities (including Income Taxes that are not Pass-Through Income Taxes)) attributable to taxable periods ending at or before the Measurement Time (and the portion of a Straddle Period ending at the Measurement Time) in excess of the amount of Income Taxes which are included as Funded Debt and the amount of Taxes treated as current liabilities in the final calculation of Working Capital;

(b) Taxes of any member of an affiliated, consolidated, combined, unitary or aggregate group or fiscal unity or similar arrangement of which any Target Entity is or was a member on or prior to the Closing Date by reason of liability under Treasury Regulation Section 1.1502-6 or comparable provision of U.S. federal, state, or local or non-U.S. Tax law;

(c) Taxes imposed on a Tax Indemnified Purchaser Party as a result of (x) a breach of a representation or warranty set forth in Section 3.14 (Taxes) of this Agreement or (y) a breach of a covenant or agreement set forth in Section 5.1(b)(viii) of this Agreement; provided that, for purposes of this Section 6.2(c) only, any breach of a representation, warranty, covenant or agreement shall be determined without any qualification as to “materiality”, “material adverse effect”, “Material Adverse Effect”, or any other materiality qualifications;

(d) Taxes arising out of the Pre-Closing Reorganization or the Pre-Closing Restructuring;

(e) Excluded Business Taxes;

(f) Taxes of any Target Entity that arise as a direct result of a Benefit Plan and that are triggered as a result of an event occurring on or before the Measurement Time (including Taxes arising at or after the Measurement Time as a direct result of such event);

(g) Taxes in respect of any period or part of a period ending on or before Measurement Time that arises as a result of any Target Entity not recovering underpaid wage Taxes from any individual who for Tax purposes is considered an (former) employee or deemed (former) employee of any Target Entity (including for the avoidance of doubt any statutory directors or supervisory board members) in accordance with Section 6.4;

(h) Taxes assessed on any Target Entity pursuant to section 39 of the TCA that would not have been assessed on such Target Entity but for its inclusion in the Existing CIT Fiscal Unity or any other CIT Fiscal Unity within the Seller’s group, except to the extent it concerns Taxes that are allocable to such Target Entity and that are included as Funded Debt or treated as current liabilities in the final calculation of Working Capital;

(i) Taxes assessed on any Target Entity pursuant to section 43 of the TCA that would not have been assessed on such Target Entity but for its inclusion in the Existing VAT Fiscal Unity or any other VAT Fiscal Unity within the Seller’s group, except to the extent it concerns Taxes that are allocable to such Target Entity and that are included as Funded Debt or treated as current liabilities in the final calculation of Working Capital;

(j) The set-off pursuant to section 24 of the TCA by the Dutch Tax Authority (Belastingdienst) of any Taxes for which any member of the Existing CIT Fiscal Unity or any other CIT Fiscal Unity within the Seller’s group, in each case other than a Target Entity, is liable, against any receivable that such Target Entity has on the Dutch Tax Authority (Belastingdienst), except to the extent it concerns Taxes that are allocable to such Target Entity and that are included as included as Funded Debt or treated as current liabilities in the final calculation of Working Capital; and

(k) Transfer Taxes payable by Sellers pursuant to Section 6.12.

provided, that for purposes of Losses described under the foregoing clause (c), Sellers shall only be obligated to indemnify the Tax Indemnified Purchaser Parties for such Losses, in the aggregate, in excess of $13,625,000.

Section 6.3 No Recourse. Notwithstanding any provision of the Agreement or this Article VI to the contrary, if a Tax Claim (including interest and penalties) is made against any Target Entity for the underpayment of Tax in respect of any payment in cash or in kind (including but not limited to equity incentives) made to current or former (deemed) employees of any Target Entity which qualifies as taxable wages for purposes of the levy of wage Tax, the Target Entities shall use commercially reasonable efforts to recover such Tax from the relevant current or former (deemed) employees.

Section 6.4 Tax Indemnification Procedures.

(a) After the Closing, the Tax Indemnified Purchaser Parties shall promptly notify Seller Representative in writing of any demand, claim or notice of the commencement of any Tax Proceeding received by such party from any Governmental Entity or any other Person with respect to Taxes for which Sellers are liable pursuant to Section 6.2 of this Agreement; provided, however, that a failure to give such notice will not affect the Tax Indemnified Purchaser Parties’ rights to indemnification under this Article VI, except to the extent that Sellers are prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Entity or any other Person in respect of any such asserted Tax liability.

(b) Except with respect to Taxes shown due on Tax Returns prepared pursuant to Section 6.6, payment by Sellers of any amount due to a Tax Indemnified Purchaser Party under this Article VI shall be made within ten (10) days following written notice by the Tax Indemnified Purchaser Party that payment of such amounts to the appropriate Governmental Entity or other applicable third party that is due by the Tax Indemnified Purchaser Party, provided that Sellers shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Governmental Entity or applicable third party.

(c) All amounts required to be paid pursuant to Section 6.4(b) shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the applicable Tax Indemnified Purchaser Party.

(d) Any payments required pursuant to this Article VI that are not made within the time period specified in this Section 6.4 shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income Tax.

(e) Purchaser and Sellers may, if agreed to in writing by both Purchaser and such relevant Seller, set off any amounts owed pursuant to this Section 6.4 by a Seller against amounts owed by Purchaser to such Seller pursuant to Section 6.7.

Section 6.5 Tax Proceedings; Cooperation.

(a) After the Closing Date, except as provided in Section 6.5(b), Purchaser shall control the conduct, through counsel of its own choosing, of any Tax Proceedings with respect to the Target Entities (subject to the relevant governance provisions with respect to all Purchased Ventures). Sellers shall control the conduct of any Tax Proceedings with respect to Excluded Business Taxes.

(b) In the case of a Tax Proceeding with respect to the Target Entities (subject to the relevant governance provisions with respect to all Purchased Ventures) after the Closing Date for which Purchaser is indemnified under Section 6.2(a) and with respect to Pass-Through Income Taxes of the Target Entities, Sellers shall control the conduct of such Tax Proceeding, but Purchaser shall have the right to participate in such Tax Proceeding at its own expense, and Sellers shall not be able to settle, compromise and/or concede any portion of such Tax Proceeding without the consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned; provided that Sellers shall make, or cause to be made, the “push-out election” under Section 6226 of the Code with respect to any such Tax Proceeding to which such election applies; provided, further, that if Sellers fail to assume control of the conduct of any such Tax Proceeding within a reasonable period following the receipt by Sellers of notice of such Tax Proceeding and such failure is reasonably expected to materially prejudice the Tax Proceeding, Purchaser shall have the right to assume control of such Tax Proceeding and shall be able to settle, compromise and/or concede such Tax Proceeding in its sole discretion. In the case of a Tax Proceeding with respect to the Target Entities after the Closing Date that relates both to Taxes for which Purchaser is indemnified under Section 6.2(a) and Taxes for which Purchaser is not indemnified under Section 6.2(a), Purchaser shall control the conduct of such Tax Proceeding (subject to the relevant governance provisions with respect to all Purchased Ventures), but Seller Representative shall have the right to participate in such Tax Proceeding at its own expense, and Purchaser shall not settle, compromise and/or concede such Tax Proceeding without the consent of Seller Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 6.6 Preparation of Tax Returns and Payment of Taxes.

(a) Purchaser shall prepare (or cause to be prepared), and timely file (or cause to be timely filed) all Tax Returns (other than Pass-Through Tax Returns) of the Target Entities (subject to the relevant governance provisions with respect to all Purchased Ventures) required to be filed with any Governmental Entity after the Closing Date. Sellers shall be responsible to pay all Taxes shown due on such Tax Returns for which a Purchaser would be indemnified pursuant to Section 6.2(a). Purchaser shall notify Seller Representative of any amounts due from Sellers in respect of any such Tax Return no later than thirty (30) days prior to the date on which such Tax Return is due, and Sellers shall remit such payment to Purchaser no later than ten (10) days prior to the date such Tax Return is due. In the case of Tax Returns that are filed with respect to a taxable period that ends on or prior to the Closing Date, Purchaser shall prepare each such Tax Return in a manner consistent with past practice, except as otherwise required by applicable Law, and shall deliver any such Tax Return to Seller Representative for its review, in the case of income Tax Returns, at least thirty (30) days prior to the date such Tax Return is required to be filed, and in the case of non-income Tax Returns, at least ten (10) days prior to the date such non-income Tax Return is required to be filed. Purchaser shall consider in good faith any comments on such

Tax Return provided by Seller Representative. If Purchaser and Seller Representative are unable to reach agreement on any such Tax Returns they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes, which decision shall be rendered, in the case of income Tax Returns, within fifteen (15) days) after such firm is retained, and in the case of non-income Tax Returns, within five (5) days after such firm is retained (and, in any case, before such Tax Return is due) and shall be final, conclusive and binding on the Parties. One-half of the fees and expenses of the Independent Accounting Firm shall be paid by Purchaser, and one-half of such fees and expenses shall be paid by Sellers.

(b) Seller Representative shall prepare, or cause to be prepared, all Pass-Through Tax Returns of the Target Entities (subject to the relevant governance provisions with respect to all Purchased Ventures). Seller Representative shall prepare each such Tax Return in a manner consistent with past practice, except as otherwise required by applicable Law, and shall deliver any such Tax Return to Purchaser for its review at least thirty (30) days prior to the date such Tax Return is required to be filed. Seller Representative shall consider in good faith any comments on such Tax Return provided by Purchaser. If Purchaser and Seller Representative are unable to reach agreement on any such Tax Returns they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes, which decision shall be rendered within fifteen (15) days after such firm is retained (and, in any case, before such Tax Return is due) and shall be final, conclusive and binding on the Parties. One-half of the fees and expenses of the Independent Accounting Firm shall be paid by Purchaser, and one-half of such fees and expenses shall be paid by Sellers.

(c) Notwithstanding anything to the contrary in this Section 6.6, MDRT shall have the sole conduct of preparing (or causing to be prepared) and filing (or causing to be filed) all Tax Returns of Existing CIT Fiscal Unity and VAT Fiscal Unity. In the case of Tax Returns of the Existing VAT Fiscal Unity that are filed with respect to a taxable period (or portion thereof) that starts on or after the Measurement Time, MDRT shall prepare each such Tax Return in a manner consistent with past practice, except as otherwise required by applicable Law.

Section 6.7 Refunds and Tax Reimbursement.

(a) Sellers will be entitled to any credits and refunds (including interest received thereon) in respect of any Taxes for which Sellers have agreed to indemnify Purchaser pursuant to Section 6.2, net of (i) any expenses, costs and Taxes incurred in connection with obtaining any such credits or refunds and (ii) any unpaid Losses for which an indemnification payment is due pursuant to this Article VI.

(b) Sellers will be entitled to reimbursement from Purchaser with respect to payments of Taxes by Sellers and its Subsidiaries with respect to taxable periods (or the portions thereof) beginning after the Measurement Time for which Sellers are not responsible pursuant to Section 6.2(a), and which were not treated as current assets in Working Capital or as an offset to Funded Debt. Purchaser shall pay to Sellers, within ten (10) days after notification by Sellers that any such Taxes in the foregoing sentence have been paid, all Taxes that Sellers identify as having been paid by providing to Purchaser copies of any applicable documentation with the applicable Governmental Entity and any other supporting documentation reasonably satisfactory to Purchaser. If Purchaser disputes the Tax reimbursements claimed by Sellers, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes, which decision shall be rendered within five (5) days after such firm is retained and shall be final, conclusive and binding on the Parties. One-half of the fees and expenses of the Independent Accounting Firm shall be paid by Purchaser, and one-half of such fees and expenses shall be paid by Sellers.

Section 6.8 Cooperation, Tax Returns and Exchange of Information.

(a) Each Party shall, and shall cause its Affiliates to, provide to the other Party to this Agreement such cooperation, documentation and information relating to the Target Entities or the Purchased Assets as either Party may reasonably request and that is reasonably necessary in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority, and providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at the cost of the requesting Party to provide an explanation of any documents or information so provided.

(b) Each Party to this Agreement shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Target Entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) seven (7) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.

Section 6.9 Tax Sharing Agreements.

(a) To the extent relating to the Purchased Entities, Sellers shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Target Entities are parties, such that none of Sellers, Purchaser, the Target Entities nor any of their respective Affiliates shall have any rights or obligations thereunder after the Closing.

Section 6.10 Termination of Existing CIT Fiscal Unity.

(a) The Relevant Target Entities shall be separated from the Existing CIT Fiscal Unity as per the Existing CIT Fiscal Unity Termination Date. MDRT and Purchaser agree that it is their intention that the Existing CIT Fiscal Unity Termination Date is the Closing Date for purposes of this Section 6.10(a), and MDRT and Purchaser shall use commercially reasonable efforts to sustain that position to the Dutch Tax Authority (Belastingdienst).

(b) MDRT shall prepare the opening balance sheets for tax purposes of each Relevant Target Entity as per the Existing CIT Fiscal Unity Termination Date (the “Opening Balance Sheet”).

(c) MDRT shall deliver a draft of each Opening Balance Sheet to Purchaser within forty (40) Business Days after the Closing Date.

(d) Purchaser is entitled to object to the draft of each Opening Balance Sheet in accordance with the procedure set forth in Section 6.14. If Purchaser does not object to the draft of an Opening Balance Sheet, it is deemed to be approved and becomes final.

(e) Purchaser shall (i) act in full accordance with each final Opening Balance Sheet and (ii) not take or cause to be taken any position toward the Dutch Tax Authority (Belastingdienst) that deviates from any Opening Balance Sheet, unless required by applicable Law.

(f) From and after the Closing Date, Purchaser shall indemnify MDRT against and hold it harmless from any and all Losses suffered or incurred arising out of the set-off pursuant to section 24 of the TCA by the Dutch Tax Authority (Belastingdienst) of (i) any Taxes for which any Target Entity is liable and that are included as Funded Debt or treated as current liabilities in the final calculation of Working Capital, against any receivable that any member of the Existing CIT Fiscal Unity or any other CIT Fiscal Unity within the Seller’s group, in each case other than a Target Entity, has on the Dutch Tax Authority (Belastingdienst) and (ii), to the extent not covered by limb (i), any Taxes other than Pass-Through Income Taxes for which any Target Entity is liable, against any receivable that any member of the Existing CIT Fiscal Unity, other than a Target Entity, has on the Dutch Tax Authority (Belastingdienst).

Section 6.11 Tax Treatment of Payments. Except to the extent otherwise required pursuant to a Final Determination, Sellers, Purchaser, the Target Entities and their respective Subsidiaries and their respective Affiliates shall treat any and all payments under Section 2.11 and this Article VI and Section 9.1 as an adjustment to the purchase price for Tax purposes.

Section 6.12 Transfer Taxes. Purchaser, on the one hand, and Sellers, on the other hand, shall each pay, when due, and be responsible for, fifty percent (50%) of any sales, use, transfer (including real estate transfer), documentary, stamp, non-recoverable VAT (irrespective of the cause of the non-recoverability of the VAT and, for the avoidance of doubt, Purchaser, on the one hand, and Sellers, on the other hand, shall each pay, when due, and be responsible for, fifty percent (50%) of any liability for any VAT regarding the Break-Up Fee), goods and services or similar Taxes and related fees imposed on or payable as a direct result of the transactions contemplated by this Agreement (“Transfer Taxes”), which, for the avoidance of doubt, shall not include (a) fees and Taxes solely payable in connection with the Pre-Closing Restructuring or the Pre-Closing Reorganization, which shall be borne solely by Sellers or (b) advisory fees of Purchaser or Sellers and their respective Affiliates, which shall be solely borne by Purchaser or Sellers, as applicable. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party, which shall pay its allocable share within ten (10) Business Days from its receipt of such Tax Return. Sellers and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings or documents relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 6.13 Straddle Period Allocation. In the case of any Straddle Period, (i) the amount of any Income Taxes of the Target Entities that are not Pass-Through Income Taxes shall be allocated between the portion of such Straddle Period ending on and including the Measurement Time and the portion of such Straddle Period beginning after the Measurement Time based on an interim closing of the books as of the end of day on the Measurement Time (and assuming for this purpose that the taxable period of any Entity in which any Purchased Entity owns an equity interest will end on and include the Measurement Time) and (ii) the amount of Taxes (other than those described in clause (i) above) that (A) are imposed on a periodic basis with respect to the business or assets of the Target Entities or otherwise measured by the level of any item, allocated to the portion of such Straddle Period ending on and including the Measurement Time shall be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Measurement Time and the denominator of which is the number of calendar days in the entire Straddle Period or (B) are imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), shall be allocated between the portion of such Straddle Period ending on and including the Measurement Time and the portion of such Straddle Period beginning after the Measurement Time based on an interim closing of the books as of the end of day on the Measurement Time; provided, however, that for purposes of clause (i) of the preceding sentence, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion ending on the Measurement Time and the portion after the Measurement Time in proportion to the number of days in each such period.

Section 6.14 Dispute Resolution with Respect to the CIT Fiscal Unity.

(a) Purchaser is entitled to object to the draft of the Opening Balance Sheet of a Relevant Target Entity within twenty (20) Business Days after delivery thereof by MDRT (the “Notice of Objection”). The Notice of Objection shall include an explanation of the objections as well as the Purchaser’s calculation or determination of the Opening Balance Sheet.

(b) If MDRT and Purchaser subsequently fail to resolve the objections amicably within twenty (20) Business Days after delivery of the Notice of Objection, all objections shall be referred to an Independent Tax Advisor, appointed by MDRT and Purchaser jointly. In the event MDRT and Purchaser do not reach agreement as to the choice of such an Independent Tax Advisor within five (5) Business Days after expiration of the foregoing twenty (20) Business Days period in this Section 6.14(b), the Independent Tax Advisor shall be appointed by the President (voorzitter) of the Dutch Association of Tax Advisors (Nederlandse Orde van Belastingadviseurs), upon request of either MDRT or Purchaser.

(c) The Independent Tax Advisor shall be instructed to determine the Opening Balance Sheet within forty (40) Business Days after acceptance of the appointment and to inform MDRT and Purchaser thereof in writing, which determination shall be binding upon the Parties (binded advies).

(d) The Independent Tax Advisor shall give each Party a reasonable opportunity to (i) submit written explanations of its position and views and (ii) attend a hearing to further explain its position and views.

(e) The Parties shall promptly provide the Independent Tax Advisor with all information and assistance that the Independent Tax Advisor may reasonably require.

(f) The fees and expenses invoiced by the Independent Tax Advisor regarding the determination of the Opening Balance Sheet shall be for the account of Purchaser and MDRT, whereby Purchaser and MDRT shall equally split the relevant invoice(s).

Section 6.15 Existing VAT Fiscal Unity.

(a) Lummus Technology Heat Transfer B.V. shall be separated from the Existing VAT Fiscal Unity as per the Existing VAT Fiscal Unity Termination Date.

(b) Purchaser shall cause Lummus Technology Heat Transfer B.V. to not use the VAT registration number of the Existing VAT Fiscal Unity after Closing.

(c) Sellers shall ensure that the request referred to in section 43 paragraph 1 of the TCA for the termination of the Existing VAT Fiscal Unity in respect of the Relevant Group Companies is submitted to the competent Taxing Authority on or as soon as reasonably practicable after the Closing Date.

Section 6.16 Check-the-Box Elections. If requested by Purchaser no later than sixty (60) days after the Closing, each of the Target Entities set forth on Section 6.16 of the Seller Disclosure Schedules (and, if applicable, Lummus Consultants International LLC and Lummus Consultants International Ltd.), will make, at Purchaser’s expense, a valid election under Treasury Regulations Section 301.7701-3(c) to be treated as entity disregarded from its owner or as a partnership for U.S. federal income tax purposes effective no later than the day before the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Sellers and Purchaser to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. (i) Any waiting period applicable to the Transaction under the HSR Act shall have expired or been terminated; and (ii) all other Regulatory Approvals specified in Section 7.1(a) of the Seller Disclosure Schedules required or otherwise identified on Section 7.1(a) of the Seller Disclosure Schedules as a condition to the Closing in order to consummate the Transaction shall have been obtained or any applicable waiting period shall have expired or been terminated.

(b) No Injunctions or Restraints. No injunction or other Judgment issued by any court of competent jurisdiction shall have been entered and remain in effect that prohibits or materially restrains the consummation of the Transaction, and no Proceeding by a Governmental Entity seeking any such injunction or Judgment shall be pending.

(c) Bankruptcy Court Order. After notice and a hearing, the Bankruptcy Court shall have entered the Sale Order and, unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option, the Confirmation Order, and no order staying, reversing, or modifying the Sale Order or the Confirmation Order (as applicable) shall be in effect; provided, however, that even if an appeal, notice of appeal, motion to amend or make additional findings of fact or motion for a new trial is timely filed, or the Sale Order or the Confirmation Order (as applicable) is otherwise challenged in any respect, such Sale Order or Confirmation Order will be deemed a final order if it provides that it is effective immediately upon entry on the Bankruptcy Court’s docket and not subject to any stay notwithstanding Rules 6004(h), 6006(d), or 7062 of the Federal Rules of Bankruptcy Procedure or Rule 62 of the Federal Rules of Civil Procedure.

(d) No Violations. No Law shall have been enacted, promulgated, enforced or entered by any Governmental Entity after the date of this Agreement that makes illegal or otherwise prohibits the consummation of the Transaction.

Section 7.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver in writing by Purchaser) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The Sellers Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, on and as of such specific date); (ii) the representations and warranties of Sellers contained in Section 3.8(c) (the “Sellers Sufficiency Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (or, if made as of a specific date, on and as of such specific date), except for such failures to be so true and correct as would be and would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Purchased Assets and the Target Entities, taken as a whole; (iii) the representations and warranties of Sellers contained in Article III (other than the Sellers Fundamental Representations, the Sellers Sufficiency Representations and the representations and warranties contained in Section 3.7(b)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (or, if made as of a specific date, on and as of such specific date), except for such failures to be so true and correct as would be and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect; and (iv) the representations and warranties contained in Section 3.7(b) shall be true and correct in all respects as of the date of this Agreement and as of Closing Date.

(b) Performance of Obligations of Sellers. The covenants and agreements of Sellers to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and executed by an executive officer authorized to sign on behalf of Sellers, stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Purchased Entities. Any Target Entity that is a debtor in the Chapter 11 Cases shall have been dismissed as a debtor in such Chapter 11 Cases by a final order of the Bankruptcy Court.

(e) Additional Financial Statements. The 2019 Audited Additional Financial Statements shall have been delivered to Purchaser.

(f) Closing Deliveries. Seller Representative shall have delivered, or caused to be delivered, the deliveries set forth in Section 2.10(b)(x).

(g) Sale Order. The Sale Order and the provisions of the Confirmation Order relating to the terms of this Agreement and the authorization of the consummation of the Transaction shall be in form and substance acceptable to Purchaser and consistent with the terms of this Agreement.

(h) Seller Guarantee and Joinders. Purchaser shall have received (i) a guarantee and joinder agreement in form and substance reasonably acceptable to Purchaser, signed by Reorganized McDermott and, if Reorganized McDermott is not the borrower, the Affiliate of Reorganized McDermott that is the borrower under Reorganized McDermott’s senior credit facility that is in effect upon the consummation of the conclusion of the Chapter 11 Cases, pursuant to which Reorganized McDermott and such Affiliate thereof (including their respective successors and assigns) have agreed to jointly and severally guarantee the obligations of and agree to be bound by the same obligations as Sellers under this Agreement (including any payments pursuant to Section 9.1) and (ii) evidence in form and substance acceptable to Purchaser that any chapter 11 plan and the Sale Order or the Confirmation Order (as applicable) provide for assumption and survival of such guarantee until the later to occur of (i) six (6) years following the Closing and (ii) the final resolution of any claims under Section 9.1.

(i) Check-the-Box Elections. On or prior to the Closing Date, Sellers will execute (or cause to be executed) two (2) copies of Internal Revenue Service Form 8832 (or successor form) with respect to each of the Target Entities set forth on Section 6.16 of the Seller Disclosure Schedules (and, if applicable, Lummus Consultants International LLC and Lummus Consultants International Ltd.) and deliver such executed forms to Purchaser.

Section 7.3 Conditions to Obligations of Sellers to Close. The obligation of Sellers to effect the Closing is subject to the satisfaction (or waiver in writing by Sellers) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The Purchaser Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, on and as of such specific date) and (ii) the representations and warranties of Purchaser contained in Article IV (other than the Purchaser Fundamental Representations) of this Agreement shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, except for such failures to be true and correct as would not reasonably be excepted to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither Purchaser nor Sellers may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by such Party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.2.

ARTICLE VIII

TERMINATION; EFFECT OF TERMINATION

Section 8.1 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents abandoned at any time prior to the Closing only as follows:

(a) by mutual written consent of Seller Representative and Purchaser;

(b) by Seller Representative, if any of Purchaser’s representations and warranties contained in Article IV shall fail to be true and correct or Purchaser shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and, in each case, such failure or breach would prevent the satisfaction of a condition set forth in Section 7.3(a) or Section 7.3(b) at the Closing and has not been cured by the earlier of (i) the date that is forty (40) days after the date that Seller Representative has notified Purchaser in writing of such failure or breach and (ii) the Outside Date; provided that, the failure of Purchaser to consummate the Closing as and when required pursuant to Section 8.2(b)(ii) shall be deemed to be for all purposes hereunder a material breach of a covenant of this Agreement by Purchaser that permits Seller Representative to terminate this Agreement immediately upon such breach pursuant to this Section 8.1(b) (notwithstanding any notice or cure period in favor of Purchaser otherwise set forth in this Section 8.1(b)); provided further that no Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would prevent the satisfaction of a condition set forth in Section 7.2(a) or 7.2(b) at the Closing;

(c) by Purchaser, if any of the representations and warranties of Sellers contained in Article III shall fail to be true and correct or any Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and, in each case, such failure or breach would prevent the satisfaction of a condition set forth in Section 7.2(a) or Section 7.2(b) at the Closing and has not been cured by the earlier of (i) the date that is forty (40) days after the date that Purchaser has notified Seller Representative in writing of such failure or breach and (ii) the Outside Date; provided that Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would prevent the satisfaction of a condition set forth in Section 7.3(a) or Section 7.3(b) at the Closing;

(d) by Purchaser, if Sellers (i) fail to meet any of the milestones set forth in any of Sections 5.19(a)(i), 5.19(a)(ii), 5.19(a)(iii) or 5.19(a)(v) and fail to cure all such failures or breaches (by satisfying such milestones within: (A) five (5) calendar days following the date of this Agreement, in the case of clauses (i) and (ii); (B) ten (10) Business Days following forty (40) calendar days following the Petition Date, in the case of clause (iii); and (C) ten (10) Business Days following seventy (70) calendar days following the Petition Date, in the case of clause (v); provided that, if (1) on the Petition Date, Sellers fail to file a chapter 11 plan, disclosure statement, and RSA executed by the Required Supporting Stakeholders, in each case consistent with the Transaction, (2) at any time following the Petition Date, any statutory committee is appointed in the Chapter 11 Cases, or (3) at any time on or after the Petition Date, the parties to the RSA do not constitute the Required Supporting Stakeholders, then the Sellers shall instead have within ten (10) Business Days following sixty (60) calendar days following the Petition Date, in the case of clause (v)); provided that Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would prevent the satisfaction of a condition set forth in Section 7.3(a) or 7.3(b) at the Closing;

(e) by Purchaser, if (i) (A) Sellers do not hold an Auction as provided in the Bidding Procedures Order in accordance with the milestone set forth in Section 5.19(a)(iv) (unless (x) the Auction is cancelled because Purchaser is the Successful Bidder or no competing bid has been submitted or (y) the Auction is adjourned or postponed in accordance with the Bidding Procedures Order); (B) the designation of Purchaser as Stalking Horse Bidder pursuant to the terms of this Agreement and the Stalking Horse Protections contemplated in this Agreement have not been approved by the Bankruptcy Court within ten (10) Business Days after forty (40) days after the Petition Date; or (C) Sellers withdraw or seek to withdraw a notice or motion to approve the Stalking Horse Protections and does not cure within two (2) Business Days; or (ii) Sellers announce or files a chapter 11 plan: (A) exclusively contemplating the reorganization or sale of all or any part of Sellers or their Affiliates inconsistent with this Agreement or the transactions contemplated hereby or (B) that does not transfer to Purchaser the Purchased Assets free and clear of Liens, other than Permitted Equity Liens (in the case of the Purchased Entity Shares and the Purchased Venture Equity Interests) and Permitted Liens (in the case of all other Purchased Assets) provide an estate release for Purchaser, its Affiliates and Representatives and the Fund Affiliates;

(f) by Seller Representative or by Purchaser, if, unless the Transaction has been consummated following Purchaser’s exercise of the 363 Sale Option, (i) the Confirmation Order is not entered on or prior to the 185th day following the Petition Date or (ii) following its entry, the Confirmation Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any material respect in a manner adverse to Purchaser without the prior written consent of Purchaser;

(g) by Seller Representative or by Purchaser, if the Closing shall not have occurred on or prior to the date that is six (6) months following the date of this Agreement (as may be extended pursuant to this clause (g), the “Outside Date”); provided that (x) if on such date the Marketing Period shall have commenced but shall not have ended, the Outside Date shall be extended at the written election of Purchaser or Seller Representative until four (4) Business Days following expiration of the Marketing Period but in any event not later than seven (7) months following the date of this Agreement and (y) if on such date the conditions to Closing set forth in Section 7.1(a) shall not have been satisfied but all other conditions to Closing shall have been satisfied or waived (or in the case of conditions which, by their terms, are to be satisfied at the Closing, shall be capable of being satisfied by all parties entitled to the benefit of such conditions), such date may be extended until the date that is nine (9) months following the date of this Agreement (in which case such date as extended shall be the Outside Date) except that if on such date the Marketing Period shall have commenced but shall not have ended by such date, such date shall be further extended at the written election of Purchaser until the earlier to occur of (A) four (4) Business Days following expiration of the Marketing Period, and (B) twenty (20) Business Days following the Outside Date (as such date may be extended pursuant to the first proviso of this Section 8.1(g)); provided, further, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to any Party whose failure to perform any covenant or obligation required to be performed by such Party has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date;

of being satisfied by all parties entitled to the benefit of such conditions), such date may be extended until the date that is nine (9) months following the date of this Agreement (in which case such date as extended shall be the Outside Date) except that if on such date the Marketing Period shall have commenced but shall not have ended by such date, such date shall be further extended at the written election of Purchaser until the earlier to occur of (A) four (4) Business Days following expiration of the Marketing Period, and (B) twenty (20) Business Days following the Outside Date (as such date may be extended pursuant to Section 8.1(g)); provided, further, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to any Party whose failure to perform any covenant or obligation required to be performed by such Party has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date;

(h) by Seller Representative or by Purchaser:

(1) (A) if a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction shall have become final and nonappealable, preventing or restraining the consummation of the Transaction; provided that the right to terminate this Agreement under this Section 8.1(h)(1) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement has been the primary cause of, or resulted in, the entry of such permanent injunction or other permanent Judgment, as applicable; or (B) the Bankruptcy Court shall not have entered the Confirmation Order by the Outside Date;

(2) if (A) the Bankruptcy Court shall not have entered the Bidding Procedures Order within ten (10) Business Days following fourty (40) calendar days following the Petition Date, as such date may be extended by mutual written agreement of Seller Representative and Purchaser; or (B) an order of any court in any jurisdiction shall be entered relating to the Chapter 11 Cases, and that remains in effect for thirty (30) days, (x) staying for a period in excess of fourteen (14) days, vacating or reversing the Bidding Procedures Order or (y) amending, supplementing or otherwise modifying the Bidding Procedures Order in a manner that results in the Bidding Procedures Order no longer being substantially in the form set forth in Exhibit B hereto; provided that Seller Representative shall not be permitted to terminate this Agreement pursuant to clause (y) if Purchaser approves of any such amendment, supplement or other modification to the Bidding Procedures Order; or

(3) if any of the Chapter 11 Cases are converted to a case under Chapter 7 of the Bankruptcy Code; or

(i) by Seller Representative or by Purchaser, if (x) (A) Purchaser is not the Successful Bidder at the Auction and (B) the Bankruptcy Court enters an order approving an Alternative Transaction with that Successful Bidder, or (y) an Alternative Transaction is approved by the Bankruptcy Court other than in connection with the Auction or pursuant to a plan of reorganization that is in form and substance reasonably acceptable to Purchaser in writing; provided that, notwithstanding anything in this Agreement to the contrary, if Purchaser is not the Successful Bidder at the Auction but is the Back-Up Bidder at the Auction, the right to terminate this Agreement under this Section 8.1(i) shall not be available to Purchaser until the Back-Up Termination Date.

Notwithstanding anything to the contrary herein, before exercising any of the termination rights set forth in this Section 8.1, the Seller Representative shall consult in good faith with the Consultation Parties.

Section 8.2 Effect of Termination.

(a) General. If this Agreement is terminated and the Transaction is abandoned as described in Section 8.1, (i) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.3, Section 5.5, Section 5.22(b), Section 8.1, this Section 8.2, Section 8.3, and Article IX, and (ii) no Party shall thereafter have any Liability hereunder, except nothing in this Section 8.2 shall be deemed to release Sellers from any Liability for Willful Breach by Sellers of the terms and provisions of this Agreement or Fraud.

(b) Deposit Escrow Amount.

(i) If this Agreement is terminated by Seller Representative pursuant to Section 8.1(b) (or by any Party in accordance with any other provision of Section 8.1 if at the time of such termination Seller Representative could have terminated this Agreement in accordance with Section 8.1(b)), then Purchaser and Seller Representative shall, within two (2) Business Days after such termination of this Agreement, deliver Joint Written Instructions to each of the Escrow Agents, as applicable, directing the Escrow Agents to distribute the entire Deposit Escrow Amount to Sellers.

(ii) If (i) all of the conditions to the obligations of Sellers and Purchaser to consummate the Transaction set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof), (ii) the Seller Representative has irrevocably confirmed in writing to Purchaser that Sellers are ready, willing and able to consummate the Closing and the Transaction and (iii) Purchaser does not consummate the Closing within three (3) Business Days following the date and time provided in Section 2.4 and Seller Representative terminates this Agreement pursuant to Section 8.1(b), then Purchaser and Seller Representative shall, within two (2) Business Days after such termination of this Agreement, deliver Joint Written Instructions to each of the Escrow Agents directing the Escrow Agents, as applicable, to distribute the entire Deposit Escrow Amount to Sellers.

(iii) If this Agreement is terminated for any reason (other than in the circumstances described in Section 8.2(b)(i) or Section 8.2(b)(ii)), then Purchaser and the Seller Representative shall, within two (2) Business Days after such termination of this Agreement, deliver Joint Written Instructions to each of the Escrow Agents directing the Escrow Agents, as applicable, to distribute the entire Deposit Escrow Amount to Purchaser. For the avoidance of doubt, in no event shall Sellers be entitled to the Deposit Escrow Amount on more than one occasion.

(iv) The Parties acknowledge and agree that (A) the Parties have expressly negotiated the provisions of this Section 8.2(b), (B) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by Sellers, Purchaser and their respective Affiliates) the provisions of this Section 8.2(b) are reasonable, (C) the Deposit Escrow Amount represents a good faith, fair estimate of the damages that Sellers, would suffer in the event of termination of this Agreement and (D) the Deposit Escrow Amount shall be payable as liquidated damages (and not as a penalty) without requiring Sellers or any other Person to prove actual damages.

(v) Subject to Section 8.2(a), Section 8.2(c) and the rights of the Parties pursuant to Section 9.7 and notwithstanding anything to the contrary contained in this Agreement, the right of Sellers to receive the Deposit Escrow Amount pursuant this Section 8.2(b) shall be the sole and exclusive remedy of Sellers for any damages suffered by Sellers in connection with a termination of this Agreement and, in the event the Deposit Escrow Amount is distributed to Sellers, Sellers and their respective Affiliates and Representatives shall be deemed to have fully released and discharged Purchaser and the Purchaser Related Parties from any Liability resulting from the termination of this Agreement or breach hereof and none of Sellers nor any of their respective Affiliates or Representatives shall have any other remedy or cause of action in connection therewith under or relating to this Agreement or any applicable Law. Further, in the event of any breach of this Agreement by Purchaser prior to Closing, subject to Section 8.2(a) and the rights of Sellers pursuant to Section 9.7, the sole and exclusive remedy of Sellers and their Affiliates shall be, if applicable, to (A) terminate this Agreement pursuant to and in accordance with Section 8.1 and (B) receive, if applicable, the Deposit Escrow Amount pursuant to Sections 8.2(b)(i) or 8.2(b)(ii).

(vi) The Parties acknowledge and agree that any Party may pursue both a grant of specific performance under Section 9.7 and seek the Deposit Escrow Amount under this Section 8.2(b); provided that under no circumstances shall any Party be permitted or entitled to receive both a grant of specific performance and the Deposit Escrow Amount in connection with the termination of this Agreement.

(c) Break-Up and Expense Reimbursement Amount.

(i) If:

(1) this Agreement is terminated by Seller Representative or Purchaser pursuant to any of (x) Sections 8.1(d), 8.1(e)(i)(A), 8.1(e)(ii), 8.1(h)(3) or 8.1(i), or (y) Section 8.1(g) if at the time of such termination Purchaser could have terminated this Agreement in accordance with any of Sections 8.1(d), 8.1(e)(i)(A), 8.1(e)(ii), 8.1(h)(3) or 8.1(i), Sellers shall, within two (2) Business Days after such termination of this Agreement and, subject to the approval of the Bidding Procedures Order by the Bankruptcy Court, pay to Purchaser the Stalking Horse Protections, such payment to be made by wire transfer(s) in immediately available Dollars to one or more bank accounts of Purchaser (or any of its Affiliates) designated in writing by Purchaser to Seller Representative; and

(2) this Agreement is terminated by Purchaser pursuant to Section 8.1(c), (x) Sellers shall, within two (2) Business Days after such termination of this Agreement and, subject to the approval of the Bidding Procedures Order by the Bankruptcy Court, pay to Purchaser the Expense Reimbursement, such payment to be made by wire transfer(s) in immediately available Dollars to one or more bank accounts of Purchaser (or any of its Affiliates) designated in writing by Purchaser to Seller Representative, and (y) in the event Sellers enter into a definitive agreement with respect to, or consummate, an Alternative Transaction that would transfer or vest ownership of, economic rights to, or benefits in any material portion of the Purchased Assets or the Business or the Target Entities to any Person other than Purchaser, Reorganized McDermott, or their respective Affiliates on or before the one (1)-year anniversary of the date of such termination, Sellers shall, within two (2) Business Days after the earlier of entry into any such definitive agreement with respect to, or consummation, of any such Alternative Transaction and, subject to the approval of the Bidding Procedures Order by the Bankruptcy Court, pay to Purchaser the Break-Up Fee, such payment to be made by wire transfer(s) in immediately available Dollars to one or more bank accounts of Purchaser (or any of its Affiliates) designated in writing by Purchaser to Seller Representative.

(ii) The Parties acknowledge and agree that (A) the Parties have expressly negotiated the provisions of this Section 8.2(c) and the payment of the Stalking Horse Protections are integral parts of the Transaction, (B) in the absence of Sellers’ obligations to make these payments, Purchaser would not have entered into this Agreement, and (C) the Stalking Horse Protections shall, (1) pursuant to the Bidding Procedures Order, constitute allowed superpriority administrative expense claims pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code and (2) survive the termination of this Agreement. Except with respect to any Willful Breach by Sellers of the terms and provisions of this Agreement or Fraud, to the extent that all amounts due in respect of the Stalking Horse Protections pursuant to this Section 8.2(c) have actually been paid by Sellers to Purchaser as required hereunder, subject to Section 8.2(a), Purchaser and its Affiliates and Representatives shall be deemed to have fully released and discharged Sellers and their respective Affiliates and Representatives from any Liability resulting from the termination of this Agreement or breach hereof and none of Purchaser nor any of its Affiliates or Representatives shall have any other remedy or cause of action under or relating to this Agreement or any applicable Law. Further, in the event of any breach of this Agreement by Sellers prior to Closing, except with respect to any Willful Breach by Sellers of the terms and provisions of this Agreement or Fraud, subject to Section 8.2(a) and the rights of Purchaser pursuant to Section 9.7, the sole and exclusive remedies of Purchaser and its Affiliates shall be, if applicable, to (A) terminate this Agreement pursuant to and in accordance with Section 8.1 and (B) receive, if applicable, any payments payable pursuant to Section 8.2(b)(ii) and Section 8.2(c)(i). Subject to Section 8.2(a) and the rights of Purchaser pursuant to Section 9.7, prior to the Closing, in no event will Sellers or any of their respective Affiliates or Representatives be liable for any monetary damages for any breach of this Agreement, other than any payments, if applicable, as described in the immediately preceding sentence.

(iii) The Parties acknowledge and agree that Purchaser may pursue both a grant of specific performance under Section 9.7 and seek payment of the Stalking Horse Protections under this Section 8.2(c) (and shall be entitled to return of the Deposit Escrow Amount pursuant to Section 8.2(b)(iii)); provided that under no circumstances shall Purchaser be permitted or entitled to receive both a grant of specific performance and payment of the Break-Up Fee and the Expense Reimbursement in connection with the termination of this Agreement.

Section 8.3 Notice of Termination. In the event of termination by Seller Representative or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement pursuant to the notice requirements contained in Section 9.6.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Survival of Representations, Warranties and Agreements; Indemnification; Release; Disclaimer.

(a) Survival.

(i) The representations and warranties of the Parties contained in this Agreement shall not survive the Closing; provided that (i) the Sellers Fundamental Representations and the Purchaser Fundamental Representations shall survive until the date that is six (6) years following the Closing Date, (ii) the Sellers Sufficiency Representations and Excluded Matters shall survive until the later of (A) the date that is one (1) year following Closing and (B) June 30, 2021, (iii) Retained Liabilities shall survive until the date that is three (3) years following the Closing Date and (iv) the representations and warranties of Sellers under Section 3.6 shall survive until the date that is twelve (12) months following the Closing Date unless the exclusions under the R&W Insurance Policy relating to the Unaudited Statements and the Additional Audited Financial Statements are removed prior to the Closing]. The pre-Closing covenants and agreements of the Parties shall survive until the date that is twelve (12) months following the Closing Date. All covenants and agreements that by their terms are to be performed following the Closing shall survive until the date on which such covenant or agreement is fully performed in accordance with the terms hereof.

(ii) Notwithstanding the foregoing, if an indemnification claim or claims are asserted pursuant to this Section 9.1 prior to the expiration of the applicable survival period as provided in this Section 9.1(a) of the representation, warranty or covenant that is the basis for that claim or claims, then those claim(s) shall survive until their final resolution. The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 9.1(a) shall replace any statute of limitations that would otherwise be applicable. Notwithstanding anything to the contrary herein, the limitations in this Section 9.1(a) shall not apply in the case of a claim involving Fraud.

(b) Indemnification by Sellers. Subject to the terms, conditions and limitations set forth in this Section 9.1, from and after the Closing, the Sellers shall, jointly and severally, indemnify, defend, reimburse, protect and hold harmless Purchaser and its Affiliates and their respective directors, officers, employees, managers, members, stockholders, Representatives, agents and the successors and permitted assigns of each of the foregoing (each such person being referred to hereinafter as a “Purchaser Indemnified Person”), from, for and against any and all Losses (without duplication) that they suffer or incur, arising out of, based upon or resulting from any: (i) inaccuracy in or breach of any Sellers Fundamental Representations, (ii) inaccuracy in or breach of the Sellers Sufficiency Representations, (iii) Retained Liabilities, (iv) inaccuracy in or breach of any of the representations and warranties of Sellers contained in Article III (other than the Sellers Fundamental Representations and the Sellers Sufficiency Representations) solely to the extent any such inaccuracy or breach relates to the operations of the Business located in Russia and assuming, solely for purposes of applying this Section 9.1(b)(iv), such representations and warranties of Sellers contained in Article III survived until the date that is three (3) years following the Closing Date (the “Excluded Matters”) and (v) inaccuracy in or breach of any of the representations and warranties of Sellers contained in Section 3.6 (only if such representations and warranties survive the Closing pursuant to Section 9.1(a)(i); provided, that for purposes of Losses described under clause (ii), notwithstanding anything herein to the contrary, Sellers shall, for a period of forty (40) days after the date that Seller Representative has been notified of such Losses, have the opportunity to cure the relevant breach in full satisfaction of Purchaser’s claim by conveying to (or, in the case of intangible assets, granting a license or otherwise securing rights to) Purchaser the Purchased Assets that were not delivered as of the Closing, and which failure resulted in such Losses, free and clear and all Liens, other than Permitted Liens; provided further, that with respect to the Excluded Matters, Sellers shall only be obligated to indemnify the Purchaser Indemnified Persons for Losses in excess of $13,625,000.

(c) Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement,

(i) The maximum amount of indemnifiable Losses which may be recovered by the Purchaser Indemnified Persons from Sellers (x) under clauses (i), (ii) and (iii) of Section 9.1(b) shall be an amount equal to the Closing Purchase Price, and (y) clause (iv) of Section 9.1(b) shall be $68,125,000 and (z) clause (v) of Section 9.1(b) shall be $150,000,000.

(ii) For purposes of indemnification claims pursuant to this Section 9.1, in determining whether there has been a breach of any representation or warranty made by the Sellers in this Agreement or in any certificate related hereto and then calculating the amount of Losses that are the subject matter of such claim for indemnification pursuant to this Section 9.1, the representations and warranties made by the Sellers in this Agreement shall be deemed to have been made without any qualification as to “materiality”, “material adverse effect”, “Material Adverse Effect”, or any other materiality qualifications.

(iii) This Section 9.1 shall not be deemed to limit any rights of any Purchaser Indemnified Person under the R&W Insurance Policy, and Purchaser and the Sellers acknowledge and agree that (i) the claims period and limitations under the R&W Insurance Policy may differ from the terms in this Agreement, but shall have no effect on the indemnification obligations of the Sellers under this Agreement (or absence thereof).

(d) Procedures for Indemnification.

(i) The party making a claim under this Section 9.1 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section 9.1 is referred to as the “Indemnifying Party.” Any Indemnified Party seeking to make a claim for indemnification pursuant to this Section 9.1 (including with respect to a claim by a third party) shall, give to the Indemnifying Party a written notice (the “Claim Notice”) describing in reasonable detail (to the extent known) the facts giving rise to the claim for indemnification hereunder that is the subject of the Claim Notice. The Claim Notice shall include (if and to the extent then known) the amount and basis of such claim. A Claim Notice shall be given promptly following the claimant’s determination that facts or events give rise to a claim for indemnification hereunder; provided that the failure or delay to give such written notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent any defense or claim available to the Indemnifying Party shall have been materially prejudiced by such failure.

(ii) The Indemnifying Party shall have 30 days after the giving of any proper Claim Notice pursuant hereto to (i) agree to the amount set forth in the Claim Notice and to pay or cause to be paid such amount to such Indemnified Party in immediately available funds, or (ii) provide such Indemnified Party with written notice that it disagrees with the amount set forth in the Claim Notice (the “Dispute Notice”). For a period of 30 days after the giving of any Dispute Notice, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within 30 days after the date the Dispute Notice is given, the Indemnifying Party and the Indemnified Party may thereupon proceed to pursue any and all available remedies under this Agreement.

(e) Notwithstanding anything to the contrary contained in Article VI or this Section 9.1, with respect to any amounts due by Sellers to the Purchaser Indemnified Parties, Purchaser shall have the right, but not the obligation, to take any of the following actions: (1) pursue monetary damages or other available remedies against the Sellers and (2) withhold and set off the amount of any indemnification payments to Purchaser Indemnified Parties from any amounts due and payable to Sellers and their Affiliates pursuant to the Strategic Agreement.

(f) Effective as of the Closing, and without limiting the rights of Purchaser or Sellers and their respective Subsidiaries and Affiliates under this Agreement, any Transaction Document (including Article VI and Section 9.1) or any other agreements among the parties hereto or their Affiliates specifically referencing this Agreement, Purchaser, on its own behalf and on behalf of each of its Subsidiaries and Affiliates and their respective successors and assigns, hereby unconditionally and irrevocably waives any and all rights, defenses, claims or causes of action (including rights of contribution) known and unknown, foreseen and unforeseen, that each of Purchaser or any of its Subsidiaries and Affiliates have or may in the future have against any Seller, its Affiliates or any of its or its Affiliates’ respective directors, officers, employees, equityholders or other securityholders, in each case arising by Law or by Contract or otherwise, arising out of, resulting from or relating to the Business, the Purchased Assets or the Assumed Liabilities (except with respect to rights, claims or defenses based on Fraud).

(g) PURCHASER HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE TARGET ENTITIES AND THE BUSINESS, INCLUDING THE OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, SOFTWARE, TECHNOLOGY AND PROSPECTS OF THE TARGET ENTITIES AND THE BUSINESS, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE TARGET ENTITIES FOR SUCH PURPOSE. IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS, AND SELLERS’ REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT (AT THE CLOSING) AND: (A) ACKNOWLEDGES THAT NONE OF THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR

IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES (INCLUDING ANY INFORMATION PROVIDED OR MADE AVAILABLE TO PURCHASER IN ANY “DATA ROOM”, EXCEPT AS PROVIDED IN ARTICLE III OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT (AT THE CLOSING)). EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT (AT THE CLOSING), (I) SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF OR OTHERWISE IN ANY WAY RELATING TO SELLERS, THE TARGET ENTITIES OR THEIR LIABILITIES OR OPERATIONS, OR THE BUSINESS, INCLUDING WITH RESPECT TO VALUE, CONDITION (INCLUDING ENVIRONMENTAL CONDITION) OR PERFORMANCE OR MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR ANY PURPOSE (BOTH GENERALLY OR FOR ANY PARTICULAR PURPOSE) AND WITH RESPECT TO FUTURE REVENUE, PROFITABILITY OR THE SUCCESS OF THE TARGET ENTITIES AND THE BUSINESS AND (II) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, PURCHASER SHALL ACQUIRE THE PURCHASED ASSETS, THE ASSUMED LIABILITIES AND THE BUSINESS WITHOUT ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS THEREOF FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS. SELLERS HEREBY ACKNOWLEDGE THAT, EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE IV, (I) PURCHASER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF OR OTHERWISE IN ANY WAY RELATING TO THE TRANSACTION AND SELLERS HAVE NOT RELIED ON ANY OTHER REPRESENTATIONS OR WARRANTIES AND (II) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY SELLERS.

Section 9.2 Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and the Purchaser Disclosure Schedules, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party to this Agreement shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.

Section 9.3 Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by any Party (whether by operation of law or otherwise) without the prior written consent of the Seller Representative and Purchaser; provided that (a) Purchaser may assign any or all of its rights and obligations hereunder (in whole or in part) to one or more of its Affiliates (but such transfer will not relieve Purchaser of its obligations under this Agreement), and (b) Purchaser may assign any or all of its rights and obligations to any Debt Financing Source as collateral in connection with the Debt Financing, without prior written consent of Sellers. Any attempted assignment in violation of this Section 9.3 shall be void. Subject to the two (2) preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 9.4 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed by each of Purchaser and Seller Representative (and, as set forth in Section 9.5 with respect to the provisions referenced therein, the Debt Financing Sources). By an instrument in writing, Purchaser, on the one hand, or Seller Representative, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 9.5 No Third-Party Beneficiaries. Except as provided in Section 5.9, Section 5.10(b), Section 8.1 (solely with respect to the Consultation Parties), Section 9.14 and Section 9.16, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided that Section 8.2(b)(v), Section 8.2(c), Section 9.3, Section 9.4, this Section 9.5, Section 9.8, Section 9.9 and Section 9.16 shall also be for the benefit of the Debt Financing Sources (it being understood that, notwithstanding anything in this Agreement to the contrary, such provisions and any related definitions may not be amended or waived in a manner adverse in any material respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letters); provided, further that this Section 9.5, shall also be for the benefit of the Consultation Parties (it being understood that, notwithstanding anything in this Agreement to the contrary, the last paragraph of Section 8.1 may not be amended or waived without the prior written consent of the Consultation Parties; provided, further, that in no event shall Purchaser or any of its Affiliates have any liability to or with respect to the Consultation Parties or for any action taken by Sellers with respect to the Consultation Parties under this Agreement or otherwise and Purchaser shall be entitled to rely on Sellers’ instructions with respect thereto.

Section 9.6 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

(i)	if to Purchaser, to

Illuminate Buyer, LLC

c/o The Chatterjee Group

888 Seventh Avenue, 37th Floor

New York, New York 10106

Attention: Purnendu Chatterjee

Email: purnendu.chatterjee@tcgny.com

and to

Illuminate Buyer, LLC

c/o Rhône Capital L.L.C.

12 E. 49th Street, 20th Floor

New York, New York 10017

Attention: M. Allison Steiner

Email: steiner@rhonegroup.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Robert B. Schumer

Brian C. Lavin

Email: rschumer@paulweiss.com

blavin@paulweiss.com

(ii)	if to Sellers, to

McDermott International, Inc.

757 N. Eldridge Parkway

Houston, Texas 77079

Attention:    John M. Freeman

Email: jfreeman@mcdermott.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77007

Attention: Andrew Calder, P.C.

Adam Larson, P.C.

Ahmed Sidik

Email:      andrew.calder@kirkland.com

adam.larson@kirkland.com

ahmed.sidik@kirkland.com

Section 9.7 Specific Performance.

(a) The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Subject to Section 8.2, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

(b) Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Sellers and their Affiliates shall be entitled to specific performance of Purchaser’s obligations to cause the Equity Financing to be funded pursuant to the Equity Commitment Letters and to consummate the Closing only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (in each case, other than those conditions contemplated to be satisfied at the Closing itself, which conditions are capable of being satisfied at Closing), (ii) the proceeds of the Debt Financing have been funded on the terms set forth in the Debt Commitment Letters (or the Debt Financing will be funded at the Closing in accordance with the terms set forth in the Debt Commitment Letters if the Equity Financing is funded at the Closing), (iii) Sellers have irrevocably confirmed in a written notice delivered to Purchaser that if specific performance is granted and the Equity Financing and Debt Financing are funded, Sellers are ready, willing and able for the Closing to occur and to consummate the Transaction and (iv) Purchaser does not consummate the Closing within two (2) Business Days following the date the Closing is required to have occurred pursuant to Section 2.4. In the event that Sellers or their Affiliates seek specific performance of Purchaser’s obligation to cause the Equity Financing to be funded pursuant to the Equity Commitment Letters, Sellers agree that they shall seek specific performance under all of the Equity Commitment Letters collectively and shall not be entitled to specific performance under fewer than all of the Equity Commitment Letters.

Section 9.8 Governing Law and Jurisdiction.

(a) This Agreement is for the benefit of the Parties, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Except as otherwise set forth in the Equity Commitment Letters and subject to Section 9.8(a), without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transaction, and (ii) any and all Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court.

(c) Notwithstanding anything herein to the contrary, in the event the Chapter 11 Cases are closed or dismissed, each of the Parties irrevocably and unconditionally (a) submits to the exclusive personal jurisdiction of the Bankruptcy Court (and, in the case of appeals, appropriate appellate courts therefrom), in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than one of the above-named courts,

(iii) should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named court, or (iv) relating to this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 9.6. Without limiting the foregoing, but subject to the Bankruptcy Rules, each of the parties agrees that it will not bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letters, the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and any Proceeding of any kind or description, whether in law or in equity, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, and makes the agreements, waivers and consents set forth in clauses (a), (b) and (d) above mutatis mutandis but with respect to the courts specified in this sentence.

Section 9.9 Waiver of Jury Trial. EACH PARTY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR INVOLVING ANY DEBT FINANCING SOURCE. NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS, OR THE DEBT COMMITMENT LETTERS OR THE DEBT FINANCING OR INVOLVING ANY DEBT FINANCING SOURCE. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 9.12 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Closing takes place, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants.

Section 9.13 Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules in any dispute or controversy between Sellers and Purchaser as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing in this Agreement (including the Seller Disclosure Schedules or the Purchaser Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or Law. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits to this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Sellers and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by Sellers and Purchaser or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Each obligation of Sellers under this Agreement to cause any Purchased Venture to take, or refrain from taking, any action shall be limited to, but exercised to the fullest extent of the direct or indirect rights of the applicable Target Entity as a member of such Purchased Venture (or its parent) or rights with respect to the Representatives appointed by Sellers or their respective Affiliates to the board of directors, board of managers or similar governing body of such Purchased Venture to cause such Purchased Venture to take, or refrain from taking, any applicable action, subject in all cases to any duties or other obligations set forth in (and solely to the extent the exercise of such rights would not reasonably be expected to result in a breach of) the applicable operating agreement or other governing document of such Purchased Venture or applicable Laws.

Section 9.14 Transaction Privilege.

(a) The Parties hereby acknowledge and agree that each of Baker Botts L.L.P. (“Baker Botts”) and Kirkland & Ellis LLP (“Kirkland”) has represented the Target Entities, Sellers and one or more of their Affiliates, in each case prior to the date of this Agreement, including in connection with the negotiation, documentation and consummation of this Agreement, the other Transaction Documents, and the transactions contemplated by this Agreement, and that Sellers have a reasonable expectation that, after the Closing, each of Baker Botts and Kirkland will, if Sellers so wish, represent them in connection with any pending or possible or threatened Proceeding related to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

(b) Purchaser, on its own behalf and on behalf of its Affiliates, hereby agrees to all of the matters and consents to the potential future representations described in this Section 9.14 and specifically expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Laws or standard of professional responsibility if, after the Closing, Baker Botts or Kirkland represents any Seller in connection with any Proceeding arising under or relating to this Agreement, the Transaction Documents, or the transactions contemplated by this Agreement or the Transaction Documents whether or not such matter is one in which Baker Botts or Kirkland, as applicable, may have previously advised the Sellers.

(c) Each Target Entity, on its own behalf and on behalf of the other Target Entities (which includes those Persons that are or after Closing will be Affiliates of such Target Entity), hereby consents to the disclosure by each of Baker Botts and Kirkland to Sellers or any of their respective Affiliates, directors, members, partners, officers or employees of any information learned by Baker Botts or Kirkland, as applicable, in the course of its representation of Sellers or their respective Affiliates, whether or not such information is subject to attorney client privilege or Baker Botts’ or Kirkland’s, as applicable, duty of confidentiality.

(d) In addition, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, the attorney-client privilege arising from communications prior to the Closing between any one or more of the Sellers and the Target Entities (which, for the avoidance of doubt, includes for purposes hereof any Representatives of Sellers and the Target Entities), on the one hand, and Baker Botts or Kirkland, as applicable, on the other hand, to the extent related to this Agreement or the transactions contemplated by this Agreement, shall be excluded from the assets or any other property, rights, privileges, powers, franchises and other interests held by the Target Entities, that such attorney-client privilege shall be deemed held solely by Sellers, and that no Target Entity shall have any right to assert, waive or otherwise alter any such attorney-client privilege at any time after the Closing. All communications between Sellers or the Target Entities, on the one hand, and Baker Botts or Kirkland, as applicable, on the other hand, relating to the negotiation, documentation and consummation of the Agreement and the transactions contemplated by the Agreement shall be deemed to be privileged and to belong solely to Sellers (and not the Target Entities). The Target Entities, to the fullest extent allowed by Law, agree (i) that no waiver of any privilege or right of the Sellers is intended or will be claimed by any Target Entity as a result of any communications, files, records or other documents being maintained within the records or files, of any Target Entity or otherwise in its possession or control and (ii) no Target Entity will offer into evidence or otherwise attempt to use any such communications, files, records or documents (whether or not so maintained) in any Proceeding arising under or relating to this Agreement and the transactions contemplated hereby and involving Sellers.

(e) Purchaser and its Affiliates (including the Target Entities after the Closing) further covenant and agree that, from and after the Closing, each shall not assert any claim against Baker Botts or Kirkland in respect of legal services provided to the Target Entities, Sellers or their respective Affiliates by Baker Botts or Kirkland in connection with this Agreement or the transactions contemplated hereby.

(f) Purchaser hereby agrees that it shall cause any Person that is or after the Closing an Affiliate of Purchaser to execute any document or instrument reasonably requested from time to time by Seller Representative in order to evidence or effectuate the intentions of the Parties reflected in this Section 9.14.

(g) This Section 9.14 shall be irrevocable, and no term of this Section 9.14 may be amended, waived or modified, without the prior written consent of, respectively, Baker Botts, Kirkland and Seller Representative and the Affiliates of Sellers affected thereby. Each of Baker Botts and Kirkland is specifically made a third-party beneficiary of the provisions of this Section 9.14.

Section 9.15 Disclosure Schedules.

(a) The representations and warranties of Sellers set forth in this Agreement are made and given subject to the disclosures in the Seller Disclosure Schedules. Where a reference is made only to a particular disclosed document, the full contents of the document are deemed to be disclosed. Inclusion of information in the Seller Disclosure Schedules will not be construed as an admission that such information is material to the business, operations of condition (financial or otherwise) of the Business or the Target Entities, in whole or in part, or as an admission of Liability or obligation of Sellers to any third Person. The specific disclosures set forth in the Seller Disclosure Schedules have been organized to correspond to section references in this Agreement to which the disclosure is most likely to relate, together with appropriate cross-references when disclosure is applicable to other sections of this Agreement; provided, however, that any disclosure in any section of the Seller Disclosure Schedules will apply to and will be deemed to be disclosed in any other section of the Seller Disclosure Schedules, so long as the applicability of such disclosure is reasonably apparent on its face.

(b) The representations and warranties of Purchaser set forth in this Agreement are made and given subject to the disclosures in the Purchaser Disclosure Schedules. Where a reference is made only to a particular disclosed document, the full contents of the document are deemed to be disclosed. Inclusion of information in the Purchaser Disclosure Schedules will not be construed as an admission that such information is material, or as an admission of Liability or obligation of Purchaser to any third Person. The specific disclosures set forth in the Purchaser Disclosure Schedules have been organized to correspond to section references in this Agreement to which the disclosure is most likely to relate, together with appropriate cross-references when disclosure is applicable to other sections of this Agreement; provided, however, that any disclosure in any section of the Purchaser Disclosure Schedules will apply to and will be deemed to be disclosed in any other section of the Purchaser Disclosure Schedules, so long as the applicability of such disclosure is reasonably apparent on its face.

Section 9.16 Non-Recourse. No Party shall, and no Party shall cause any other Person to, or permit any of its Representatives to (except in the case of Fraud), (a) assert any claim of any nature whatsoever arising under, or relating to, this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, against any Person other than a party to this Agreement or any Transaction Document (and against such Persons only pursuant to the terms and conditions hereof and thereof), including against any past, present or future Affiliate or Representative of the Target Entities or the heirs, executors, administrators, estates, successors or assigns of any of the foregoing (each, a “Nonparty Affiliate”) or (b) without limiting the generality of clause (a), hold or attempt to hold any Nonparty Affiliate liable for any actual or alleged inaccuracy in, or misstatement or omission with respect to, any information or materials of any kind furnished by any Seller or the Target Entities or any Nonparty Affiliate, or their respective Representatives, concerning the Business, the Target Entities, this Agreement or the transactions contemplated hereby. Notwithstanding any provision of this Agreement to the contrary, (i) each Seller acknowledges and agrees that none of the Sellers or any of their respective Subsidiaries or Affiliates shall have any rights or claims of any kind or description, whether in law, equity, contract, tort or otherwise, against any Debt Financing Source (in its capacity as same) arising out of, relating to or in connection with this Agreement, the Debt Commitment Letters or the transactions contemplated hereby or thereby, and agree that in no event shall any Debt Financing Source (in its capacity as same) have any liability or obligations to any Seller or any of their respective Subsidiaries or Affiliates and their respective Representatives, in each case relating to, arising out of or in connection with this Agreement, the Debt Commitment Letters or the transactions contemplated hereby or thereby and (ii) Purchaser hereby acknowledges and agrees that, except as set forth in the Debt Commitment Letters and the related fee letters and definitive documentation in respect of the Debt Financing and any other express written agreement between Purchaser and/or its Affiliates and any Debt Financing Source relating to the Debt Financing, no Person shall have any rights or claims of any kind or description, whether in law, equity, contract, tort or otherwise, against any Debt Financing Source (in its capacity as same) arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, and agrees that, except as set forth in the Debt Commitment Letters and the related fee letters and definitive documentation in respect of the Debt Financing and any other express written agreement between Purchaser and/or its Affiliates and any Debt Financing Source relating to the Debt Financing, in no event shall any Debt Financing Source (in its capacity as same) have any liability or obligations to any Person arising out of or in connection with this Agreement or the transactions contemplated hereby. This Section 9.16 shall be for the benefit of, and shall be enforceable by, each Nonparty Affiliate and their respective successors, assigns, heirs, executors, administrators and estates and each Debt Financing Source.

Section 9.17 Seller Representative.

(a) By execution hereof, each Seller irrevocably constitutes and appoints McDermott Technology (Americas), Inc. to act as agent and attorney-in-fact for and on its behalf (“Seller Representative”) regarding any matter under this Agreement or otherwise relating to the Transaction, including: (i) delivering and receiving notices, including service of process, with respect to any matter under this Agreement; (ii) executing and delivering any and all documents and taking any and all such actions as shall be required or permitted of Sellers Representative pursuant to this Agreement, including any and all such documents and actions with respect to the final determination of any adjustment of the Closing Purchase Price pursuant to Section 2.11; (iii) providing notice of, demanding, pursuing or enforcing, in its discretion, any claim, including specific performance in accordance with Section 9.7, against Purchaser for a breach of this Agreement; (iv) executing and delivering, on behalf of Sellers, any Contract, agreement, amendment or other document or certificate, including any settlement agreement or release of claims, to effectuate any of the foregoing or as may otherwise be specifically permitted by this Agreement, any such Contract, agreement, amendment or other document or certificate to have the effect of binding Sellers as if each Seller, as applicable, had personally entered into such agreement; (v) taking all such other actions as Seller Representative shall deem necessary or appropriate, in its discretion, for the accomplishment of the foregoing; and (vi) engaging such attorneys, accountants, consultants and other Persons as Seller Representative, in its discretion, deems necessary or appropriate to accomplish any action required or permitted of it hereunder.

(b) Seller Representative will not be liable for any act taken or omitted to be taken as Seller Representative, while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to Seller Representative by Sellers, Purchaser or any third party or any other evidence deemed by Seller Representative to be reliable, and Seller Representative shall be entitled to act on the advice of its selected counsel. Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement or any related document or agreement if Seller

Representative shall have received such advice or concurrence as it deems appropriate with respect to such inaction, or if Seller Representative shall not have been expressly indemnified to its satisfaction against any and all liability and expense that Seller Representative may incur by reason of taking or continuing to take any such action; provided that any such failure or refusal to act shall not relieve Sellers or any of their respective Affiliates from their obligations under this Agreement. Sellers hereby agree, severally and not jointly, to indemnify Seller Representative from any Covered Losses arising out of service in its capacity as Seller Representative hereunder.

(c) Subject to the last sentence of this Section 9.17, from and after the Closing, Purchaser is entitled to deal exclusively with Seller Representative on all matters relating to this Agreement and any related agreements. Sellers shall not have any rights to participate in the resolution of such matters in any manner. A decision, act, consent or instruction of Seller Representative constitutes a decision of Sellers. Such decision, act, consent or instruction is final, binding and conclusive upon each Seller and Purchaser may rely upon any decision, act, consent or instruction of Seller Representative. The appointment and power of attorney made in this Section 9.17 shall to the fullest extent permitted by applicable Law be deemed an agency coupled with an interest and all authority conferred hereby shall to the fullest extent permitted by applicable Law be irrevocable and not be subject to termination by operation of applicable Law, whether by the liquidation or dissolution of any Seller or the occurrence of any other event or events. Notices or communications to or from Seller Representative will constitute notice to or from Sellers.

(d) In the event of the incapacity of Seller Representative or its refusal or failure to act, Seller Representative or his trustee, receiver or personal representative, as applicable, shall promptly designate a substitute and provide its written notice to Sellers of such substitute, which substitute shall from the time of such designation have all the rights and responsibilities of Sellers Representative hereunder, as applicable.

Section 9.18 NO SPECIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT OR OTHERWISE FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, SPECULATIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS, OR DIMINUTION OF VALUE), WHETHER IN TORT (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE), STRICT LIABILITY, BY CONTRACT OR STATUTE; PROVIDED, HOWEVER, THAT, DAMAGES THAT (X) ARE REASONABLY FORESEEABLE CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS OR DIMINUTION OF VALUE, BUT NOT, FOR THE AVOIDANCE OF DOUBT, SPECIAL, PUNITIVE, INDIRECT OR SPECULATIVE DAMAGES) OR (Y) ARE PAYABLE TO A THIRD-PARTY SHALL NOT BE WAIVED.

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IN WITNESS WHEREOF, Sellers and Purchaser have duly executed this Agreement as of the date first written above.

SELLERS:

MCDERMOTT TECHNOLOGY (US), INC.

By:	/s/ Christopher A. Krummel
Name:	Christopher A. Krummel
Title:	Executive Vice President and Chief Financial Officer

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:	/s/ Christopher A. Krummel
Name:	Christopher A. Krummel
Title:	Executive Vice President and Chief Financial Officer

MCDERMOTT TECHNOLOGY, B.V.

By:	/s/ Kimberly J. Wolford
Name:	Kimberly J. Wolford
Title:	Authorized Signatory

J. RAY HOLDINGS, INC.

By:	/s/ Christopher A. Krummel
Name:	Christopher A. Krummel
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Share and Asset Purchase Agreement]

ILLUMINATE BUYER, LLC

By:	/s/ Purnendu Chatterjee
Name:	Purnendu Chatterjee
Title:	Manager

By:	/s/ Patrick Mundt
Name:	Patrick Mundt
Title:	Senior President

Signature Page to Share and Asset Purchase Agreement